Exhibit 99.1

THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT AND THE EXHIBITS ATTACHED HERETO ARE BEING PROVIDED TO THE STOCKHOLDERS OF BELLICUM PHARMACEUTICALS, INC., A DELAWARE CORPORATION, FOR THE PURPOSE OF DISCLOSING RELEVANT INFORMATION ABOUT THE ASSET SALE PROPOSAL, THE DISSOLUTION PROPOSAL AND CERTAIN OTHER RELATED MATTERS DESCRIBED HEREIN. THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT AND THE EXHIBITS ATTACHED HERETO ARE NOT TO BE USED FOR ANY PURPOSE (OTHER THAN THE PURPOSES EXPRESSLY SET FORTH HEREIN).

Bellicum Pharmaceuticals, Inc.

3730 Kirby Drive, Ste. 1200

Houston, TX 77098

Dear Stockholders of Bellicum Pharmaceuticals, Inc.:

You are cordially invited to attend a virtual special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Bellicum Pharmaceuticals, Inc., a Delaware corporation (the “Company,” “Bellicum,” “we,” “us” or “our”), to be held virtually on January 24, 2024, at 8:00 a.m. Pacific Time via live audio webcast on the Internet at http://www.viewproxy.com/BLCM/2024.

The enclosed information statement is being furnished to persons who are stockholders of the Company on December 13, 2023, which is the record date for the Special Meeting. At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt and approve the Asset Purchase Agreement, dated November 21, 2023, and attached to the enclosed information statement as Annex A-1 (such agreement, as amended on December 8, 2023 pursuant to that certain Amendment No. 1 to Asset Purchase Agreement (the “Amendment to Asset Purchase Agreement”) attached to the enclosed information statement as Annex A-2, and as it may be further amended, modified or supplemented from time to time, the “Asset Purchase Agreement”), by and among the Company and The University of Texas M. D. Anderson Cancer Center, an institution of higher education and an agency of the State of Texas (“MDACC”), providing for the sale to MDACC of certain assets, including all rights to each program of research and development related to (a) CaspaCIDe (inducible caspase-9), the Rimiducid-inducible safety switch designed to abrogate high-grade adverse events associated with genetically-modified cell therapies, (b) inducible MyD88/CD40 (iMC), the Rimiducid-inducible activation switch designed to enhance effector cell proliferation and persistence and to resist exhaustion and inhibitory signals, (c) dual-switch GoCAR-T, incorporating both iMC and a modified rapalog-inducible caspase-9 safety switch, and (d) Rimiducid (the “Asset Sale”), which may be deemed under Delaware law to be a sale of substantially all of our assets, and the consummation of the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal”); and (ii) a proposal to approve, subject to approval of the Asset Sale Proposal, the liquidation and dissolution of Bellicum in accordance with Section 275 of the Delaware General Corporation Law (the “Dissolution”) and pursuant to the Plan of Dissolution attached to the enclosed information statement as Annex B (the “Plan of Dissolution”) which, if approved, will authorize Bellicum to liquidate and dissolve in accordance with the Plan of Dissolution (the “Dissolution Proposal”).

Our certificate of designations for our Series 1 preferred stock, Series 2 preferred stock and Series 3 preferred stock provides that (i) if Bellicum liquidates, dissolves or winds up, or effects a deemed liquidation involving the sale of all or substantially all of its assets, the holders of our Series 1 preferred stock, which, as of the date of the enclosed information statement, is the only series of preferred stock outstanding, will have a liquidation preference that would entitle them to receive an aggregate of $45,200,000 before any payments are made to the holders of common stock (“common stock”) or Warrants (as defined in the information statement) (the “Liquidation Preference”), (ii) if Bellicum declares a dividend or other distribution payable upon the then outstanding shares of common stock, the holders of our Series 1 preferred stock will be entitled to the amount of dividends as would be payable in respect of the number of shares of common stock into which such shares of Series 1 preferred stock could be converted (the “Participating Dividend”) and (iii) if Bellicum has not dissolved prior to August 21, 2024, the holders of our Series 1 preferred stock may cause the Company to redeem all or any portion of the Series 1 preferred stock it holds for $100 per share (each, an “Optional Redemption” and collectively, the “Optional Redemptions”).

The Liquidation Preference would likely exceed the amount of any proceeds Bellicum would receive in any asset sale or other sale transaction or transactions involving the Company (including the Asset Sale) or any liquidation, deemed liquidation, dissolution or winding up of the Company. In addition, in the event the Dissolution is not completed prior to August 21, 2024, any Optional Redemptions would reduce the amount of proceeds payable to the holders of our common stock in our liquidating distribution.

Under the terms of the Warrants, the holder of each Warrant is entitled to participate in any dividends or other distributions of assets of the Company to the same extent that such holder would have participated if such holder had held the number of shares of common stock acquirable upon complete exercise of such Warrant.

In order to incentivize the holders of our common stock to approve the Asset Sale and make the proceeds of the Asset Sale available to the holders of common stock and Warrants, the requisite holders of Series 1 preferred stock have (a) waived the Liquidation Preference on behalf of all holders of our preferred stock with respect to the proceeds resulting from the Asset Sale and any distribution thereof to holders of common stock and Warrants and (b) the right to elect any Optional Redemption, provided the Asset Sale is completed. Such waivers only apply insofar as the Asset Sale is completed. If the Asset Sale Proposal and the Dissolution Proposal are approved and the Asset Sale and the Dissolution are completed, the holders of common stock, Warrants and Series 1 preferred stock (for their Participating Dividend) will likely receive liquidating distributions from the proceeds of the Asset Sale (less any outstanding liabilities of Bellicum, including transaction expenses, paid with cash proceeds from the Asset Sale). However, if the Asset Sale Proposal and the Dissolution Proposal are not approved, and Bellicum’s Board of Directors (the “Board of Directors”) decides to otherwise pursue a sale transaction involving, or a dissolution and liquidation of, the Company, it is unlikely that any liquidating distributions will be made to holders of Bellicum’s common stock.

Specifically, if the Asset Sale and the Dissolution are completed and we distribute the full $8.1 million of cash proceeds from the Asset Sale to the holders of our common stock, Warrants and Series 1 preferred stock (for their Participating Dividend) in connection with the Dissolution, we expect that you will receive a distribution of approximately $0.09 for each share of common stock that you own as of the date that the Certificate of Dissolution filed with the Delaware Secretary of State becomes effective, without interest thereon and subject to any applicable withholding taxes required by applicable legal requirements. We reserve the right to satisfy any outstanding liabilities, including transaction expenses, with cash proceeds from the Asset Sale, in which case your distribution described in the previous sentence will likely be less than $0.09 per share.

The Board of Directors unanimously recommends, on behalf of Bellicum, that you vote: (1) “FOR” the approval of the Asset Sale Proposal; and (2) “FOR” the approval of the Dissolution Proposal.

The enclosed information statement provides detailed information about the Special Meeting, the Asset Purchase Agreement and the Asset Sale and the Dissolution and the Plan of Dissolution. Copies of the Asset Purchase Agreement, the Amendment to Asset Purchase Agreement and the Plan of Dissolution are attached as Annex A-1, Annex A-2 and Annex B, respectively, to the information statement. We urge you to read the information statement, the Asset Purchase Agreement and the Plan of Dissolution carefully in their entirety.

The information statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Asset Sale and the Asset Purchase Agreement, and the Dissolution and Plan of Dissolution. You should carefully read and consider the entire enclosed information statement and its annexes, including, but not limited to, the Asset Purchase Agreement and the Plan of Dissolution, as they contain important information about, among other things, the Asset Sale and the Dissolution and how they affect you.

Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote at the meeting your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Asset Sale or the Dissolution unless the Asset Sale Proposal and Dissolution Proposal are approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Bellicum’s capital stock entitled to vote thereon.

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

By order of the Board of Directors,

/s/ Richard A. Fair

Richard A. Fair President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Asset Sale or Dissolution, passed upon the merits or fairness of the Asset Purchase Agreement or the Plan of Dissolution, or passed upon the adequacy or accuracy of the information contained in the accompanying information statement. Any representation to the contrary is a criminal offense.

The enclosed information statement is dated December 14, 2023 and is first being mailed to our stockholders on or about that same day.

Bellicum Pharmaceuticals, Inc.

3730 Kirby Drive, Ste. 1200

Houston, TX 77098

(281) 454-3424

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 24, 2024

Notice is hereby given that a virtual special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Bellicum Pharmaceuticals, Inc., a Delaware corporation (the “Company,” “Bellicum,” “we,” “us” or “our” ), will be held virtually on January 24, 2024, at 8:00 a.m. Pacific Time via live audio webcast on the Internet at http://www.viewproxy.com/BLCM/2024, for the following purposes:

1.          To adopt and approve the Asset Purchase Agreement, dated November 21, 2023 (such agreement, as amended on December 8, 2023 pursuant to that certain Amendment No. 1 to Asset Purchase Agreement and as it may be further amended, modified or supplemented from time to time, the “Asset Purchase Agreement”), by and among the Company and The University of Texas M. D. Anderson Cancer Center, an institution of higher education and an agency of the State of Texas (“MDACC”), providing for the sale to MDACC of certain assets, including all rights to each program of research and development related to (a) CaspaCIDe (inducible caspase-9), the Rimiducid-inducible safety switch designed to abrogate high-grade adverse events associated with genetically-modified cell therapies, (b) inducible MyD88/CD40 (iMC), the Rimiducid-inducible activation switch designed to enhance effector cell proliferation and persistence and to resist exhaustion and inhibitory signals, (c) dual-switch GoCAR-T, incorporating both iMC and a modified rapalog-inducible caspase-9 safety switch, and (d) Rimiducid (the “Asset Sale”), which may be deemed under Delaware law to be a sale of substantially all of our assets, and the consummation of the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal” or “Proposal 1”).

2.          To approve, subject to approval of Proposal 1, the liquidation and dissolution of Bellicum in accordance with Section 275 of the Delaware General Corporation Law (the “Dissolution”) and pursuant to the Plan of Dissolution (the “Plan of Dissolution”) which, if approved, will authorize Bellicum to liquidate and dissolve in accordance with the Plan of Dissolution (the “Dissolution Proposal” or “Proposal 2”).

Stockholders will need the control number included with these materials to attend, vote and otherwise participate at the Special Meeting.

Only stockholders of record as of the close of business on December 13, 2023, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof; provided that, in the case of any adjournment, postponement or delay of the Special Meeting, the Board or an authorized committee thereof may fix a new record date for the Special Meeting in accordance with Delaware law.

Bellicum’s Board of Directors unanimously recommends, on behalf of Bellicum, that you vote: (1) “FOR” the approval of the Asset Sale Proposal; and (2) “FOR” the approval of the Dissolution Proposal.

All stockholders are invited to attend the Special Meeting virtually. Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote virtually, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals without your instructions.

/s/ Richard A. Fair
Richard A. Fair President and Chief Executive Officer Dated: December 14, 2023

Bellicum Pharmaceuticals, Inc.

3730 Kirby Drive, Ste. 1200

Houston, TX 77098

(281) 454-3424

INFORMATION STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 24, 2024

IMPORTANT NOTICE REGARDING THE PROXY MATERIALS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 24, 2024

This information statement is available on the investor relations page of our website at https://ir.bellicum.com/. The information provided on, or accessible through, our website is not part of this information statement, and therefore is not incorporated herein by reference. We intend to mail this information statement on or about December 14, 2023 to all stockholders of record entitled to vote at the Special Meeting.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals without your instructions.

If you are a stockholder of record, voting virtually at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote virtually at the Special Meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone, or (3) vote virtually at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Asset Sale Proposal and the Dissolution Proposal. If the Asset Sale Proposal (as defined below) and the Dissolution Proposal (as defined below) are not approved, and our Board of Directors decides to otherwise pursue sale transactions involving, or a dissolution and liquidation of, the Company, it is unlikely that any liquidating distributions will be made to holders of our common stock.

You should carefully read and consider the entire accompanying information statement and its annexes, including, but not limited to, the Asset Purchase Agreement (as defined below) and the Plan of Dissolution (as defined below), along with all of the documents incorporated by reference into this information statement, as they contain important information about, among other things, the Asset Sale (as defined below) and the Dissolution (as defined below) and how they affect you.

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continued

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QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Asset Sale, the Asset Purchase Agreement, the Dissolution and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this information statement and the annexes to this information statement, including, but not limited to, the Asset Purchase Agreement (as defined below) and the Plan of Dissolution (as defined below), along with all of the documents we refer to in this information statement, as they contain important information about, among other things, the Asset Sale (as defined below) and the Dissolution (as defined below) and how they affect you. You may obtain the information incorporated by reference in this information statement without charge by following the instructions under the caption “Where You Can Find More Information.”

Q:	Why am I receiving this information statement and proxy card or voting instruction form?

A:	On November 21, 2023, Bellicum entered into an Asset Purchase Agreement, dated November 21, 2023 (such agreement, as amended on December 8, 2023 pursuant to that certain Amendment No. 1 to Asset Purchase Agreement (“Amendment to Asset Purchase Agreement”) and as it may be further amended, modified or supplemented from time to time, the “Asset Purchase Agreement”), by and among the Company and The University of Texas M. D. Anderson Cancer Center, an institution of higher education and an agency of the State of Texas (“MDACC”), providing for the sale to MDACC of certain assets, including all rights to each program of research and development related to (i) CaspaCIDe (inducible caspase-9), the Rimiducid-inducible safety switch designed to abrogate high-grade adverse events associated with genetically-modified cell therapies, (ii) inducible MyD88/CD40 (iMC), the Rimiducid-inducible activation switch designed to enhance effector cell proliferation and persistence and to resist exhaustion and inhibitory signals, (iii) dual-switch GoCAR-T, incorporating both iMC and a modified rapalog-inducible caspase-9 safety switch, and (iv) Rimiducid (the “Asset Sale”), which may be deemed under Delaware law to be a sale of substantially all of our assets.

Upon completion of the Asset Sale, Bellicum intends complete the Dissolution (as defined below). In order to complete the Asset Sale and the Dissolution, the Asset Sale Proposal (as defined below) and the Dissolution Proposal (as defined below) must be approved by a majority of the voting power of all outstanding shares of Bellicum’s capital stock entitled to vote thereon (including Bellicum’s common stock, the “common stock”) at the Special Meeting of the stockholders that was duly called and held.

You are receiving this information statement and proxy card or voting instruction form in connection with the solicitation of proxies by Bellicum’s Board of Directors (the “Board of Directors”) for use at the Special Meeting because you have been identified as a holder of Bellicum common stock as of the close of business on December 13, 2023, the record date (the “Record Date”) for the Special Meeting. This information statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Bellicum’s common stock with respect to such matters.

Bellicum’s Board of Directors unanimously recommends, on behalf of Bellicum, that you vote: (1) “FOR” the approval of the Asset Sale Proposal (as defined below); and (2) “FOR” the approval of the Dissolution Proposal (as defined below).

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held virtually on January 24, 2024, at 8:00 a.m. Pacific Time via live audio and webcast on the Internet at http://www.viewproxy.com/BLCM/2024.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to consider and vote on:

•	a proposal to adopt and approve the Asset Purchase Agreement and the Asset Sale, which may be deemed under Delaware law to be a sale of substantially all of our assets, and the consummation of the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal” or “Proposal 1”); and

•	a proposal to approve, subject to approval of the Asset Sale Proposal, the liquidation and dissolution of Bellicum pursuant to Section 275 of the Delaware General Corporation Law (the “Dissolution”) and pursuant to the Plan of Dissolution (the “Plan of Dissolution”) which, if approved, will authorize Bellicum to liquidate and dissolve in accordance with the Plan of Dissolution (the “Dissolution Proposal” or “Proposal 2”).

Q:	Who is entitled to vote at the Special Meeting?

A:	Holders of any share(s) of common stock issued and outstanding as of the Record Date are entitled to receive notice of, and to vote at, the Special Meeting. Each holder of Bellicum common stock is entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each share of Bellicum common stock that such holder owned on the Record Date. If you are a beneficial owner, you will need to contact your broker, bank or other nominee to obtain a legal proxy to vote at the Special Meeting.

Q:	May I attend the Special Meeting virtually and vote at the Special Meeting?

A:	Stockholders of Record and Beneficial Owners. Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. If you are a stockholder of record, you do not need to do anything in advance to attend and/or vote your shares at the Special Meeting, but you will need to use your control number on your proxy card to log into the live audio webcast on the Internet at http://www.viewproxy.com/BLCM/2024. If you are a beneficial owner, who does not have a control number, you should contact your broker, bank or other nominee regarding instructions to attend the Special Meeting., including any requirement to obtain a legal proxy. We encourage you to access the Special Meeting before it begins. Online check-in will start approximately fifteen (15) minutes before the Special Meeting is scheduled to begin at 7:45 a.m. Pacific Time on January 24, 2024.

Each holder of Bellicum common stock is entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share of Bellicum common stock that such holder owned on the Record Date.

Attending the Special Meeting as a Guest. Guests may enter the Special Meeting in “listen-only” mode by entering the Special Meeting via the live audio webcast on the Internet at http://www.viewproxy.com/BLCM/2024 and entering the information requested in the “Guest Login” section. Guests will not have the ability to vote or ask questions at the Special Meeting.

Q:	Who can I contact if I want assistance voting my shares?

A:	If you want assistance voting your shares or determining the steps you should take in order to vote your shares, please call Alliance Advisors LLC at (844) 984-3716, which is a dedicated line for Bellicum’s stockholders. Should you need it, Alliance Advisors LLC’s mailing address is 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003.

Q:	What will happen if the Asset Sale Proposal is approved?

A:	If the Asset Purchase Agreement is adopted and Bellicum and MDACC consummate the Asset Sale, MDACC will thereby acquire the Transferred Assets (as defined in the Section titled “Proposal 1: The Asset Sale Proposal”), which may be deemed under Delaware law to be a sale of substantially all of our assets. Our certificate of designations for our Series 1 preferred stock, Series 2 preferred stock and Series 3 preferred stock provides that (i) if Bellicum liquidates, dissolves or winds up, or effects a deemed liquidation involving the sale of all or substantially all of its assets, the holders of our Series 1 preferred stock, which, as of December 13, 2023, is the only series of preferred stock outstanding, will have a liquidation preference that would entitle them to receive an aggregate of $45,200,000 before any payments are made to the holders of common stock or Warrants (as defined below) (the “Liquidation Preference”), (ii) if Bellicum declares a dividend or other distribution payable upon the then outstanding shares of common stock, the holders of Series 1 preferred stock will be entitled to the amount of dividends as would be payable in respect of the number of shares of common stock into which such shares of Series 1 preferred stock could be converted (the “Participating Dividend”) and (iii) if Bellicum has not dissolved prior to August 21, 2024, the holders of our Series 1 preferred stock may cause the Company to redeem all or any portion of the Series 1 preferred stock it holds for $100 per share (each, an “Optional Redemption” and collectively, the “Optional Redemptions”).

The Liquidation Preference would likely exceed the amount of any proceeds Bellicum would receive in any asset sale or other sale transaction or transactions involving the Company (including the Asset Sale) or any liquidation, deemed liquidation, dissolution or winding up of the Company. In addition, in the event the Dissolution is not completed prior to August 21, 2024, any Optional Redemptions would reduce the amount of proceeds payable to the holders of our common stock in our liquidating distribution.

Under the terms of the Warrants, the holder of each Warrant is entitled to participate in any dividends or other distributions of assets of the Company to the same extent that such holder would have participated if such holder had held the number of shares of common stock acquirable upon complete exercise of such Warrant.

In order to incentivize the holders of our common stock to approve the Asset Sale and make the proceeds of the Asset Sale available to the holders of common stock and Warrants, the requisite holders of Series 1 preferred stock have (a) waived the Liquidation Preference (the “Liquidation Preference Waiver”) with respect to the proceeds resulting from the Asset Sale and any distribution thereof to holders of common stock and Warrants and (b) the right to elect any Optional Redemption, provided the Asset Sale is completed (the “Redemption Waiver”). Such waivers only apply insofar as the Asset Sale is completed. If the Asset Sale Proposal and the Dissolution Proposal are approved and the Asset Sale and the Dissolution are completed, the holders of common stock, Warrants and Series 1 preferred stock (for their Participating Dividend) will likely receive liquidating distributions (less any outstanding liabilities of Bellicum, including transaction expenses, paid with cash proceeds from the Asset Sale). However, if the Asset Sale Proposal and the Dissolution Proposal are not approved, and the Board of Directors decides to otherwise pursue a sale transaction involving, or a dissolution and liquidation of, the Company, it is unlikely that any liquidating distributions will be made to holders of Bellicum’s common stock.

“Warrants” means the following: (i) Pre-Funded Common Stock Warrants issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of December 4, 2021; (ii) Warrants to Purchase Common Stock issued by the Company pursuant to that that certain Securities Purchase Agreement, dated as of December 4, 2021; (iii) Warrants to Purchase Common Stock issued by the Company pursuant to that certain Underwriting Agreement, dated as of October 29, 2020; and (iv) Warrants to Purchase Common Stock or Series 1 Preferred Stock issued by the Company pursuant to that certain Underwriting Agreement, dated as of August 16, 2019.

Q:	If the Asset Sale Proposal and the Dissolution Proposal are approved, what should I expect to receive for my shares of common stock?

A:	If the Asset Sale Proposal and the Dissolution Proposal are approved and the Asset Sale and the Dissolution are completed and we distribute the full $8.1 million of cash proceeds from the Asset Sale to the holders of our common stock, Warrants and Series 1 Preferred Stock (for their Participating Dividend) in connection with the Dissolution, we expect that you will receive a distribution of approximately $0.09 for each share of common stock that you own as of the date that the Certificate of Dissolution filed with the Delaware Secretary of State becomes effective (the “Effective Date”), without interest thereon and subject to any applicable withholding taxes required by applicable legal requirements. We reserve the right to satisfy any outstanding liabilities, including transaction expenses, with cash proceeds from the Asset Sale, in which case your distribution described in the previous sentence will likely be less than $0.09 per share.

Q:	What will happen if the Dissolution Proposal is approved?

A:	If the Dissolution Proposal is approved, we will file a Certificate of Dissolution with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), complete the liquidation of our remaining assets, satisfy our remaining obligations, including transaction expenses, and make distributions to stockholders of available liquidation proceeds, if any. After our known liabilities have been paid to the full extent possible, and our remaining assets, if any, have been distributed to the holders of our capital stock and Warrants, such holders shall surrender any and all certificates representing the stock of Bellicum and shall have no further rights against Bellicum, whether arising out of each such holder’s status as a holder of capital stock or Warrants or as a creditor of Bellicum. Following the filing of a Certificate of Dissolution, Bellicum’s share transfer books shall be closed and capital stock and stock certificates evidencing capital stock will be treated as no longer being outstanding.

Q:	Will I get a liquidating distribution if the Asset Sale Proposal and Dissolution Proposal are not approved?

A:	If the Asset Sale Proposal and the Dissolution Proposal are not approved, Bellicum will continue to look at strategic alternatives. If the Board of Directors decides to otherwise pursue sale transactions involving, or a dissolution and liquidation of, the Company, it is unlikely that any liquidating distributions will be made to holders of our common stock.

Q:	What will stockholders receive in the liquidation?

A:	Pursuant to the Plan of Dissolution, and giving effect to the Liquidation Preference Waiver and the resulting distribution of the cash proceeds of the Asset Sale (less any outstanding liabilities, including transaction expenses, paid with cash proceeds from the Asset Sale) to the holders of common stock, Warrants and Series 1 preferred stock (for their Participating Dividend), we intend to liquidate all of our remaining non-cash assets and, after satisfying or making reasonable provision for the satisfaction of claims, obligations and liabilities as required by applicable law (including transaction expenses), distribute any remaining properties and assets and any remaining funds to holders of our Series 1 preferred stock as of the Effective Date. Such distributions will be made according to the relevant provisions of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Certificate of Designations, Preferences and Rights of Series 1 Redeemable Convertible Non-Voting Preferred Stock, Series 2 Redeemable Convertible Non-Voting Preferred Stock and Series 3 Redeemable Convertible Non-Voting Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on August 19, 2019 (the “Certificate of Designations”) after giving effect to the Liquidation Preference Waiver. After giving effect to the Liquidation Preference Waiver and distributing the cash proceeds of the Asset Sale (less any outstanding liabilities, including transaction expenses, paid with cash proceeds from the Asset Sale) to the holders of common stock, Warrants and Series 1 preferred stock (the latter due to their Participating Dividend and taking into account the Liquidation Preference Waiver), and providing the requisite distributions from proceeds of our remaining assets to the holders of Series 1 preferred stock, anything left over would be distributed to the holders of common stock and Warrants, which we expect to be zero.

Many of the factors influencing the amount of cash distributed to stockholders as a liquidation distribution cannot be currently quantified with certainty and are subject to change. Accordingly, you will not know the exact amount of any liquidating distributions you may receive as a result of the Dissolution when you vote on the Dissolution Proposal. You may receive no distribution at all. However, the completion of the Asset Sale and the Dissolution will result in your best chance for the largest distribution on your common stock based on the information known to Bellicum at this time.

Q:	When will stockholders receive payment of any available liquidation proceeds?

A:	Although we are not able to predict with certainty the precise nature, amount or timing of distributions, if any, to the extent we have available cash, we expect to make an initial distribution as soon as reasonably practicable following the Effective Date. We are not able to predict with certainty the precise nature, amount or timing of any distributions, primarily due to our inability to predict the amount that we will expend during the course of the liquidation and the net value, if any, of our remaining non-cash assets. Subject to contingencies inherent in winding up our business, we intend to authorize any distributions as promptly as reasonably practicable in our best interests and the best interests of stockholders. In any liquidation of the Company, the claims of secured and unsecured creditors of the Company take priority over the stockholders.

Q:	What happens to my shares of stock after the Dissolution of Bellicum?

A:	After all liabilities of the Company have been paid or provided for to the full extent possible, and the remaining assets of the Company, if any, have been distributed to the Company’s stockholders and holders of Company warrants pursuant to the terms of such securities, the stockholders shall surrender for cancellation any and all certificates representing the stock of the Company and shall have no further rights against the Company, whether arising out of each stockholder’s status as a stockholder or as a creditor of the Company.

Q:	Will I owe any U.S. federal income taxes as a result of the Dissolution?

A:	Distributions made in respect of common stock pursuant to the Plan of Dissolution are intended to be treated as received by a stockholder in exchange for the stockholder’s shares of our common stock and could result in a U.S. federal income tax liability to the stockholder. For a more detailed discussion, see the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Dissolution” of this information statement. You should consult your tax advisor as to the particular tax consequences of the Dissolution to you, including the applicability of any U.S. federal, state and local and non-U.S. tax laws.

Q:	Can I still sell my shares?

A:	Yes, for a limited period of time, but on or following the Effective Date, we will close our stock transfer books (such time, the “Final Record Date”). Following the Final Record Date, certificates representing shares of our common stock will be treated as no longer outstanding and will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates.

Q:	Do I have appraisal rights?

A:	No. Under the Delaware General Corporation Law (“DGCL”), stockholders are not entitled to assert appraisal rights with respect to the Asset Sale or the Dissolution.

Q:	When do you expect the Asset Sale to be completed?

A:	We are working toward completing the Asset Sale as quickly as possible. In order to complete the Asset Sale and implement the Dissolution in accordance with the Plan of Dissolution, Bellicum must obtain the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Bellicum’s capital stock entitled to vote thereon, and the other closing conditions under the Asset Purchase Agreement must be satisfied or waived. Assuming timely satisfaction of the necessary closing conditions, including the approval by stockholders of the Asset Sale Proposal, we currently anticipate that the Asset Sale will be consummated in the first quarter of 2024, although, since the Asset Sale is subject to a number of closing conditions, Bellicum cannot assure completion by a particular date, if at all.

Q:	What happens if the Asset Sale Proposal is not approved?

A:	If the Asset Sale Proposal is never approved, the Asset Sale will not be completed, Bellicum will not implement the Dissolution pursuant to the Plan of Dissolution, and our common stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Bellicum’s common stock pursuant to the Plan of Dissolution. In such a scenario, the Board of Directors would continue to consider our strategic alternatives. Such strategic alternatives may include pursuing other asset sales, otherwise dissolving and liquidating the Company, and/or making the appropriate filings with the SEC to discontinue our obligation to file periodic reports under the Securities Exchange Act of 1934 (the “Exchange Act”). If the Board of Directors in such scenario decides to otherwise pursue a sale transaction involving, or a dissolution and liquidation of, Bellicum, because of the $45,200,000 Liquidation Preference and Optional Redemptions applicable to our Series 1 preferred stock, it is unlikely that any liquidating distributions would be made to holders of Bellicum’s common stock.

Q:	What vote is required to approve the Asset Sale Proposal and the Dissolution Proposal?

A:	The affirmative vote of the holders of a majority of the voting power of all outstanding shares of Bellicum’s capital stock entitled to vote thereon is required to approve the Asset Sale Proposal and the Dissolution Proposal.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the Asset Sale Proposal and the Dissolution Proposal. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the Asset Sale Proposal and the Dissolution Proposal. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the Asset Sale Proposal and the Dissolution Proposal.

Q:	How many shares are needed to constitute a quorum?

A:	The presence, by remote communication or by proxy duly authorized, of the holders of a majority of the outstanding shares of Bellicum’s capital stock entitled to vote shall constitute a quorum for the transaction of business at the Special Meeting. Your shares of common stock will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee), if you vote at the meeting or if you attend the Special Meeting but abstain from voting. The Special Meeting may be adjourned whether or not a quorum is present. If you hold your shares in “street name” and do not give any instruction to your broker, bank or other nominee as to how your shares should be voted at the Special Meeting, those shares will not be entitled to vote on any proposal at the Special Meeting and will not be counted for purposes of establishing a quorum.

As of the close of business on December 13, 2023, the Record Date for the Special Meeting, there were 11,833,280 shares of common stock outstanding.

Q:	What happens if a quorum is not present or there are not sufficient votes to approve the Asset Sale or the Dissolution?

A:	Because the completion of the Asset Sale and the Dissolution will result in our common stockholders’ best chance for the largest distribution on their common stock based on the information known to Bellicum at this time, in the event that we do not receive valid proxies (i) from the requisite number of stockholders to establish a quorum at the Special Meeting and (ii) authorizing the proxyholders to, in the aggregate, vote a majority of the voting power of the outstanding shares of our capital stock entitled to vote thereon in favor of each of the Asset Sale Proposal and the Dissolution Proposal, Bellicum intends to adjourn the Special Meeting and the Board of Directors intends to authorize, sell and issue one or more shares of preferred stock of Bellicum, which will entitle the holders thereof to a number of votes that will enable both a quorum to exist at the adjourned Special Meeting and the approval at the adjourned Special Meeting of the Asset Sale Proposal and the Dissolution Proposal by the requisite stockholders (the “Super-Voting Share”). Following the issuance of the Super-Voting Share, if applicable, information regarding the date and time and other logistical matters regarding the adjourned Special Meeting will be provided or made available to stockholders, the adjourned Special Meeting will be held, and the Asset Sale Proposal and the Dissolution Proposal will be submitted to the stockholders for approval at the adjourned Special Meeting.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors unanimously recommends that Bellicum stockholders vote:

•	“FOR” the approval of the Asset Sale Proposal; and

•	“FOR” the approval of the Dissolution Proposal.

For a discussion of the factors that the Board of Directors considered in determining to recommend that you vote to approve the Asset Sale Proposal and the Dissolution Proposal, please see the sections captioned “The Asset Sale and the Dissolution – Background and Reasons for the Asset Sale” and “The Asset Sale and the Dissolution – Background and Reasons for the Dissolution,” respectively. In addition, when considering the recommendation of the Board of Directors, you should be aware that some of Bellicum’s directors and executive officers may have interests in the Asset Sale that are different from, or in addition to, the interests of stockholders more generally.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?

A:	If you abstain from voting, that abstention will have the same effect as if you voted “AGAINST” the Asset Sale Proposal and the Dissolution Proposal. However, abstentions are counted as shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting.

Failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will also count as a vote “AGAINST” the Asset Sale Proposal and the Dissolution Proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the Asset Sale Proposal or the Dissolution Proposal, if a beneficial owner of shares of common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of such proposals, but gives no instruction as to one or more of such other proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares on all of the proposals.

Q:	What do I need to do now?

A:	You should carefully read and consider this entire information statement and the annexes to this information statement, including, but not limited to, the Asset Purchase Agreement (Annex A-1), the Amendment to Asset Purchase Agreement (Annex A-2) and the Plan of Dissolution (Annex B), along with all of the documents that we refer to in this information statement, as they contain important information about, among other things, the Asset Sale and the Dissolution and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this information statement and your proxy card have been sent directly to you by Bellicum.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this information statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record under the Exchange Act. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. Because of the non-routine nature of the proposals at the Special Meeting, your broker, bank or other nominee is not authorized to vote your shares on any proposal without instructions from you. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares virtually at the Special Meeting unless you have obtained a legal proxy from your broker, bank or other nominee authorizing you to vote your shares.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” approval of the Asset Sale Proposal and the Dissolution Proposal.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of common stock are registered directly in your name with Equiniti Trust Company, LLC, our transfer agent), there are four (4) ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	by attending the Special Meeting virtually and voting at the meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock virtually at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote virtually, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	If you are a stockholder of record entitled to vote at the Special Meeting, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary of Bellicum at Bellicum Pharmaceuticals, Inc., Attn: Corporate Secretary, 3730 Kirby Drive, Suite 1200, Houston, TX 77098, by 11:59 p.m. Pacific Time on January 23, 2024; or

•	attending the Special Meeting and voting virtually. Attending the Special Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically vote at the virtual Special Meeting in order for your previous proxy to be revoked.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote virtually at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person to vote your shares of common stock. The document used to designate a proxy to vote your shares of common stock is called a “proxy card.”

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (i) “FOR” the Asset Sale Proposal; and (ii) “FOR” the Dissolution Proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:	Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this information statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Special Meeting?

A:	If available, Bellicum may announce preliminary voting results at the conclusion of the Special Meeting. Bellicum intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting or via press release. All reports that Bellicum files with the SEC are publicly available when filed. For more information, please see the section of this information statement captioned “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements which include, but are not limited to, all statements that do not relate solely to historical or current facts, such as statements regarding the Bellicum’s expectations, intentions or strategies regarding the future, or the completion or effects of the Asset Sale and the Dissolution. In some cases, these statements include words like: “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Bellicum’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the parties to consummate the Asset Sale, satisfaction of closing conditions precedent to the consummation of the Asset Sale, potential delays in consummating the Asset Sale, the ability of Bellicum to timely execute the Dissolution, the execution costs to Bellicum of the Asset Sale and the Dissolution, the extent of other liabilities that Bellicum will be required to satisfy or reserve for in connection with the Dissolution, and the impact of these costs and other liabilities on the cash, property and other assets available for distribution to Bellicum’s stockholders in the Dissolution, the amount of cash (if any) that will be distributed to holders of common stock in connection with the Asset Sale and the Dissolution, outcomes to stockholders of the Asset Sale Proposal and/or the Dissolution proposal are not approved by the requisite stockholders at the Special Meeting, and Bellicum’s potential issuance of the Super-Voting Share and its effects. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included in this information statement and under the caption “Risk Factors” and elsewhere in Bellicum’s most recent filings with the SEC, including Bellicum’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this information statement are made only as of the date hereof. Bellicum assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

RISK FACTORS

In deciding how and whether to vote, you should carefully consider the following risk factors and all of the information contained in or incorporated by reference into this information statement, including but not limited to, the matters addressed in the section of this information statement entitled “Forward-Looking Statements” and Bellicum’s most recent filings with the SEC (including under the caption “Risk Factors” in these filings), including Bellicum’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time. In addition, you should keep in mind that the risks described below and under the caption “Risk Factors” in Bellicum’s most recent filings with the SEC are not the only risks that are relevant to your voting decision. The risks described below and under the caption “Risk Factors” in Bellicum’s most recent filings with the SEC are the risks that we currently believe are the material risks of which our stockholders should be aware in connection with their consideration of the Asset Sale Proposal and the Dissolution Proposal. Nonetheless, additional risks that are not presently known to us, or that we currently believe are not material, may also prove to be important.

The announcement and pendency of the Asset Sale and the Dissolution, whether or not consummated, may adversely affect our business.

The announcement and pendency of the Asset Sale and the Dissolution, whether or not consummated, may adversely affect the trading price of our common stock, our business or our relationships with our consultants and other third parties, including our suppliers and manufacturers. In addition, pending the completion of the Asset Sale and the Dissolution, any of our consultants, including Mr. Richard Fair and Ms. Charity Scripture, may terminate their engagement with us on short notice and the loss of the services of any of our consultants could substantially harm our ability to complete the Asset Sale and the Dissolution.

Our stockholders may not approve the Asset Sale or the Dissolution, and even if they do, we may not be successful in completing the Asset Sale or otherwise selling our clinical assets and programs, which would decrease the amount of cash available to distribute to our stockholders.

The consummation of the Asset Sale is subject to the satisfaction or waiver of various conditions, including the approval of the Asset Sale Proposal by our stockholders. We cannot guarantee that the closing conditions set forth in the Asset Purchase Agreement will be satisfied. If we are unable to satisfy the closing conditions in MDACC’s favor or if other mutual closing conditions are not satisfied, MDACC will not be obligated to complete the Asset Sale. In the event that the Asset Sale is not completed, the announcement of the termination of the Asset Purchase Agreement may adversely affect the trading price of our common stock, our business or our relationships with our consultants and other third parties, including our suppliers and manufacturers.

In addition, if the Asset Sale is not completed, our Board of Directors, in discharging its fiduciary obligations to our stockholders, may evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our stockholders as the Asset Sale and may not result in any definitive transaction or enhance stockholder value. Any future sale of substantially all of the assets of Bellicum or certain other transactions may be subject to further stockholder approval.

Even if the Asset Sale is consummated, it should not be assumed that there will be sufficient proceeds from the consummation of the Asset Sale to make any distribution or other return of capital to the holders of common stock of the Company.

A portion of the proceeds from the consummation of the Asset Sale may be used to pay expenses relating to the Asset Sale and certain other liabilities and obligations of the Company, including certain consultant obligations. To the extent our liabilities, other obligations and expenses or claims against us, together with other currently unknown potential liabilities that may become known at a later date, such as potential stockholder litigation, are higher than we currently anticipate or larger contingency reserves are established, the amount available for distribution to our stockholders will be diminished and it is possible that our stockholders will receive no liquidating distribution.

Additionally, the Certificate of Designations provides that (i) if the Company liquidates, dissolves or winds up, or effects a deemed liquidation involving the sale of all or substantially all of its assets, the holders of our Series 1 preferred stock will have the Liquidation Preference which, as of September 30, 2023, would entitle the holders of our Series 1 preferred stock, which was the only series of Company preferred stock outstanding as of such date, to receive an aggregate of $45,200,000 before any payments are made to holders of the Company’s common stock, (ii) if the Company declares a dividend or other distribution payable upon the then outstanding shares of common stock, the holders of our Series 1 preferred stock will be entitled to their Participating Dividend and (iii) on and after August 21, 2024, any holder of our Series 1 preferred stock may elect to cause an Optional Redemption.

The Liquidation Preference would likely exceed the amount of any and all proceeds we would receive in any asset sale or other sale transaction involving us, including the Asset Sale, or our liquidation, deemed liquidation, dissolution or winding-up.

Under the terms of the Warrants, the holder of each Warrant is entitled to participate in any dividends or other distributions of assets of the Company to the same extent that such holder would have participated if such holder had held the number of shares of common stock acquirable upon complete exercise of such Warrant.

In order to incentivize our stockholders to approve the Asset Sale and the Dissolution and make the cash proceeds of the Asset Sale (less any of our outstanding liabilities, including transaction expenses, paid with cash proceeds from the Asset Sale) available to holders of our common stock, Warrants and Series 1 preferred stock (for their Participating Dividend), concurrently with the execution and delivery of the Asset Purchase Agreement, we and the requisite holders of Series 1 preferred stock entered into that certain Waiver Agreement, dated November 21, 2023, by and between Bellicum and the stockholders listed therein (the “Waiver Agreement”), pursuant to which such holders of Series 1 preferred stock, on behalf of all holders of preferred stock, have, among other things, waived the Liquidation Preference with respect to the proceeds resulting from the Asset Sale and any distribution thereof in preference to the holders of common stock and Warrants and, subject to the consummation of the Asset Sale, the right to elect any Optional Redemption (collectively, the “Preferred Stockholder Waivers”).

The effect of the Preferred Stockholder Waivers is that the holders of our common stock, Warrants and Series 1 preferred stock (for their Participating Dividend) will likely receive liquidating distributions from the cash proceeds of the Asset Sale (less any outstanding liabilities, including transaction expenses, paid with cash proceeds from the Asset Sale), which they would otherwise not receive because, without the Preferred Stockholder Waivers, the entirety of the proceeds of the Asset Sale would be applied to the Liquidation Preference. The Preferred Stockholder Waivers will only apply if the Asset Sale Proposal is approved by our stockholders and the Asset Sale is consummated.

If our stockholders do not approve the Asset Sale and/or the Dissolution and the Company otherwise dissolves, it is unlikely that any liquidating distributions will be made to the holders of our common stock and Warrants, which would result in a total loss of investment for holders of our common stock and Warrants.

Even if our stockholders approve the Asset Sale and the Dissolution, we may not be successful in completing the Asset Sale or the sale of our remaining clinical assets and programs. We may also incur significant expenses in connection with the Asset Sale and/or the sale of our remaining clinical assets and programs. If we are otherwise unsuccessful in completing the Asset Sale or the sale of our remaining clinical assets and programs we may have less remaining cash available for use in our business, and any liquidating distributions to our stockholders may be diminished (including to zero) or delayed.

Even if the Asset Sale is consummated, and the Board of Directors approves a dividend or other distribution to the stockholders, the amount and timing of distribution may be uncertain.

The Asset Sale and the Dissolution are subject to the approval of our stockholders. If our stockholders do not approve the Asset Sale or the Dissolution, it is likely that no liquidating distributions will be made to the holders of our common stock and Warrants, which would result in a total loss of investment for holders of our common stock and Warrants. The holders of our common stock, Warrants and Series 1 preferred stock (for their Participating Dividend) will likely receive liquidating distributions from the cash proceeds of the Asset Sale (less any outstanding liabilities, including transaction expenses, paid with cash proceeds from the Asset Sale), which they would otherwise not receive because, without the Preferred Stockholder Waivers, the entirety of the proceeds of the Asset Sale would be applied to the Liquidation Preference. The Preferred Stockholder Waivers will only apply if the Asset Sale Proposal is approved by our stockholders and the Asset Sale is consummated.

Although the Board of Directors has not established a firm timetable for paying any liquidating distributions to any common stockholders, assuming our stockholders approve the Asset Sale and the Dissolution, we intend, subject to contingencies inherent in winding down our business, to make such liquidating distributions, if any, as promptly as practicable as creditor claims and contingent liabilities are paid or settled. However, we are currently unable to predict the precise timing of any such liquidating distributions or whether any liquidating distributions will occur at all. The timing of any such liquidating distributions will depend on and could be delayed by, among other things, the timing of sales of our non-cash assets and claim settlements with creditors. Additionally, a creditor could seek an injunction against the making of such distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for such distribution to our stockholders.

The amount of any liquidating distribution or other payment to the Company’s stockholders may be subject to uncertainties. We cannot assure you of the exact amount or timing of such distributions or other payment. The amount and timing of any distribution other payment to our stockholders may depend on, among other things, the following factors:

•	whether any potential claimants against us and currently unknown to us could present claims relating to our pre-dissolution operations that we may ultimately have to satisfy;

•	costs we may have to incur to defend new claims and claims existing as of the date of this information statement;

•	the payment of expenses to be incurred by the Company following the consummation of the Asset Sale;

•	the payment of expenses incurred in connection with the Asset Sale;

•	the amounts that we will need to pay for general administrative and overhead costs and expenses following the consummation of the Asset Sale;

•	the cost and expense that we may incur in connection with any stockholder litigation;

•	the cost and expense that we may incur in connection with certain payment obligations to consultants of the Company;

•	the costs attendant on us as a publicly held reporting company under SEC regulations, including legal and auditing fees; and

•	how much of our funds we will be required to reserve to provide for contingent liabilities, and how long it may take to finally determine whether and how much of those liabilities may have to be paid.

If the Asset Sale and the Dissolution are completed and we distribute the full $8.1 million of cash proceeds from the Asset Sale to the holders of our common stock, Warrants and Series 1 preferred stock (for their Participating Dividend) in connection with the Dissolution, we expect that you will receive a distribution of approximately $0.09 for each share of common stock that a holder owns as of the Effective Date, without interest thereon and subject to any applicable withholding taxes required by applicable legal requirements. We reserve the right to satisfy any outstanding liabilities, including transaction expenses, with cash proceeds from the Asset Sale, in which case your distribution described in the previous sentence will likely be less than $0.09 per share. Stockholders who are not stockholders of record as of the Final Record Date will not be entitled to receive any liquidating distribution. See the section entitled “Estimated Liquidating Distributions” in this information statement for more information.

We will incur significant expenses in connection with the Asset Sale, regardless of whether the Asset Sale is completed.

We expect to incur significant expenses related to the Asset Sale. These expenses include, but are not limited to, legal fees, accounting fees and expenses, certain consultant expenses, filing fees, printing expenses and other related fees and expenses. Many of these expenses will be payable by us regardless of whether the Asset Sale is completed.

We will continue to incur claims, liabilities and expenses and a delay in the consummation of the Asset Sale and/or Dissolution will reduce the amount available for distribution to stockholders.

Claims, liabilities and expenses from operations, such as operating costs, salaries, insurance, payroll and local taxes, legal, accounting and consulting fees and miscellaneous expenses, will continue to be incurred as we wind-up. In connection with the Dissolution, we will also dissolve our non-U.S. subsidiary. This non-U.S. subsidiary may be subject to differing laws, regulations and standards in the jurisdiction where our non-U.S. subsidiary operates, which include, but are not limited to, regulations and standards applicable to liabilities and expenses arising from salaries, insurance, payroll and local taxes, legal and miscellaneous expenses. These expenses may reduce the amount of assets available for ultimate distribution to our common stockholders.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale.

The Asset Purchase Agreement contains provisions that make it substantially more difficult for us to sell the Company’s assets or engage in another type of acquisition transaction with a party other than MDACC. Specifically, the Company agreed not to solicit any acquisition proposals until the date of closing or the valid termination of the Asset Purchase Agreement except that, at any time prior to obtaining stockholder approval of the Asset Sale Proposal, in response to a Superior Proposal (as defined in the Asset Purchase Agreement), the Board of Directors may, among other actions, make a Change in Recommendation (as defined in the Asset Purchase Agreement) or enter into an Alternative Acquisition Agreement (as defined in the Asset Purchase Agreement), if the Board of Directors, among other things, determines in good faith, after consultation with its outside legal counsel, and taking into account any revised terms proposed in writing by MDACC, such Superior Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that the failure to make such a Change in Recommendation would be inconsistent with the Board of Directors’ fiduciary obligations to the Company’s stockholders under applicable Delaware law, subject to the satisfaction of certain other conditions. These provisions, among others contained in the Asset Purchase Agreement, could discourage a third party that might have an interest in acquiring all of or substantially all of our assets or our common stock from considering or proposing such an acquisition, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by MDACC.

The tax treatment of any distributions or other payments may vary from stockholder to stockholder, and the discussions in this information statement regarding the tax treatment of the Asset Sale are general in nature.

You should consult your own tax advisor instead of relying on the discussions of tax treatment in this information statement for tax advice.

We have not requested a ruling from the Internal Revenue Service (the “IRS”) with respect to the anticipated tax consequences of the Asset Sale, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of the Asset Sale or any distributions (including, without limitation, liquidating distributions (if any)), dividend, distributions or other payment. If any of the anticipated tax consequences described in this information statement proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from the distributions (including, without limitation, liquidating distributions (if any)), dividends, redemption, repurchase or other return of capital. Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances.

We may be subject to securities or other litigation, which is expensive and could divert our attention.

We may be subject to securities class action or other litigation in connection with the Asset Sale or the Dissolution. Securities or other litigation against us could result in substantial costs and divert our management’s attention from closing the Asset Sale and completion of the Dissolution, which could harm our business and increase our expenses, which could decrease the amount available for distribution to our stockholders.

We may no longer be required to file reports with the SEC during the pendency of or following the consummation of the Asset Sale and/or Dissolution.

We may file a notice terminating our reporting obligations under the Exchange Act during the pendency of or following the consummation of the Asset Sale and/or the Dissolution. Once effective, we may no longer be required to file any annual, quarterly or other current reports with the SEC. If we are no longer required to file reports with the SEC, stockholders will have very little public information available about us and our operations which will further affect the trading and liquidity of our common stock.

If we continue to be required to file reports with the SEC, we will incur costs and expenses relating to such reporting obligations.

If we continue to have obligations to file annual, quarterly and other current reports with the SEC during the pendency of or following the consummation of the Asset Sale and/or the Dissolution, we will have to incur costs and expenses to make such filings and to comply with the Exchange Act and the rules and regulations promulgated thereunder.

If the Dissolution is approved, holders of common stock and Warrants may not receive any liquidation distribution in respect of our remaining assets.

Pursuant to the Plan of Dissolution and after giving effect to the Liquidation Preference Waiver and the distribution of the cash proceeds of the Asset Sale (less any outstanding liabilities, including transaction expenses, paid with cash proceeds from the Asset Sale) to the holders of common stock, Warrants and Series 1 preferred stock (the latter due to their Participating Dividend), we intend to liquidate all of our remaining non-cash assets and, after satisfying or making reasonable provision for the satisfaction of claims, obligations and liabilities as required by applicable law, distribute any remaining properties and assets and any remaining funds to holders of our preferred stock then held by them as of the Effective Date. Such distributions will be made according to the relevant provisions of our Certificate of Incorporation and our Certificate of Designations. Because of the $45,200,000 Liquidation Preference applicable to our Series 1 preferred stock, it is unlikely that any liquidating distributions in respect of our remaining assets following the Asset Sale would be made to the holders of common stock and Warrants. For more information, see the section entitled “Estimated Liquidating Distributions” in this information statement.

To the extent our liabilities, other obligations and expenses or claims against us are higher than we currently anticipate, or larger contingency reserves are established, the amount available for distribution to our stockholders will be diminished following the Dissolution.

As of September 30, 2023, we had $5.9 million in cash and cash equivalents. If the Dissolution is approved by our stockholders, we expect to establish a reserve in connection with the Dissolution, which will be used to pay all expenses, including operating expenses up until the filing of the Certificate of Dissolution and other known, non-contingent liabilities, and which also includes reasonable provision for expenses of liquidation and potential, contingent and unknown liabilities as required by Delaware law. The amount of cash ultimately distributed to our stockholders in the liquidating distributions depends on the amount of our liabilities, obligations and expenses and claims against us, and contingency reserves that we establish during the liquidation process. While we will attempt to estimate reasonable reserves for such liabilities, obligations, expenses and claims against us, those estimates may be inaccurate. Factors that could impact our estimates include the following:

•	if any of the estimates regarding the Dissolution, including the expenses to satisfy outstanding obligations, liabilities and claims during the liquidation process, are inaccurate;

•	if unforeseen claims are asserted against us, we will have to defend or resolve such claims or establish a reasonable reserve before making distributions; and

•	if the estimates regarding the expenses to be incurred in the liquidation process, including expenses of personnel required and other operating expenses (including legal, accounting and other professional fees) necessary to dissolve and liquidate Bellicum, are inaccurate.

If any of the foregoing occurs, the amount we distribute to our stockholders may be substantially less than we otherwise estimated.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, any stockholder receiving liquidating distributions could be held liable for payment to our creditors of their pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder in dissolution.

If the Dissolution is approved by our stockholders, we will file the Certificate of Dissolution with the Delaware Secretary of State dissolving Bellicum pursuant to the DGCL, and we will continue to exist for three (3) years after the Dissolution or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, dispose of our property, discharge our liabilities and distribute to our stockholders any remaining assets. Under the DGCL, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each stockholder of record as of the Final Record Date, could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder in dissolution.

Although the liability of any stockholder is limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) pursuant to the Plan of Dissolution, this means that a stockholder could be required to return all liquidating distributions previously made to such stockholder and receive nothing from us under the Plan of Dissolution. Moreover, in the event that a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. While we will endeavor to make adequate reserves for all known, contingent, and unknown liabilities, there is no guarantee that the reserves established by us will be adequate to cover all such expenses and liabilities.

The Board of Directors may determine not to proceed with the Dissolution.

Even if the Dissolution Proposal is approved by our stockholders, the Board of Directors may determine, in the exercise of its fiduciary duties, not to proceed with the Dissolution. If the Board of Directors elects to pursue any alternative to the Plan of Dissolution, our stockholders and holders of Warrants may not receive any of the funds that might otherwise be available for distribution to such stockholders and holders of Warrants. After the Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.

Our stock transfer books will be closed at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.

On or following the Effective Date, we will close our stock transfer books and discontinue recording transfers of our common stock. Thereafter, certificates representing shares of our common stock will be treated as no longer outstanding and will not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders will be fixed on the basis of their respective stock holdings at the close of business on the Final Record Date, and, after such date, any distributions made by us will be made solely to the stockholders of record at the close of business on the Final Record Date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

If we fail to retain the services of appropriate personnel, the Plan of Dissolution may not succeed.

The success of the Plan of Dissolution depends in large part upon our ability to retain the services of qualified personnel, including a restructuring advisor or other third-party service provider, who will be charged with winding up our business following the Dissolution, subject to the Board’s continued oversight. The retention of qualified personnel may be particularly difficult under our current circumstances. There can be no assurance that we will be successful in retaining the services of such qualified personnel or that we will be able to retain the services of such qualified personnel for the amounts we are willing to pay for such services.

Our stockholders may not be able to recognize a loss for U.S. federal income tax purposes until they receive a final distribution from us.

Distributions made pursuant to the Plan of Dissolution are intended to be treated as received by a stockholder in exchange for the stockholder’s shares of our common stock. Accordingly, the amount of any such distribution will reduce the stockholder’s adjusted tax basis in such shares, but not below zero. Any excess will be taxable as capital gain, while any tax basis remaining in such shares following the final distribution pursuant to the Plan of Dissolution will be treated as a capital loss. Any such gain or loss generally will be long-term capital gain or loss, respectively, if such shares have been held for more than one year. The deductibility of capital losses is subject to limitations. For a more detailed discussion, see the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Dissolution” of this information statement. You should consult your tax advisor as to the particular tax consequences of the Dissolution to you, including the applicability of any U.S. federal, state, and local and non-U.S. tax laws.

We can abandon or revoke the Dissolution and this may cause prior distributions made in liquidation to be treated as dividends.

By approving the Dissolution Proposal, stockholders will also be granting the Board of Directors the authority, notwithstanding stockholder approval of the Dissolution Proposal, to abandon the Dissolution prior to the filing of the Certificate of Dissolution without further stockholder action, if the Board of Directors determines that the Dissolution is not in the best interests of the Company and our stockholders.

After the filing of the Certificate of Dissolution, the Board of Directors may revoke the Dissolution if holders of a majority of the voting power of the Company’s capital stock entitled to vote on a dissolution as of the Effective Date approve a resolution adopted by the Board of Directors recommending such revocation. If the Dissolution is abandoned or revoked, then all prior distributions made in liquidation to stockholders may be treated as dividends to the extent of the Company’s current and accumulated earnings and profits. See the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Dissolution” of this information statement for more information.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting virtually on January 24, 2024, at 8:00 a.m. Pacific Time via live audio webcast on the Internet at http://www.viewproxy.com/BLCM/2024 and, if applicable, at any adjournment or postponement thereof.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to approve: (i) the Asset Sale Proposal; and (ii) the Dissolution Proposal.

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.

Our stockholders must approve the Asset Sale Proposal in order for the Asset Sale to be consummated and must approve the Dissolution Proposal for the Dissolution to be implemented. If our stockholders fail to approve the Asset Sale Proposal, the Asset Sale will not be consummated. If our stockholders fail to approve the Dissolution Proposal, the Dissolution will not be implemented. Copies of the Asset Purchase Agreement, the Amendment to Asset Purchase Agreement and the Plan of Dissolution are attached as Annex A-1, Annex A-2 and Annex B, respectively, to this information statement, which we urge you to read carefully in their entirety.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting.

The presence, by remote communication or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present. As of the Record Date, there were 11,833,280 shares of common stock outstanding and entitled to vote at the Special Meeting, meaning that 5,916,641 shares of common stock must be represented virtually or by proxy at the Special Meeting to have a quorum. In the event we fail to establish a quorum at the Special Meeting or the Asset Sale Proposal or the Dissolution Proposal are not approved at the Special Meeting, we intend to adjourn the Special Meeting, sell and issue the Super-Voting Shares, and take all action necessary to reconvene the Special Meeting to submit the Asset Sale Proposal and Dissolution Proposal for stockholder approval at such adjourned meeting.

Vote Required; Abstentions and Failure to Vote

The affirmative vote of the holders of a majority of the voting power of all outstanding shares of Bellicum’s capital stock entitled to vote thereon is required to approve the Asset Sale Proposal and the Dissolution Proposal. As of the Record Date, only the common stock is entitled to vote on the foregoing proposals, and 5,916,641 shares constitute a majority of the outstanding shares of common stock. Approval of the Asset Sale Proposal by stockholders is a condition to the approval of the Plan of Dissolution.

An abstention represents the affirmative choice by a stockholder who is present in person or represented by proxy at the Special Meeting to decline to vote on a proposal. If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” each of the Asset Sale Proposal and the Dissolution Proposal. However, abstentions are counted as shares present or represented by proxy at the Special Meeting for the purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum, but will count as a vote “AGAINST” each of the Asset Sale Proposal and the Dissolution Proposal.

Failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will also count as a vote “AGAINST” the Asset Sale Proposal and the Dissolution Proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the Asset Sale Proposal, or the Dissolution Proposal, if a beneficial owner of shares of common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of such proposals, but gives no instruction as to one or more of such other proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares on all of the proposals.

Voting of Proxies

If, on the Record Date, your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote virtually at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy card or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote virtually, you will need to enter the 16-digit control number found next to the label “Control Number” on your proxy card, or in the email sending you the information statement. If you attend the Special Meeting and vote virtually, your vote will revoke any previously submitted proxy. If your shares are registered directly in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting virtually.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted:

•	(i) “FOR” the Asset Sale Proposal; and (ii) “FOR” the Dissolution Proposal.

If, on the Record Date, your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting virtually with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return the voting form provided by your bank, broker or other nominee, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote virtually with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Asset Sale Proposal and the Dissolution Proposal.

Revocability of Proxies

If you are a stockholder of record entitled to vote at the Special Meeting, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary at Bellicum Pharmaceuticals, Inc., Attn: Corporate Secretary, 3730 Kirby Drive, Suite 1200, Houston, TX 77098, by 11:59 p.m. Pacific Time on January 23, 2024; or

•	attending the virtual Special Meeting and voting virtually.

If you have submitted a proxy, your virtual appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote virtually or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote virtually at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Adjournments and Recess

The Special Meeting may be adjourned or recessed from time to time for any reason by the Chairperson of the Special Meeting to a later date or dates. In the event we fail to establish a quorum at the Special Meeting or the Asset Sale Proposal or the Dissolution Proposal are not approved at the Special Meeting, we intend to adjourn the Special Meeting, sell and issue the Super-Voting Shares, and take all action necessary to reconvene the Special Meeting to submit the Asset Sale Proposal and Dissolution Proposal for stockholder approval at such adjourned meeting. Any adjournment or recess of the Special Meeting will allow the stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or recessed.

The Board of Directors’ Recommendation

The Board of Directors unanimously recommends, on behalf of Bellicum, that you vote: (i) “FOR” the Asset Sale Proposal; and (ii) “FOR” the Dissolution Proposal.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Bellicum. In addition, Bellicum may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Asset Sale and the Dissolution

We are working toward completing the Asset Sale as quickly as possible. In order to complete the Asset Sale and implement the Dissolution in accordance with the Plan of Dissolution, Bellicum must obtain the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Bellicum’s capital stock entitled to vote thereon, and the other closing conditions under the Asset Purchase Agreement must be satisfied or waived. Assuming timely satisfaction of the necessary closing conditions, including the approval by stockholders of the Asset Sale Proposal and the Dissolution Proposal, we currently anticipate that the Asset Sale will be consummated in the first quarter of 2024, although Bellicum cannot assure completion by a particular date, if at all. Since the Asset Sale is subject to a number of conditions, the exact timing of the Asset Sale cannot be determined at this time. The explanation of the reasons and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this information statement entitled “Forward-Looking Statements” and “Risk Factors.”

Deregistration of Bellicum Common Stock

If the Asset Sale is completed and the Dissolution is implemented in accordance with the Plan of Dissolution, Bellicum will no longer file periodic reports under the Exchange Act with the SEC and the common stock will no longer be publicly traded. Even if the Asset Sale and the Dissolution are not completed, Bellicum may make the appropriate filings with the SEC to discontinue our obligation to file periodic reports under the Exchange Act.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 24, 2024

The information statement is available on the investor relations page of our website at https://ir.bellicum.com/.

THE ASSET SALE AND THE DISSOLUTION

This discussion of the Asset Sale is qualified in its entirety by reference to the Asset Purchase Agreement and Amendment to Asset Purchase Agreement, which are attached to this information statement as Annex A-1 and Annex A-2, respectively, and which are incorporated into this information statement by reference. This discussion of the Dissolution is qualified it its entirety by reference to the Plan of Dissolution, which is attached to this information statement as Annex B and incorporated into this information statement by reference. This summary does not purport to be complete and may not contain all of the information about the Asset Sale and/or the Dissolution that is important to you. You should carefully read and consider the entire Asset Purchase Agreement, which is the legal document that governs the Asset Sale, because this document contains important information about the Asset Sale and how it affects you. You should carefully read and consider the entire Plan of Dissolution, which is the legal document that governs the Dissolution, because this document contains important information about the Dissolution and how it affects you.

Parties Involved in the Asset Sale

Bellicum Pharmaceuticals, Inc.

Bellicum, listed on the OTCPK Market under the symbol “BLCM”, is a biopharmaceutical company that has discovered and developed novel, controllable cellular immunotherapies for various forms of cancer, including both hematological cancers and solid tumors. Our proprietary Chemical Induction of Dimerization (“CID”), technology platform is designed to enable control of components of the immune system in real time. By incorporating our CID platform into cellular immunotherapies, we may enhance their efficacy and safety.

In March 2023, we announced our decision to discontinue our ongoing Phase 1/2 clinical trials evaluating the safety and preliminary efficacy of our GoCAR-T cell product candidates (including BPX-601 and BPX-603) in combination with rimiducid in heavily pre-treated cancer patients following our assessment of the risk/benefit profile of BPX-601 in combination with rimiducid.

We are no longer pursuing further clinical development of our product candidates at this time. The disclosures contained in and incorporated by reference in this information statement include discussions regarding our historical operations along with potential risks that could arise if we or a third party pursue further research, trials, or development in the future.

For more information, visit www.Bellicum.com. Bellicum’s principal corporate offices are located at 3730 Kirby Drive, Ste. 1200, Houston, TX 77098, and its telephone number is (281) 454-3424.

The University of Texas M. D. Anderson Cancer Center

MDACC is an institution of higher education and one of the institutions of The University of Texas System, which has its principal address at 1515 Holcombe Boulevard, Houston, Texas 77030. MDACC’s telephone number is (855) 550-1340.

Effect of the Asset Sale and the Dissolution

Upon the terms and subject to the satisfaction or waiver of the conditions of the Asset Purchase Agreement, MDACC will acquire the Transferred Assets, as contemplated by and more fully described in the Asset Purchase Agreement, which may be deemed under Delaware law to be a sale of substantially all of our assets.

If the Asset Sale is consummated, because of the Liquidation Preference Waiver, it is expected that the cash proceeds from the consummation of the Asset Sale (less any outstanding liabilities, including transaction expenses, paid with cash proceeds from the Asset Sale) will be distributed to the holders of common stock, Warrants and Series 1 preferred stock (for their Participating Dividend).

The Board of Directors currently anticipates that, subject to the approval by our stockholders of the Dissolution Proposal, the Company will effect the Dissolution pursuant to the Plan of Dissolution following the Special Meeting and the consummation of the Asset Sale. The Asset Sale in and of itself will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the Asset Sale will continue to hold the same number of shares of our common stock immediately following the closing.

If the Dissolution is implemented in accordance with the Plan of Dissolution, Bellicum will no longer file periodic reports under the Exchange Act with the SEC and the common stock will no longer be publicly traded. If the Dissolution is implemented in accordance with the Plan of Dissolution, then, on or following the Effective Date, we will close our stock transfer books and discontinue recording transfers of our common stock, and, thereafter, certificates representing shares of our common stock will be treated as no longer outstanding and will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates. Even if the Asset Sale and the Dissolution are not completed, Bellicum may make the appropriate filings with the SEC to discontinue our obligation to file periodic reports under the Exchange Act.

Effect on Bellicum if the Asset Sale and the Dissolution are Not Completed

If the Asset Sale Proposal is not approved, the Asset Sale will not be completed and Bellicum will not implement the Dissolution pursuant to the Plan of Dissolution. The Board of Directors may decide to otherwise pursue a sale transaction involving, or a dissolution and liquidation of, Bellicum. Because of the $45,200,000 Liquidation Preference and Optional Redemptions applicable to our Series 1 preferred stock, it is unlikely that any liquidating distributions would be made to holders of Bellicum’s common stock if the Asset Sale is not completed.

If the Asset Sale is not completed, our common stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Bellicum’s common stock pursuant to the Plan of Dissolution. The Board of Directors will continue to consider our strategic alternatives. Such strategic alternatives may include pursuing other asset sales, otherwise dissolving and liquidating the Company, and/or making the appropriate filings with the SEC to discontinue our obligation to file periodic reports under the Exchange Act.

Consideration for the Asset Sale Transaction

As consideration for the Company’s sale, transfer, conveyance, assignment and delivery of the Transferred Assets to MDACC and the Company’s other covenants and obligations thereunder, MDACC agreed to pay a purchase price in an aggregate amount equal to $8,100,000.00 at least two (2) business days prior to the closing of the Asset Sale and assume certain liabilities of the Company.

Background and Reasons for the Asset Sale

Bellicum is a biopharmaceutical company that discovers and develops novel, controllable cellular immunotherapies for various forms of cancer, including both hematological cancers and solid tumors. The Board of Directors frequently reviews, with the assistance of Bellicum’s management team and outside advisors, Bellicum’s long-term strategies to increase stockholder value.

On March 14, 2023, Bellicum issued a press release announcing the decision to discontinue the Phase 1/2 clinical trials of BPX-601 and BPX-603 and all other product candidates and to evaluate strategic and operational alternatives. Such determination was made on account of serious immune-mediated adverse events experienced by patients treated in the Phase 1/2 trial of BPX-601 in metastatic castration-resistant prostate cancer, including Grade 4 cytokine release syndrome. Bellicum paused enrollment in its clinical studies because Bellicum believed it did not have the necessary resources to optimize either the clinical dose and schedule of BPX-601 cells and the activating agent rimiducid, or the design of the BPX-601 cell construct to achieve a favorable risk/benefit profile.

On March 31, 2023, the Board of Directors approved the reconstitution of the Finance Committee of the Board of Directors (the “Finance Committee”), to be compromised of independent members of the Board of Directors and authorized the Finance Committee to consider and evaluate possible strategic alternatives involving Bellicum, including its winddown and dissolution, and all matters pertaining thereto, but reserved the ultimate authority to approve such matters.

For a period of approximately nine months prior to the approval the Asset Purchase Agreement and the Asset Sale by the Board of Directors, the Finance Committee, with the assistance of Bellicum’s management team, actively evaluated and discussed a variety of strategic alternatives with 46 potential counterparties (including MDACC) with a focus on maximizing stockholder value, including, but not limited to, a merger, sale, or other business combination, a strategic partnership with one or more parties, or the licensing, sale or divestiture of our programs. All of such parties declined to engage in any further discussions without providing any proposal for a strategic transaction, except that Bellicum received non-binding proposals from three (3) parties, other than MDACC, for potential licensing or acquisition of certain parts of Bellicum’s assets and intellectual property. The Finance Committee determined that none of such proposals were superior to the terms provided by MDACC in the Asset Sale, and all of such parties ultimately withdrew from discussions with Bellicum either because they were unable to provide economic terms that were satisfactory to Bellicum or because of reprioritization of their internal product candidate portfolios.

During such period, Bellicum and MDACC engaged in extensive negotiations of the terms of the Asset Sale, and the Finance Committee met frequently, with Bellicum’s management and outside advisors in attendance, to discuss the progress of the strategic discussions with third parties as well as the negotiations with MDACC. Following deliberation of all potential strategic alternatives, and with the goal of maximizing stockholder value, the Finance Committee recommended that the Board of Directors approve the Asset Purchase Agreement and the Asset Sale and other transactions contemplated by the Asset Purchase Agreement.

Upon such recommendation by the Finance Committee, at a meeting held on November 9, 2023, the Board of Directors unanimously (i) determined and declared that the Asset Purchase Agreement, the Asset Sale, and the other transactions and actions contemplated thereby are advisable expedient, fair to and for the best interests of Bellicum and its stockholders; (ii) approved, adopted and authorized the Asset Purchase Agreement, the Asset Sale, each of the other agreements, certificates or documents to be executed and/or delivered in connection with and pursuant to the Asset Purchase Agreement, and the Dissolution; (iii) directed that the Asset Sale and the Asset Purchase Agreement be submitted for approval by Bellicum’s stockholders at the Special Meeting and recommended that the stockholders of Bellicum vote to approve (a) the Asset Sale Proposal and (b) the Dissolution Proposal (as defined in the section titled “Questions and Answers”); and (iv) approved the Waiver Agreement and the transactions contemplated thereby.

On November 21, 2023, representatives of Bellicum and MDACC executed the definitive Asset Purchase Agreement. Concurrently with the execution of the Asset Purchase Agreement, the holders of a majority of the Series 1 Preferred Stock delivered the Waiver Agreement.

The Board of Directors considered the following reasons and factors in reaching its conclusion to approve the Asset Purchase Agreement, the Asset Sale, the other transactions contemplated thereby and to recommend that the stockholders of Bellicum vote to approve the Asset Sale Proposal and the Dissolution Proposal, all of which the Board of Directors viewed as supporting its decision to approve the Asset Sale with MDACC:

•	the Board of Directors undertook a comprehensive and thorough process of reviewing and analyzing potential strategic alternatives, including filing for bankruptcy, a liquidation to distribute available cash to Bellicum stockholders, sale of Bellicum and sale of Bellicum’s assets, to identify the opportunity that would, in the Board of Directors’ opinion, create the most value for Bellicum’s stockholders;

•	the determination by the Board of Directors, after conducting a review of Bellicum’s financial condition, results of operations and business prospects, that continuing to operate as a going concern or entering into any other potential alternate transaction was not reasonably likely to create greater value for Bellicum’s stockholders than the value obtained for Bellicum’s stockholders pursuant to the Asset Sale;

•	the Board of Directors believes that, as a result of arm’s length negotiations with MDACC, Bellicum and its representatives negotiated the most favorable transaction for Bellicum’s stockholders to which MDACC was willing to agree;

•	the Board of Directors’ belief, after a thorough review of strategic alternatives and discussions with Bellicum senior management and its outside advisors, that the Asset Sale is more favorable to Bellicum’s stockholders than the potential value that might have resulted from other strategic options available to Bellicum, including its standalone prospects; and

•	in the absence of the Asset Sale and the Waiver Agreement, the holders of Bellicum’s common stock would not be entitled to any distribution of proceeds in a voluntary or involuntary dissolution of Bellicum.

The Board of Directors also reviewed various reasons impacting the financial condition, results of operations and prospects of Bellicum, including:

•	the strategic alternatives to the Asset Sale, including potential transactions that could have resulted from discussions that Bellicum’s management conducted with other potential acquirors;

•	the cost and extended timeline of filing for bankruptcy and the loss of value to Bellicum stockholders of winding down Bellicum without pursuing the Asset Sale;

•	the risks associated with Bellicum remaining a standalone company and pursuing a limited pipeline and preclinical programs, including liquidity needs and cash burn related to, among other things, funding Bellicum’s development pipeline; and

•	the risks and delays associated with, and uncertain value and costs to Bellicum’s stockholders of, liquidating Bellicum, including, without limitation, the uncertainties of continuing cash burn while contingent liabilities are resolved and uncertainty of timing of release of cash until contingent liabilities are resolved.

The Board of Directors also reviewed the terms and conditions of the Asset Purchase Agreement and the transactions contemplated thereby, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:

•	the purchase price and cash form of the consideration to be received in connection with the Asset Sale, in particular the certainty of value and liquidity of such cash consideration;

•	the respective right of, and limitation on, Bellicum under the Asset Purchase Agreement to consider certain unsolicited Acquisition Proposals under certain circumstances should Bellicum receive a superior offer; and

•	the belief that the terms of the Asset Purchase Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the Board of Directors also considered a variety of risks and other countervailing factors related to entering into the Asset Sale, including:

•	the substantial expenses to be incurred in connection with the Asset Sale, including transaction expenses and the costs associated with any related litigation;

•	the possible volatility, at least in the short term, of the trading price of Bellicum common stock resulting from the announcement of the Asset Sale;

•	the likelihood of disruptive stockholder litigation following announcement of the Asset Sale;

•	the risk that the Asset Sale might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Asset Sale or delay or failure to complete the Asset Sale on the value that stockholders of Bellicum would receive after the Dissolution;

•	the likely detrimental effect on Bellicum’s cash position, stock price and ability to initiate another process and to successfully complete an alternative transaction should the Asset Sale not be completed;

•	the risk to Bellicum’s business, operations and financial results in the event that the Asset Sale is not consummated, including the diminution of Bellicum’s cash and the significant challenges associated with the need to raise additional capital through the public or private sale of equity securities;

•	the uncertainty of the amounts, if any, distributable to Bellicum’s stockholders following the completion of the Asset Sale and the winding down of Bellicum, including with respect to unknown or contingent liabilities, including transaction expenses, and the uncertainties arising out of the indemnification and other obligations under the Asset Purchase Agreement and the costs and expenses related to winding down Bellicum;

•	that further stockholder approval of sales of our remaining assets will not be required after approval of the Asset Sale and the Dissolution;

•	that, under the DGCL, appraisal rights are not provided to stockholders in connection with the Asset Sale;

•	that the Waiver Agreement is applicable only with respect to the proceeds from the Asset Sale, which are also subject to decrease to satisfy Bellicum’s outstanding liabilities, including transaction expenses, and will not be applicable in connection with any other distribution to Bellicum’s stockholders;

•	that, if the Asset Sale is not approved at the Special Meeting, the Super-Voting Share will be authorized, sold and issued in order to enable the Asset Sale to be approved by the requisite stockholders, and the risks appurtenant thereto; and

•	various other risks associated with the Asset Sale, including those described in the section titled “Risk Factors” of this information statement.

In addition to considering the factors described above, the Board of Directors also considered that some of Bellicum’s directors and executive officers have interests in the Asset Sale that may be different from, or in addition to, the interests of Bellicum stockholders generally. The Board of Directors was aware of these interests and considered them at the time it approved the Asset Sale and made its recommendations to Bellicum stockholders. The foregoing information and factors considered by the Board of Directors are the material factors considered by the Board of Directors. In view of the wide variety of reasons considered in connection with its evaluation of the Asset Sale and the complexity of these matters, the Board of Directors did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these reasons. In considering the reasons described above, individual members of the Board of Directors may have given different weight to different reasons. The Board of Directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Bellicum’s management team and the legal advisors of Bellicum, and considered the reasons overall to be favorable to, and to support, its determination. The explanation of the reasons and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this information statement entitled “Forward-Looking Statements” and “Risk Factors.”

Background and Reasons for the Dissolution

In considering approving the Dissolution, the Board of Directors considered the terms of the Plan of Dissolution and the dissolution process under Delaware law. After due consideration, the Board of Directors determined that after the Asset Sale, it was in the best interest of Bellicum and its stockholders to convert Bellicum’s remaining assets to cash and to distribute the proceeds to Bellicum’s stockholders rather than to pursue any new business opportunity.

The approval of the Dissolution will authorize the Board of Directors to wind up the affairs of Bellicum, to fulfill its outstanding contractual obligations, effect the sale of Bellicum’s remaining assets, and to terminate the existence of Bellicum.

The Board of Directors considered the following reasons in reaching its conclusion to approve the Dissolution and the Plan of Dissolution and to recommend that the stockholders of Bellicum vote to approve the Dissolution and the Plan of Dissolution:

•	the determination by the Board of Directors, after conducting a review of Bellicum’s financial condition, results of operations and business prospects, that continuing to operate as a going concern or entering into any other potential alternate transaction was not reasonably likely to create greater value for Bellicum’s stockholders than the value obtained for Bellicum’s stockholders pursuant to the Asset Sale and potential sale of Bellicum’s remaining assets following the Dissolution;

•	under the DGCL, Bellicum may revoke the Dissolution during the three (3) years following the effectiveness of the Dissolution, or such longer period of continued existence as directed by the Delaware Court of Chancery, if: (i) the Board of Directors adopts a resolution recommending that the Dissolution be revoked, (ii) a majority in voting power of the capital stock entitled to vote on a dissolution of Bellicum, which were outstanding on the effective date of the Dissolution, vote for the resolution to revoke the Dissolution and (iii) Bellicum files a certificate of revocation of dissolution with the Delaware Secretary of State and takes certain other actions specified by the DGCL.

The Board of Directors also considered certain risks or potentially adverse factors in making its determination and recommendation, including, but not limited to, the following:

•	the risks and contingencies relating to the announcement and pendency of the Dissolution and the risks and costs to Bellicum if the Dissolution is not completed, including the effect of an announcement of termination of the Plan of Dissolution on the trading price of our common stock, our business and our relationships with customers, suppliers and employees;

•	the risk that there might be unanticipated delays in implementing the Plan of Dissolution;

•	the fact that, if the Dissolution is approved by Bellicum’s stockholders, such stockholders would not be permitted to transfer shares of Bellicum’s common stock after the Effective Date;

•	the possibility that, under the DGCL, Bellicum’s stockholders may be required to repay some or all of the amounts distributed to them by Bellicum, if any, pursuant to the Plan of Dissolution if unknown or unanticipated claims arise against Bellicum during the wind down of its business;

•	the risks associated with the sale of Bellicum’s remaining non-cash assets following the closing of the Asset Sale, including the possibility that completing any such sales may take longer than currently anticipated and that Bellicum may not be able to realize the full value for the sale of those assets in the context of a dissolution;

•	the possibility that certain of Bellicum’s current directors and officers may resign prior to the completion of the Dissolution and that Bellicum may be unable to attract qualified replacement directors or officers that may be necessary to conduct the wind down process;

•	that further stockholder approval of sales of Bellicum’s remaining assets will not be required after approval of the Asset Sale and the Dissolution;

•	that the Waiver Agreement is applicable only with respect to the proceeds from the Asset Sale, which is also subject to decrease to satisfy Bellicum’s outstanding liabilities, including transaction expenses, and will not be applicable in connection with any other distribution to Bellicum’s stockholders;

•	that, if the Dissolution is not approved at the Special Meeting, the Super-Voting Share will be authorized, sold and issued in order to cause the Dissolution to be approved by the requisite stockholders, and the risks appurtenant thereto; and

•	that, under the DGCL, appraisal rights are not provided to stockholders in connection with the Dissolution.

In addition to considering the factors described above, the Board of Directors also considered that some of Bellicum’s directors and executive officers have interests in the Dissolution that may be different from, or in addition to, the interests of Bellicum stockholders generally. The Board of Directors was aware of these interests and considered them at the time it approved the Dissolution and made its recommendations to Bellicum stockholders. The foregoing information and factors considered by the Board of Directors are the material factors considered by the Board of Directors. In view of the wide variety of reasons considered in connection with its evaluation of the Dissolution and the complexity of these matters, the Board of Directors did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these reasons. In considering the reasons described above, individual members of the Board of Directors may have given different weight to different reasons. The Board of Directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Bellicum’s management team and the legal advisors of Bellicum, and considered the reasons overall to be favorable to, and to support, its determination. The explanation of the reasons and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this information statement entitled “Forward-Looking Statements” and “Risk Factors.”

Recommendation of the Board of Directors

The Board of Directors unanimously recommends, on behalf of Bellicum, that you vote: (i) “FOR” the Asset Sale Proposal; and (ii) “FOR” the Dissolution Proposal.

PROPOSAL 1: THE Asset Sale PROPOSAL

The following summary describes the material provisions of the Asset Purchase Agreement. The descriptions of the Asset Purchase Agreement in this summary and elsewhere in this information statement are not complete and are qualified in their entirety by reference to the Asset Purchase Agreement and the Amendment to Asset Purchase Agreement, partially redacted copies of which are attached to this information statement as Annex A-1 and Annex A-2, respectively, and which are incorporated into this information statement by reference. The Asset Purchase Agreement was redacted for certain information that is both (i) not material and (ii) the type of information that Bellicum treats as private or confidential. You should carefully read and consider the entire Asset Purchase Agreement, which is the legal document that governs the Asset Sale, because this summary may not contain all the information about the Asset Purchase Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Asset Purchase Agreement and not by this summary or any other information contained in this information statement.

The representations, warranties, covenants and agreements described below and included in the Asset Purchase Agreement (i) were made only for purposes of the Asset Purchase Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Asset Purchase Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by Bellicum and MDACC in connection with negotiating the terms of the Asset Purchase Agreement and contained in the confidential disclosure schedules. In addition, the representations and warranties have been included in the Asset Purchase Agreement for the purpose of allocating contractual risk between Bellicum and MDACC rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to stockholders. Stockholders are not third-party beneficiaries under the Asset Purchase Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Bellicum and MDACC or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Asset Purchase Agreement. In addition, you should not rely on the covenants in the Asset Purchase Agreement as actual limitations on the respective businesses of Bellicum and MDACC, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Asset Purchase Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Asset Purchase Agreement is described below, and included as Annex A-1, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Bellicum and MDACC or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Asset Purchase Agreement should not be read alone, and you should read the information provided elsewhere in this information statement and in our filings with the SEC regarding Bellicum and its business incorporated by reference in this information statement.

Transfer and Sale of Assets

Transferred Assets

Under the terms of the Asset Purchase Agreement, Bellicum has agreed to sell to MDACC all of Bellicum’s assets and rights that relate to or are used in connection with, each program of research and development with respect to (i) CaspaCIDe (inducible caspase-9), the Rimiducid-inducible safety switch designed to abrogate high-grade adverse events associated with genetically-modified cell therapies, (ii) inducible MyD88/CD40 (iMC), the Rimiducid-inducible activation switch designed to enhance effector cell proliferation and persistence and to resist exhaustion and inhibitory signals, (iii) dual-switch GoCAR-T, incorporating both iMC and a modified rapalog-inducible caspase-9 safety switch and (iv) Rimiducid (the “Specified Technology”) or the exploitation thereof (the “Specified Programs”), including the following assets (collectively, the “Transferred Assets”):

•	each non-exclusive license granted by Bellicum to a third party with respect to the Specified Technology (the “Specified License Agreements”), including up to four (4) Specified License Agreements consummated, subject to MDACC’s approval, during the pre-closing period (each, a “Pre-Closing Period SLA”) and any other licenses with respect to the Specified Programs;

•	the contracts set forth on a schedule to the Asset Purchase Agreement, including all rights, including without limitation, all rights to the patents and patent applications listed in a schedule to the Asset Purchase Agreement (together with the Specified License Agreements, the “Assumed Contracts”);

•	all of Bellicum’s patents, trademarks, copyrights, and other intellectual property rights that (a) are necessary or useful to any Specified Program or to the Transferred Assets, or for the exploitation thereof, or (b) were acquired or otherwise made or used in connection with any Specified Program or otherwise incorporated in any embodiment of any Specified Program;

•	all books, records, files and documents related to any Specified Programs or any Transferred Assets, in each case that are licensed, owned or controlled by or otherwise in the possession of Bellicum;

•	all Specified Program inventory listed on a schedule to the Asset Purchase Agreement;

•	all permits, licenses, certificates or other authorizations issued by any governmental body or pursuant to any law, or right under any contract with any governmental body, in each case, necessary for or related to the Transferred Assets;

•	all licenses, permits, certificates and other authorizations that Bellicum owns, holds or possesses, including those prepared for submission to or issued by any regulatory authority or research ethics committee, that relate to the Transferred Assets or that are required for the exploitation of the Transferred Assets;

•	all claims and rights of indemnification or setoff against third parties and other claims arising out of or relating to the Transferred Assets or the Assumed Liabilities (as defined below), including under any insurance policies and all other intangible property rights that relate to the Transferred Assets or the Assumed Liabilities; and

•	all goodwill and the going concern value of the Transferred Assets.

Excluded Assets

Under the terms of the Asset Purchase Agreement, the following assets (the “Excluded Assets”) will not be transferred to MDACC and will be retained by Bellicum following the closing:

•	all sums actually paid to Bellicum on or prior to the closing under the Specified License Agreements, including any Pre-Closing Period SLA;

•	all cash and cash equivalents of Bellicum;

•	all contracts other than the Assumed Contracts (the “Excluded Contracts”);

•	all statements of work, proposals or similar documents executed pursuant to any contract (including the Assumed Contracts) that are not related to any Specified Program or the Transferred Assets;

•	all rights, claims and credits of Bellicum to the extent relating to any Excluded Asset or any Excluded Liability;

•	all minute books and corporate seals, tax returns and similar records of Bellicum and any attorney work product, attorney-client communications and other items protected by attorney-client or similar privilege;

•	all rights of Bellicum relating to tax prepayments, tax deposits, tax refunds, tax credits, other tax assets or any other rights relating to the recovery or recoupment of taxes (including any refunds or rights or claims to refunds of taxes, tax deposits, tax credits or other tax assets for any tax period (or portion thereof) ending on the closing date to the extent relating to the Transferred Assets);

•	except to the extent included in the Transferred Assets, all other properties, assets, goodwill and rights of Bellicum of whatever kind and nature, real, personal or mixed, tangible or intangible;

•	all employee plans; and

•	each program of research and development with respect to (a) BPX-601 GoCAR-T targeting prostate stem cell antigen (PSCA) and (b) BPX-603 dual-switch GoCAR-T targeting human epidermal growth factor receptor 2 (HER2) (the “BPX Programs”), including any agreement entered into with any third party related to the BPX Programs, other than any Pre-Closing Period SLA that includes a license of Specified Technology for use with BPX-601 GoCAR-T targeting prostate stem cell antigen (PSCA).

Assumption and Transfer of Liabilities

Assumed Liabilities

Under the terms of the Asset Purchase Agreement, MDACC will assume all liabilities arising after the closing under or relating to the Assumed Contracts (other than those liabilities that relate to any failure to perform, improper performance, warranty, or other breach, default or violation of any kind by Bellicum, any of Bellicum’s affiliates or any other person at any time prior to the closing) (the “Assumed Liabilities”).

Excluded Liabilities

Under the terms of the Asset Purchase Agreement, other than the Assumed Liabilities, MDACC will not be the successor to Bellicum and will not assume or be liable to pay, perform or discharge any liability whatsoever of Bellicum to the extent arising out of or otherwise relating in any way to the Transferred Assets (the “Excluded Liabilities”). Bellicum will pay, perform and discharge when due all Excluded Liabilities, including:

•	any liabilities to the extent relating to or arising out of the Excluded Assets;

•	any liabilities to the extent relating to or arising out of the Excluded Contracts;

•	any liabilities to the extent relating to or arising out of accounts payable (other than the Assumed Liabilities);

•	any liabilities of Bellicum to any person and claims from any person to the extent relating to or arising out of circumstances existing on or prior to the closing that resulted from the use, operation, ownership or misuse of the Transferred Assets or the operation of the business of Bellicum to the extent such conduct occurred on or prior to the closing;

•	any liabilities related to any current or former employees or independent contractors of Bellicum; and

•	any other liabilities arising out of the Transferred Assets or the operation of the business of Bellicum on or prior to the closing, whether or not any such liabilities are claimed prior to or after the closing.

Consideration

As consideration for Bellicum’s sale and delivery of the Transferred Assets to MDACC, and Bellicum’s other covenants and obligations thereunder, MDACC will (i) pay a purchase price in an aggregate amount equal to $8.1 million to Bellicum and (ii) assume the Assumed Liabilities.

Representations and Warranties

The Asset Purchase Agreement contains representations and warranties that Bellicum, on the one hand, and MDACC, on the other hand, have made to each other as of specific dates. Stockholders should not rely on the representations and warranties as characterizations of the actual state of facts or circumstances, and should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Asset Purchase

Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Asset Purchase Agreement rather than to establish matters as facts, may be subject to contractual standards of materiality different from those generally applicable to stockholders, and are qualified by matters contained in the confidential disclosure schedules that Bellicum delivered to MDACC in connection with the Asset Purchase Agreement, which are not reflected in the Asset Purchase Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be reflected in Bellicum’s public disclosures.

Bellicum Representations and Warranties

The Asset Purchase Agreement contains customary representations and warranties of Bellicum. Bellicum represents and warrants to the following matters:

•	Due Organization

•	Authority

•	Good Title; Sufficiency of Assets

•	Non-Contravention; Consents

•	Financial Statements

•	No Undisclosed Liabilities

•	Intellectual Property

•	Assumed Contracts

•	Compliance with Laws

•	Governmental Authorizations

•	Regulatory Matters

•	Certain Business Practices

•	Tax Matters

•	Insurance

•	Legal Proceedings; Governmental Orders

•	Financial Advisor

•	Accuracy of Information Statement

•	No Liquidation, Winding-Up; Creditors

•	Texas Specific Certifications

•	No Other Representations

MDACC Representations and Warranties

MDACC represents and warrants to the following matters:

•	Status

•	Authority

•	Non-Contravention; Consents

•	Legal Proceeding

•	Financial Capacity

•	Financial Advisor

•	No Other Representations

Many of the representations and warranties contained in the Asset Purchase Agreement are qualified by a knowledge standard, a general material standard, or a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would have a material adverse effect on Bellicum).

The representations and warranties of Bellicum and MDACC will generally survive the closing date and continue in full force and effect until the Certificate of Dissolution is filed with the Delaware Secretary of State. For more information regarding the Certificate of Dissolution, please see the section of this information statement captioned “Proposal 2: The Dissolution Proposal.”

Covenants

Covenants of Bellicum

The Asset Purchase Agreement contains various covenants of Bellicum relating to, among others:

●	until the earlier to occur of the closing and the valid termination of the Asset Purchase Agreement in accordance with its terms, Bellicum will:

•	subject to certain exceptions, cause its business and operations related to the Specified Programs and the Transferred Assets to operate in the ordinary course of business. The “ordinary course of business” of Bellicum will also include actions required to effect the winding down of Bellicum’s prior research and development activities, to the extent such activities do not directly impact the Transferred Assets or the Assumed Liabilities or in connection with the negotiation, execution and delivery of any Pre-Closing Period SLA;

•	give prompt written notice to MDACC of certain matters;

•	not take certain actions subject to certain exceptions;

•	subject to certain exceptions, afford MDACC and its representatives reasonable access to all books, records, files and documents related to any Specified Programs or any Transferred Assets as MDACC may reasonably request;

•	keep MDACC reasonably informed of the status of any proposal or discussions that would reasonably be expected to lead to a Pre-Closing Period SLA and consult with MDACC regarding such written proposal;

•	not, and will cause the Board of Directors and each of their respective affiliates and representatives not to, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined in the Asset Purchase Agreement); (ii) participate in any discussions or negotiations or cooperate in any way not with any person regarding any proposal the consummation of which would constitute an Acquisition Proposal; (iii) provide any information or data concerning Bellicum to any person in connection with any proposal the consummation of which would constitute an Acquisition Proposal; or (iv) approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, subject to certain exceptions to allow Bellicum and the Board of Directors to act consistently with their respective fiduciary duties under Delaware law;

•	except in the case of a Superior Proposal (as defined in the Asset Purchase Agreement) or any Intervening Event (as defined in the Asset Purchase Agreement), Bellicum will not permit the Board of Directors and each committee of the Board of Directors to (i) withhold, withdraw, qualify or modify the Board Recommendation (as defined below) or approve, recommend or otherwise declare advisable any Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, a “Change in Recommendation”) or (ii) cause or permit the entering into of any letter of intent or other agreement (other than a confidentiality agreement entered into in compliance with the terms of the Asset Purchase Agreement) relating to any Acquisition Proposal or requiring Bellicum to abandon or fail to consummate the transactions contemplated by the Asset Purchase Agreement (an “Alternative Acquisition Agreement”);

•	take all commercially reasonable steps to obtain as promptly as practicable all consents, approvals, orders, waivers and authorizations as necessary for Bellicum to transfer the governmental authorizations and Regulatory Approvals included in the Transferred Assets to MDACC; and

•	use its best efforts to obtain any and all consents to assign any of the contracts as set forth on in the Asset Purchase Agreement and all of the Specified License Agreements.

•	Bellicum additionally agreed to take the following actions, including, but not limited to:

•	prepare a draft allocation of the portion of the purchase price and all other relevant items paid for the assets of the Bellicum in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

•	prepare and file on a timely basis all tax returns relating to the Transferred Assets with respect any taxable period ending on or before the closing date;

•	duly call and hold a meeting of its stockholders for the purpose of seeking the approval and adoption of the Asset Purchase Agreement, any ancillary agreement to which Bellicum will be a party, the Asset Sale, any other transactions contemplated thereby and the Dissolution following closing by the requisite number of stockholders of Bellicum required to approve the Asset Sale pursuant to the DGCL (the “Stockholder Approval”);

•	prepare this information statement with consultation from MDACC and its counsel;

•	prepare any filing of a form 8-K in connection with the Asset Purchase Agreement with consultation from MDACC and its counsel;

•	cooperate with MDACC in supplying information or assistance in MDACC’s fulfillment of its obligations related to regulatory matters under the Asset Purchase Agreement; and

•	comply with any audit request or investigation conducted by the Texas State Auditor’s Office.

Covenants of Bellicum and MDACC

The Asset Purchase Agreement contains various covenants of Bellicum and MDACC relating to, among others:

•	until the earlier to occur of the closing and the valid termination of the Asset Purchase Agreement in accordance with its terms, Bellicum and MDACC will:

•	use their best efforts to take all action, to the extent permissible under applicable law, to consummate and make effective the transactions contemplated by the Asset Purchase Agreement and to ensure that the conditions set forth in the Asset Purchase Agreement are satisfied, insofar as such matters are within the control of either of Bellicum or MDACC;

•	use their respective best efforts to obtain all necessary consents and authorizations of, any governmental body or any third party, and make all necessary registrations, declarations and filings with, and notices to, any governmental body, and, to the extent permitted by law, cooperate with each other as may be reasonably requested or to any governmental body as may be requested or required in order to facilitate the transfer contemplated above or otherwise necessary to consummate the transactions contemplated hereby; and

•	give prompt written notice to the other party of any legal proceeding in which such party is involved as a party that concerns and would reasonably be expected to have a material adverse effect.

•	Bellicum and MDACC additionally agreed to take the following actions, including, but not limited to:

•	at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to vest in MDACC all of Bellicum’s right, title and interest in, to and under the Transferred Assets;

•	if either MDACC or Bellicum becomes aware that any of the Transferred Assets have not been transferred to MDACC or that any of the Excluded Assets have been transferred to MDACC, the applicable party will promptly notify the other party and the parties will, as soon as reasonably practicable, ensure that such assets are transferred, and with any necessary prior third party consent or approval, to: (i) MDACC, in the case of any Transferred Asset which was not transferred at the closing or (ii) Bellicum, in the case of any Excluded Asset which was transferred at the closing;

•	until the date upon which Bellicum files the Certificate of Dissolution with the Delaware Secretary of State: (i) in the event that there are any contracts that are exclusively related to the Specified Programs and were not set forth on the relevant schedule to the Asset Purchase Agreement, Bellicum will assign to MDACC such later discovered contract and MDACC will assume such later discovered contract as long as, the counterparty thereto has executed the applicable Consent to Assignment (as defined below), and (ii) in the event there are any contracts to which Bellicum is a party but are not contracts exclusively related to the Specified Programs or relate solely to assets retained by Bellicum that transferred to MDACC on the closing date, MDACC agrees to cooperate in assigning to Bellicum such contracts or the applicable rights or obligations under such contracts at the reasonable request of Bellicum;

•	obligations related to public announcements relating to the Asset Purchase Agreement or any of the transactions contemplated therein or the existence of any arrangement between the parties;

•	cooperate with each other and will make available to each other and its representatives, as reasonably requested, in connection with or related to filing any tax return and other tax-related matters;

•	waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to MDACC; and

•	keep certain information confidential and direct each of its affiliates and representatives to do the same.

Board Recommendation

Subject to any Superior Proposal or any Intervening Event, the Asset Purchase requires that the Board of Directors recommend that Bellicum’s stockholders vote in favor of the adoption of a resolution approving the sale of substantially all of Bellicum’s assets pursuant to, and on the terms and conditions set forth in, the Asset Purchase Agreement (the “Board Recommendation”). Subject to certain exceptions set forth in the Asset Purchase Agreement, the Board of Directors may not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Board Recommendation. The Asset Purchase Agreement also requires that this information statement include the Board Recommendation.

Closing Conditions

Conditions to Obligations of MDACC and Bellicum

The obligations of MDACC and Bellicum to complete the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction at or prior to the closing of the following conditions:

•	the absence of any law or governmental order restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by the Asset Purchase Agreement;

•	all required consents of, notifications to and filings with, any governmental body have been made and any waiting periods applicable to the transactions contemplated by the Asset Purchase Agreement pursuant to any applicable law have expired or been terminated; and

•	the Stockholder Approval will have been obtained.

Conditions to the Obligation of MDACC

The obligation of MDACC to complete the transactions contemplated by the Asset Purchase Agreement is subject to the satisfaction or waiver by MDACC at or prior to the closing of the following additional conditions:

•	certain of the representations and warranties of Bellicum contained in the Asset Purchase Agreement and any documents, instrument or certificate delivered pursuant to the Asset Purchase Agreement will be true and correct in all respects at and as of the closing date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date need only be true and correct in all respects as of that date), except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect (except for each of the fundamental representations of Bellicum which will all be true and correct in all respects on and as of the closing date);

•	Bellicum will have performed and complied in all material respects with all covenants, agreements and obligations required by the Asset Purchase Agreement on or prior to the closing date;

•	Bellicum will have delivered to MDACC a certificate from an authorized officer of Bellicum certifying that each of the foregoing conditions set forth above will have been satisfied;

•	from the date of the Asset Purchase Agreement, no material adverse effect will have occurred that is continuing;

•	Bellicum will have delivered to MDACC certain closing deliverables; and

•	Bellicum will have received certain third party consents related to the Transferred Assets.

Conditions to the Obligation of Bellicum

The obligation of Bellicum to complete the transactions contemplated by the Asset Purchase Agreement is subject to the satisfaction or waiver by Bellicum at or prior to the closing of the following additional conditions:

•	certain of the representations and warranties of MDACC contained in the Asset Purchase Agreement are true and correct in all respects at and as of the closing date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on MDACC;

•	MDACC will have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the closing date; and

•	MDACC will have delivered to Bellicum (i) the purchase price and (ii) certain closing deliverables, including the Assignment and Bill of Sale, the Patent Assignment and the Trademark Assignment, in each case, duly executed by MDACC.

Termination

The Asset Purchase Agreement may be terminated at any time prior to the closing as follows:

•	whether before or after the date of the Stockholder Approval, by written mutual consent of Bellicum and MDACC;

•	by either Bellicum or MDACC if:

•	the closing hasn’t occurred on or prior to the six (6) month anniversary of the date of the Asset Purchase Agreement (the “End Date”); provided, however, that this right to terminate the Asset Purchase Agreement will not be available to either Bellicum or MDACC if their material breach of any provision in the Asset Purchase Agreement was the primary cause of, or resulted in, the failure of the transactions contemplated by the Asset Purchase Agreement to be consummated by the End Date; or

•	any law or governmental order restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by the Asset Purchase Agreement will become final and non-appealable; provided, however, that this right to terminate the Asset Purchase Agreement will not be available to either Bellicum or MDACC if their material breach of any provision in the Asset Purchase Agreement was the primary cause of, or resulted in, the failure of the transactions contemplated by the Asset Purchase Agreement to be consummated.

•	by Bellicum if:

•	there has been a material breach of any representation, warranty, covenant or agreement made by MDACC in the Asset Purchase Agreement, or any such representation and warranty has become untrue after the date of the Asset Purchase Agreement, such that certain MDACC conditions would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (a) 30 days following notice to MDACC from Bellicum of such breach or failure and (b) the date that is three (3) business days prior to the End Date; provided that Bellicum will not have this right to terminate the Asset Purchase Agreement if Bellicum is then in material breach of any of its representations, warranties, covenants or agreements under the Asset Purchase Agreement; or

•	at any time prior to the Stockholder Approval being obtained, (a) if the Board of Directors authorizes Bellicum, to the extent permitted by and subject to complying with the terms of the Asset Purchase Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of the Asset Purchase Agreement and (b) concurrently with the termination of the Asset Purchase Agreement, Bellicum, subject to complying with the applicable terms of the Asset Purchase Agreement, enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a material breach of the Asset Purchase Agreement.

•	by MDACC if:

•	at any time prior to the Stockholder Approval having been obtained, the Board of Directors has made a Change in Recommendation or Bellicum has materially breached or has failed to perform in any material respect its obligations under certain applicable provisions of the Asset Purchase Agreement;

•	there has been a breach of any representation, warranty, covenant or agreement made by Bellicum in the Asset Purchase Agreement, or any such representation and warranty has become untrue after the date of the Asset Purchase Agreement, such that certain Bellicum conditions would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to Bellicum from MDACC of such breach or failure and (ii) the date that is three (3) business days prior to the End Date; provided that MDACC will not have this right to terminate the Asset Purchase Agreement if MDACC is then in material breach of any of its representations, warranties, covenants or agreements under the Asset Purchase Agreement; provided, however, that if there has been a breach by Bellicum of certain representations and warranties regarding Texas Specific Certifications, such breach is not curable;

•	the Texas state legislature failed to appropriate or allot the necessary funds, or The Board of Regents of the University of Texas System (the “Board of Regents”) failed to allocate the necessary funds to MDACC in an amount equal to the purchase price;

•	certain Texas-specific certifications made by Bellicum become inaccurate; or

•	Bellicum knowingly or intentionally fails to comply with a requirement of Subchapter J of the Texas Public Information Act, Chapter 552, Texas Government Code.

Other Agreements and Instruments

Waiver Agreement

Concurrent with the execution and delivery of the Asset Purchase Agreement, certain holders of the Company’s preferred stock entered into a Waiver Agreement. For more information regarding the Waiver Agreement, please see the section of this information statement captioned “Proposal 2: the Dissolution Proposal—Waiver Agreement.”

Assignment and Bill of Sale

At the closing, Bellicum, MDACC and The Board of Regents, for the use and benefit of MDACC, will enter into an Assignment and Bill of Sale, pursuant to which Bellicum will, sell, transfer, convey, assign and deliver the Transferred Assets to The Board of Regents.

Intellectual Property Assignments

At the closing, Bellicum, MDACC and The Board of Regents, for the use and benefit of MDACC, will enter into a Patent Assignment Agreement and a Trademark Assignment. Pursuant to such intellectual property assignment agreements Bellicum will assign to the Board of Regents all of its rights, title and interest in and to Bellicum’s intellectual property assets, including without limitation, specified patents and trademarks.

Consents to Assignment

Prior to the closing, Bellicum will use its best efforts to obtain the consents to assign all of the contracts required to be assigned pursuant to the Asset Purchase Agreement. No contract will be deemed to be an Assumed Contract or a Transferred Asset for purposes of the Asset Purchase Agreement until the counterparty to such contract has executed the applicable consent to assignment (“Consent to Assignment”), pursuant to which such counterparty agrees to the assignment of the Assumed Contract to MDACC and to amend, modify, and supersede the provisions of such contract with the terms and conditions set forth in the Consent to Assignment.

Certain Material U.S. Federal Income Tax Consequences of the Asset Sale

The following discussion is a general summary of certain of the anticipated material U.S. federal income tax consequences of the Asset Sale to Bellicum assuming the Asset Sale is completed as contemplated in the Asset Purchase Agreement. The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this information statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this information statement. No rulings have been requested or received from the IRS as to the tax consequences of the Asset Sale and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of the Asset Sale discussed below or, if it does challenge the tax treatment, that it will not be successful.

The Asset Sale will be treated for U.S. federal income tax purposes as a taxable transaction upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset (including any deemed sale of a particular asset) will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The amount realized by us on the Asset Sale will include the amount of cash received, the fair market value of any other property received, and total liabilities assumed or taken by MDACC. For purposes of determining the amount realized by us with respect to specific assets, the total amount realized by us will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code. Our basis in our assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold.

Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset.

To the extent the Asset Sale results in us recognizing a net gain for U.S. federal income tax purposes, we expect that our available net operating loss carryforwards will offset a substantial part, if not all, of such gain.

Each stockholder should consult with its tax advisors regarding their interest in the Company.

Legal Proceedings

As of the distribution of this information statement, there were no legal proceedings pending related to the Asset Sale.

Governing Law

The Asset Purchase Agreement is governed by Delaware law.

Vote Required

The approval of the Asset Sale Proposal requires the affirmative vote of a majority of the voting power of all of the outstanding shares of our capital stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as votes “AGAINST” this the Asset Sale Proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ASSET SALE PROPOSAL (PROPOSAL 1).

PROPOSAL 2: THE DISSOLUTION PROPOSAL

General

At the Special Meeting, our stockholders will be asked to approve the Dissolution Proposal, which authorizes, subject to approval of the Asset Sale Proposal, the Dissolution pursuant to the Plan of Dissolution. The Board of Directors has determined that the Dissolution is advisable and in the best interests of the Company and its stockholders, and approved the Dissolution and adopted the Plan of Dissolution on November 9, 2023, subject to stockholder approval.

If we consummate the Dissolution pursuant to the Plan of Dissolution, we will cease conducting our business, wind up our affairs, dispose of our non-cash assets, including potential sale to third parties, pay or otherwise provide for our obligations, and distribute our remaining assets, if any, during a post-dissolution period of at least three years, as required by the DGCL. The effective time of the Dissolution will be when the Certificate of Dissolution is filed with the office of the Delaware Secretary of State or such later date and time, as provided in the Certificate of Dissolution. With respect to the Dissolution, we will follow the dissolution and winding up procedures prescribed by the DGCL, as described in further detail under the heading “Dissolution Under Delaware Law” of this section of the information statement. In the event our stockholders approve the Dissolution Proposal, we currently plan to file the Certificate of Dissolution with the Delaware Secretary of State as soon as practical following the Special Meeting, however, such filing may be delayed (or abandoned) as determined by the Board of Directors in its sole discretion, as described in more detail below.

Following the filing of the Certificate of Dissolution, in accordance with the applicable provisions of the DGCL, the Board of Directors will proceed to wind up the Company’s affairs. Authorization of the Dissolution by the holders of a majority of the voting power of our outstanding capital stock entitled to vote thereon shall constitute the authorization of the sale, exchange or other disposition in liquidation of all of the remaining property and assets of the Company after the effective time of the Dissolution, whether the sale, exchange or other disposition occurs in one transaction or a series of transactions. We currently intend to follow the winding up procedures provided in Section 281(b) of the DGCL, which generally require the Company to pay or make provision to pay current and future claims, as described in further detail under the heading “Dissolution Under Delaware Law” of this section of the information statement. Following the payment or provision for payment of these claims, the remaining assets or cash of the Company would be used to make liquidating distributions to our stockholders and warrantholders in accordance with the terms of such securities.

The Board of Directors retains the flexibility and discretion to follow the winding up procedures provided in Sections 280 and 281(a) of the DGCL (which are described below under the heading “Safe Harbor Procedures” of this section of this information statement), in lieu of those provided in Section 281(b).

If the Asset Sale Proposal and the Dissolution Proposal are not approved, Bellicum will continue to look at strategic alternatives. If the Board of Directors decides to otherwise pursue sale transactions involving, or a dissolution and liquidation of, the Company, it is unlikely that any liquidating distributions will be made to holders of our common stock.

Waiver Agreement

On November 21, 2023, we entered into the Waiver Agreement, pursuant to which, among other things, the requisite stockholders, on behalf of all holders of Series 1/2/3 Preferred Stock, irrevocably waived (i) the right to receive any portion of the proceeds and other assets received by the Company pursuant to the Asset Sale as payment for all or any portion of the Liquidation Preference, and (ii) in the event the Asset Sale and the Dissolution are completed, the Optional Redemptions.

Waiver of Liquidation Preference and Optional Redemptions

On August 16, 2019, we issued 575,000 shares of Series 1 preferred stock. On that same day, we filed the Certificate of Designations, which dictates certain features of the Series 1 preferred stock, Series 2 preferred stock, and Series 3 preferred stock. We never issued any shares of Series 2 preferred stock or Series 3 preferred stock, and as of December 13, 2023, 452,000 shares of Series 1 preferred stock remain outstanding.

Among the features of the Series 1 preferred stock is the Liquidation Preference. The Certificate of Designations provides that, in the event of any liquidation, dissolution or winding up of Bellicum, the holders of Series 1 preferred stock (and Series 2 preferred stock and Series 3 preferred stock, had any been issued and remained outstanding) are entitled to be paid, after payment of all debts and liabilities of Bellicum but before any distribution on common stock, $100 per share of Series 1 preferred stock. Because the Liquidation Preference Waiver applies only to the Asset Sale and the Dissolution, if the Asset Sale Proposal and the Dissolution Proposal are not approved and Bellicum undergoes a liquidation (which in the judgment of Bellicum is reasonably likely), the distributions in such liquidation will be less than the amount of the aggregate Liquidation Preference and accordingly no liquidating distributions will be made on the common stock.

The holders of Series 1 preferred stock (and Series 2 preferred stock and Series 3 preferred stock, had any been issued and remained outstanding) also have the right to Optional Redemptions after August 21, 2024, which means after that date they may cause the Company to redeem all or any portion of the Series 1 preferred stock it holds for $100 per share. Because the Redemption Waiver only applies if the Asset Sale and the Dissolution are completed, if the Asset Sale Proposal and the Dissolution Proposal are not approved and Bellicum continues to exist after August 21, 2024, the Optional Redemptions could cause Bellicum to pay out cash to holders of Series 1 preferred stock that would likely reduce the amount of, or the likelihood of receipt of, any distributions on the common stock.

See the section entitled “Estimated Liquidating Distributions” of this section of this information statement for a description of our estimate of the total cash distributions to our common stockholders in the Dissolution.

Our liquidation, winding up and distribution procedures will be further guided by the Plan of Dissolution, as described in further detail under the heading “Principal Provisions of the Plan of Dissolution” of this section of this information statement.

A copy of the Plan of Dissolution is attached as Annex B to this information statement and incorporated herein by reference. The material features of the Plan of Dissolution are summarized below. We urge stockholders to carefully read the Plan of Dissolution in its entirety.

Dissolution Under Delaware Law

The DGCL provides that a corporation may dissolve upon the recommendation of its board of directors, followed by the approval of its stockholders. Following such approvals, dissolutions are effected by filing a Certificate of Dissolution with the Delaware Secretary of State and the corporation is dissolved upon the filing date.

Section 278 of the DGCL provides that after a corporation is dissolved, its existence continues for a period of three years “or for such longer period as the Delaware Court of Chancery shall in its discretion direct” for the purpose of prosecuting and defending suits and to enable the corporation gradually to sell its properties and to wind up its affairs and discharge its liabilities. The process of winding up includes:

•	The collection and disposal of assets that will be applied toward the satisfaction or the making of reasonable provision for the satisfaction of liabilities and claims or that will not otherwise be distributed in kind to the corporation’s stockholders.

•	The satisfaction or making of reasonable provision for satisfaction of liabilities and claims.

•	Subject to statutory limitations, the distribution of any remaining assets to the stockholders of the corporation.

•	The taking of all other actions necessary to wind up and liquidate the corporation’s business and affairs.

We currently intend to effect the process of winding up pursuant to the provisions of Section 281(b) of the DGCL (the “Default Procedures”), which requires that the Company (i) shall pay or make reasonable provision to pay all claims and obligations (“Current Claims”), including all contingent, conditional or unmatured contractual claims known to the Company (“Contingent Claims”), (ii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party (“Pending Action Claims”) and (iii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the Effective Date (“Potential Claims”, together with the Current Claims, Contingent Claims and Pending Action Claims, the “Claims”).

Safe Harbor Procedures

Sections 280 and 281(a) of the DGCL allow a dissolving corporation to engage in a court-supervised winding up process by following the winding up procedures set forth therein (the “Safe Harbor Procedures”). Following the Safe Harbor provisions would ensure that our stockholders and directors are afforded certain protections under the DGCL. Although we currently intend to effect the winding up process pursuant to Default Procedures, the Board of Directors retains the flexibility and discretion to instead follow the Safe Harbor Procedures.

Section 280 of the DGCL permits a dissolving corporation to give notice by mail and publication of its dissolution to all persons known to have a claim against the corporation (“Known Claims”), including persons with Pending Action Claims, and require those persons to submit their claims in accordance with the notice. The notice is to be published and mailed to all known claimants, including persons with Pending Action Claims, in accordance with the DGCL. Any Known Claim against a dissolving corporation will be barred if the known claimant is given the required notice and does not present the claim to the corporation by the cut-off date referred to in the notice. If the dissolving corporation receives a response to the corporation’s notice by the cut-off date referred to in the notice, the dissolving corporation may accept or reject, in whole or in part, the Known Claim. If the dissolving corporation rejects a Known Claim, it must mail a notice of the rejection to claimant by certified or registered mail, return receipt requested, within 90 days after receipt of the claim (or, if earlier, at least 150 days before the expiration of the period described in Section 278 of the DGCL), which notice must, among other things, state that any claim so rejected will be barred if the Current Claimant does not commence an action, suit or proceeding with respect to the claim within 120 days of the date of the rejection notice. If the dissolving corporation rejects a Known Claim and the claimant does not commence an action suit or proceeding with respect to the claim within the 120-day post-rejection period, then the claimant’s Known Claim will be barred.

To dispose of any Contingent Claims, the dissolving corporation must give notice to persons with Contingent Claims and publish the notice, in each case, in accordance with the DGCL. After the receipt of a Contingent Claim, the corporation must mail to the claimant an offer for such security that, in the judgment of the corporation, is sufficient to provide compensation to the claimant if the Contingent Claim were to mature. The claimant must notify the corporation of such claimant’s rejection of the offer within 120 days of the receipt of the offer or the claimant will be deemed to have accepted the security offered by the corporation as the sole source from which the claim will be satisfied.

Finally, the dissolving corporation that has complied with the Safe Harbor Procedures must petition the Delaware Court of Chancery to determine the amount and form of security that will be (1) reasonably likely to be sufficient to provide compensation for any Pending Action Claim (including any rejected Known Claim as to which the claimant commenced an withing 120 days of the rejection notice), other than a claim barred pursuant to the Safe Harbor Procedures, (2) sufficient to provide compensation for any Contingent Contractual Claim for which security is rejected by the clamant, and (3) reasonably likely to be sufficient to provide compensation for any claims that have not been made known to the corporation or that have not arisen but that, based on facts known to the corporation, that are likely to arise or to become known within five years after the date of dissolution or such longer period of time as the Delaware Court of Chancery may determine (not to exceed ten years from the date of dissolution).

Principal Provisions of the Plan of Dissolution

This section of the information statement describes material aspects of the proposed Plan of Dissolution. While we believe that this description covers the material terms of the Plan of Dissolution, this summary may not contain all of the information that is important to you. You should carefully read this entire information statement, including the Plan of Dissolution attached as Annex B to this information statement, for a more complete understanding of the Dissolution.

Approval of the Plan of Dissolution and Authority of Officers and Directors

The Dissolution must be approved by the affirmative vote of a majority of the voting power of all of the outstanding shares of our capital stock entitled to vote thereon. The approval of the Dissolution by the requisite vote of our stockholders will constitute adoption of the Plan of Dissolution and will grant full and complete authority to the Board of Directors, without further stockholder action, to do and perform, or to cause our officers or other delegates to do and perform, any and all acts and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that the Board of Directors or any such delegate(s) deem necessary, appropriate or desirable, in the absolute discretion of the Board of Directors or any such delegate(s), to implement the Plan of Dissolution and to proceed with our Dissolution in accordance with any applicable provision of the DGCL, including, without limitation, all filings or acts required by any state or federal law or regulation to wind up its affairs.

After the Effective Date, we expect that the Board of Directors will delegate authority to one or more consultants to wind up our business and affairs, subject to the Board of Director’s continued oversight. The Board of Directors may also appoint officers, hire employees and retain independent contractors and agents in connection with the winding up process, and is authorized to pay compensation to or otherwise compensate our directors, officers, employees, independent contractors and agents above their regular compensation in recognition of the extraordinary efforts they may be required to undertake in connection with the successful implementation of the Plan of Dissolution. Approval of the Dissolution pursuant to the Plan of Dissolution by the requisite vote of our stockholders will constitute approval by the stockholders of any such cash or non-cash compensation.

Dissolution and Liquidation

If the Dissolution Proposal is approved by the requisite vote of our stockholders, the steps set forth below will be completed at such times as the Board of Directors or its delegate(s), in its discretion and in accordance with the DGCL, deems necessary, appropriate or advisable in our best interests and the best interests of the stockholders:

•	The filing of a Certificate of Dissolution with the Delaware Secretary of State.

•	The cessation of all of our business activities except those relating to winding up and liquidating our business and affairs, including, but not limited to, prosecuting and defending suits by or against us, collecting our assets, converting such assets into cash or cash equivalents, discharging or making provision for discharging our liabilities, withdrawing from all jurisdictions in which we are qualified to do business, and distributing our remaining property among our stockholders according to their interests.

•	The collection, sale, exchange or other disposition of all or substantially all of our non-cash property and assets, in one transaction or in several transactions to one or more persons.

•	The payment of or the making provision for the payment of all Claims, in the manner required by DGCL 281(b), which is described above.

•	The distribution to our stockholders and warrantholders, or the transfer to one or more liquidating trustees for the benefit of our stockholders under a liquidating trust, of our remaining assets according to the provisions of the Certificate of Incorporation, applicable warrant agreements and Certificate of Designations, after giving effect to the Liquidation Preference Waiver.

•	The taking of any and all other actions permitted or required by Section 278, 279 and 281(b) the DGCL.

Liquidating Trust

If deemed necessary, appropriate or desirable by the Board of Directors or its delegate(s), in furtherance of the liquidation and distribution of any remaining assets to stockholders in accordance with the Plan of Dissolution, we may transfer to one or more liquidating trustees, for the benefit of our stockholders under a liquidating trust, any or all of our assets, including any cash intended for distribution to creditors and stockholders not disposed of at the time of our dissolution. The Board of Directors or its delegate(s) are authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more of our directors, officers, employees, agents or representatives, to act as the initial trustee. Any trustee so appointed shall in general be authorized to take charge of the Company’s property, and to sell and convert into cash any and all corporate non-cash assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company. Approval of the Plan of Dissolution by our stockholders shall constitute the approval of any trustee so appointed, any liquidating trust agreement, and any transfer of assets by us to the trust.

Professional Fees and Expenses

It is specifically contemplated that the Board of Directors or its delegate(s) may authorize the payment, out of the contingency reserve, of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company. In addition, in connection with and for the purpose of implementing and assuring completion of the Plan of Dissolution, the Company may, in the discretion of the Board of Directors or its delegate(s), pay out of the contingency reserve any brokerage, agency and other fees and expenses of persons rendering services, including accountants, tax advisors and valuation experts, to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of the Plan of Dissolution.

Indemnification

We will continue to indemnify the persons entitled thereto under, and in accordance with, the Certificate of Incorporation, our amended and restated bylaws, and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs. The Board of Directors or its delegate(s) are authorized at our expense to obtain and maintain insurance for the benefit of such directors, officers, employees, consultants, agents and trustees to the extent permitted by law and as may be necessary or appropriate to cover our obligations under the Plan of Dissolution.

Contingency Reserve

The Board of Directors or it delegate will establish a contingency reserve to satisfy the claims of the current and potential creditors of the Company, provided that, at or before the completion of the period contemplated by Section 278 of the DGCL, the amount of the contingency reserve may be reduced to the extent the Board of Directors or its delegate(s) determines that the full amount thereof will not be necessary to satisfy actual or potential creditors of the Company.

Liquidating Distributions

After the payment or the provision for payment, in full, of all Claims, our remaining assets shall be distributed by us to our stockholders and warrantholders according to the provisions of the Certificate of Incorporation, applicable warrant agreements and Certificate of Designations, after giving effect to the Liquidation Preference Waiver. Such distribution may occur all at once or in a series of distributions and may be in cash or assets.

If any liquidating distribution to a stockholder or warrantholder cannot be made, because the stockholder or warrantholder cannot be located, then the distribution to which such stockholder or warrantholder is entitled will be transferred, at such time as the final liquidating distribution is made, to the official of such state or other jurisdiction authorized or permitted by applicable law to receive the proceeds of such distribution. The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to such stockholder or warrantholder as the sole equitable owner thereof and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event will the proceeds of any such distribution revert to or become our property.

Amendment, Modification or Revocation of Plan of Dissolution

If for any reason the Board of Directors or its delegate(s) determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan of Dissolution and all actions contemplated thereunder, including the proposed dissolution of the Company, notwithstanding stockholder approval of the Plan of Dissolution or the filing of the Certificate of Dissolution, to the extent permitted by the DGCL.

Liquidation Under Code Sections 331 and 336

It is intended that the Plan of Dissolution constitute a plan of complete liquidation of the Company within the meaning of Sections 331 and 336 of the Code. The Plan of Dissolution will be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Sections 331 and 336 of the Code and the Treasury Regulations promulgated thereunder.

Estimated Liquidating Distributions

MANY OF THE FACTORS INFLUENCING THE AMOUNT OF CASH DISTRIBUTED TO STOCKHOLDERS AS A LIQUIDATING DISTRIBUTION CANNOT CURRENTLY BE QUANTIFIED WITH CERTAINTY AND ARE SUBJECT TO CHANGE. ACCORDINGLY, YOU WILL NOT KNOW THE EXACT AMOUNT OF ANY LIQUIDATING DISTRIBUTIONS YOU MAY RECEIVE AS A RESULT OF THE PLAN OF DISSOLUTION WHEN YOU VOTE ON THE DISSOLUTION PROPOSAL. YOU MAY RECEIVE NO DISTRIBUTION AT ALL.

As of September 30, 2023, we had approximately $4.6 million in assets, net of liabilities. In addition to settling the liabilities reflected on our balance sheet, we anticipate using cash, and current assets converted to cash through the end of the liquidation process (including the proceeds of the Asset Sale), for a number of items, including without limitation the following:

•	Ongoing operating, overhead and administrative expenses.

•	Purchasing insurance policies and coverage for periods subsequent to the Effective Date.

•	Expenses incurred in connection with the Dissolution.

•	Professional, legal, tax, accounting, and consulting fees.

We intend to liquidate our cash assets and sell or dispose of our remaining non-cash assets for the best price available as soon as reasonably practicable after the Effective Date. The amount of any outstanding liabilities and the contingency reserve established by the Board of Directors or its delegate(s) will be deducted before determining amounts available for distribution to stockholders. If the Asset Sale and the Dissolution are completed and we distribute the full $8.1 million of cash proceeds from the Asset Sale to the holders of our common stock, Warrants and Series 1 preferred stock (for their Participating Dividend) in connection with the Dissolution, we expect that you will receive a distribution of approximately $0.09 for each share of common stock that you own as of the Effective Date, without interest thereon and subject to any applicable withholding taxes required by applicable legal requirements. The Board of Directors reserves the right to satisfy any outstanding liabilities, including transaction expenses, with cash proceeds from the Asset Sale, I which case your distribution described in the previous sentence will likely be less than $0.09 per share. We expect that the remainder of our cash and, if any, non-cash assets will be distributed to the holders of Series 1 preferred stock in accordance with the Certificate of Incorporation and the Certificate of Designations.

However, uncertainties as to the precise net value of our assets, the ultimate amount of our liabilities, the amount of operating costs during the liquidation and winding-up process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to our common stockholders or the timing of any such distribution. You may receive no distribution at all.

If the Asset Sale Proposal and the Dissolution Proposal are not approved, and our Board of Directors decides to otherwise pursue sale transactions involving, or a dissolution and liquidation of, the Company, it is unlikely that any liquidating distributions will be made to holders of our common stock.

Conduct of the Company Following Dissolution

If the Dissolution Proposal is approved, we will file a Certificate of Dissolution with the Delaware Secretary of State as soon as reasonably practicable after receipt of the required revenue clearance certificate from the Department of Finance. After the Effective Date, our corporate existence will continue but we may not carry on any business except that appropriate to wind-up and liquidate our business and affairs, including, without limitation, collecting and disposing of our assets, satisfying or making reasonable provision for the satisfaction of our liabilities and, subject to legal requirements, distributing our remaining property among the stockholders.

Sale of Remaining Assets

The Plan of Dissolution gives the Board of Directors or its delegate(s) the authority to dispose of all of our remaining property and assets without further stockholder approval. Stockholder approval of the Plan of Dissolution will constitute approval of any and all such future asset dispositions on such terms and at such prices as the Board of Directors or its delegate(s), without further stockholder approval, may determine to be in our best interests and the best interests of our stockholders. We may contract with one or more third parties to assist us in selling any remaining non-cash assets on such terms as are approved by the Board of Directors or its delegate(s) in our best interests and the best interests of our stockholders. We may conduct sales by any means, including by competitive bidding or private negotiations, to one or more purchasers in one or more transactions over a period of time. Any and all proceeds from such sale, license or similar transaction (other than the Asset Sale Proceeds) will likely be distributed to the holders of Series 1 Preferred Stock in accordance with the Certificate of Incorporation and the Certificate of Designations.

Contingency Reserve

Under the DGCL, we are required, in connection with our dissolution, to satisfy or make provision for the satisfaction of all claims and liabilities. Following the Effective Date, we will pay all expenses and other known liabilities and establish a contingency reserve, consisting of cash or other assets, that the Board of Directors or its delegate(s) believes will be adequate for the satisfaction of all current and potential claims and liabilities. We also will seek to acquire insurance coverage and take other steps the Board of Directors or its delegate(s) determines are reasonably calculated to provide for the satisfaction of the reasonably estimated amount of such liabilities. At this time, we are not able to provide a precise estimate of the amount of the contingency reserve or the cost of insurance or other steps that may be undertaken to make provision for the satisfaction of liabilities and claims, but any such amount will be deducted before the determination of amounts available for distribution to our stockholders.

The actual amount of the contingency reserve may vary from time to time and will be based upon estimates and opinions of the Board of Directors or its delegate(s), derived from consultations with management and outside experts, if the Board of Directors or its delegate(s) determine that it is advisable to retain such experts, and a review of our estimated contingent liabilities and estimated ongoing expenses, including, without limitation: anticipated salary, retention, compensation and benefits payments; estimated legal and accounting fees; payroll and other taxes; expenses accrued in connection with the preparation of our financial statements; and costs related to public company reporting matters. We anticipate that expenses for professional fees and other expenses of liquidation may be significant. Our established contingency reserve may not be sufficient to satisfy all of our obligations, expenses and liabilities, in which case a creditor could bring a claim against our stockholders for the total amount distributed by us to such stockholders pursuant to the Plan of Dissolution. From time to time, we may distribute according to the Certificate of Incorporation and Certificate of Designations to stockholders any portions of the contingency reserve that the Board of Directors or its delegate(s) deems no longer necessary to satisfy actual or potential creditors of the Company.

Potential Liability of Stockholders and Directors

Under the DGCL, if the amount of the contingency reserve and other measures calculated to provide for the satisfaction of liabilities and claims are insufficient to satisfy the aggregate amount ultimately found payable in respect of our liabilities and claims against us, each stockholder could be held liable for amounts due to creditors up to the amounts distributed to such stockholder under the Plan of Dissolution.

If we were held by a court to have failed to make adequate provision for expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve, a creditor could seek an injunction against us to prevent us from making distributions to stockholders in accordance with the Plan of Dissolution. Any such action could delay and substantially diminish liquidating distributions to stockholders.

If a dissolving corporation fully complies with either the Safe Harbor Procedures or the Alternative Procedures, then the dissolving corporation’s directors will not be personally liable to the dissolving corporation’s claimants.

Reporting Requirements

As of the date of this information statement, we comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements may be economically burdensome and of minimal value to stockholders. In order to curtail expenses, we intend, on or before the Effective Date, to make the appropriate filing with the SEC to end our reporting obligations under the Exchange Act.

Closing of Transfer Books

On or following the Effective Date, we will close our stock transfer books and discontinue recording transfers of our common stock. Thereafter, certificates representing shares of our common stock will be treated as no longer outstanding and will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates. See “Cessation of Trading of Common Stock” below.

After all liabilities of the Company have been paid or provided for to the full extent possible, and the remaining assets of the Company, if any, have been distributed to the Company’s stockholders and holders of Company warrants pursuant to the terms of such securities, the stockholders shall surrender for cancellation any and all certificates representing the stock of the Company and shall have no further rights against the Company, whether arising out of each stockholder’s status as a stockholder or as a creditor of the Company.

Cessation of Trading of Common Stock

We anticipate that we will notify the Financial Industry Regulatory Authority of our impending dissolution and request that our common stock stop trading on the Effective Date or as soon thereafter as is reasonably practicable. As noted above, we also currently expect to close our stock transfer books on or around the Effective Date and to discontinue recording transfers and issuing stock certificates at that time. Accordingly, it is expected that trading in our shares of common stock will cease on or very soon after the Effective Date.

Appraisal Rights

Under the DGCL, stockholders are not entitled to assert appraisal rights with respect to the Asset Sale or the Dissolution.

Regulatory Approvals

We are not aware of any U.S. federal or state regulatory requirements or governmental approvals or actions that may be required to consummate the Dissolution, except for compliance with applicable SEC regulations in connection with this information statement and compliance with the DGCL. Additionally, the Dissolution requires that we obtain a revenue clearance certificate from the Delaware Department of Finance certifying that we have paid or provided for every license fee, tax increase or penalty of the Company. In order to obtain the revenue clearance certificate, we must file an application with the Delaware Department of Finance. If our stockholders approve the Dissolution Proposal, we intend to file such application as soon as reasonably practicable after the Special Meeting. We intend to file our

Certificate of Dissolution with the Delaware Secretary of State as soon as reasonably practicable after we receive a revenue clearance certificate.

Company Management Following the Filing of the Certificate of Dissolution

After the Effective Date, we expect that the Board of Directors will delegate authority to one or more consultants to wind up our business and affairs, subject to the continued oversight of the Board of Directors. We expect to compensate these consultants in connection with their services provided during the implementation of the Plan of Dissolution.

Accounting Treatment

Upon the Dissolution, we plan to change our basis of accounting from the going-concern basis, which contemplates realization of assets and satisfaction of liabilities in the normal course of business, to the liquidation basis. Under the liquidation basis of accounting, assets are stated at the lower of their carrying value or their estimated net realizable values and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the estimated costs associated with carrying out the Plan of Dissolution. For periodic reporting, a statement of net assets in liquidation will summarize the liquidation value per outstanding share of common stock. Valuations presented in the statement will represent management’s estimates, based on then present facts and circumstances, of the net realizable values of assets and costs associated with carrying out the Plan of Dissolution based upon management’s assumptions.

The valuation of assets and liabilities will require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the Plan of Dissolution. The estimated net realizable value of our assets and the estimated settlement amounts for liabilities are expected to differ from estimates recorded in interim financial statements.

Certain Material U.S. Federal Income Tax Consequences of the Dissolution

The following discussion is a summary of certain material U.S. federal income tax consequences of the Dissolution to U.S. Holders and Non-U.S. Holders (each as defined below and, collectively, “Holders”) assuming the Dissolution is completed as contemplated in the Plan of Dissolution but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code), U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below.

This discussion is limited to Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income, the special tax accounting rules under Section 451(b) of the Code, or the alternative minimum tax. In addition, this discussion does not address tax consequences relevant to Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	persons that hold our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers, or traders in securities, commodities, or currencies;

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations (including private foundations) or international or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons that own, or are deemed to own, more than 5% of our stock.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE DISSOLUTION ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS, THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION, OR ANY APPLICABLE INCOME TAX TREATY.

U.S. Holder and Non-U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that is not an entity treated as a partnership for U.S. federal income tax purposes and that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect to be treated as a United States person under applicable Treasury Regulations.

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Dissolution

We intend for distributions made pursuant to the Plan of Dissolution to be treated as a series of distributions in complete liquidation of the Company governed under Section 331 of the Code, and this discussion assumes that such treatment will be respected.

U.S. Federal Income Tax Consequences of the Dissolution to the Company

We generally will recognize gain or loss equal to the difference, if any, between the fair market value of any non-cash asset we distribute pursuant to the Plan of Dissolution, and our adjusted tax basis in such asset. If a stockholder assumes a liability in connection with the Dissolution, the discharge of such liability in the Dissolution may increase our recognized gain.

In addition, until all of our assets have been distributed pursuant to the Plan of Dissolution and the Dissolution is complete, we will continue to be subject to U.S. federal income tax on our income, if any, such as interest income. We generally will also recognize gain or loss, if any, upon the sale of any of our assets in connection with the Dissolution equal to the difference, if any, between (x) the fair market value of the consideration received for such assets and (y) our adjusted tax basis in such assets. Any of the foregoing tax liabilities will reduce the cash available for distribution pursuant to the Plan of Dissolution.

Although the Inflation Reduction Act enacted a 1% excise tax, or the Excise Tax, that generally applies to certain repurchases of stock of publicly traded U.S. corporations like us, recently issued interim guidance excepts certain distributions in complete liquidation of a publicly traded U.S. corporation, as well as distributions made by such corporation during the taxable year in which such corporation completely liquidates and dissolves, from the Excise Tax. Taxpayers are permitted to rely on the interim guidance until proposed Treasury Regulations are issued.

Holders should consult their tax advisors regarding the tax consequences of the Dissolution to the Company and any resulting impact to Holders in their particular circumstances.

U.S. Federal Income Tax Consequences of the Dissolution to Holders

Each Holder generally will be treated as receiving its portion of distributions made pursuant to the Plan of Dissolution in exchange for its shares of our common stock. If a Holder holds different blocks of shares of our common stock (generally, shares of our common stock purchased or acquired on different dates or at different prices), the Holder’s portion of such distributions must be allocated among the several blocks of shares in the proportion that the number of shares in a particular block bears to the total number of shares owned by the Holder.

U.S. Holders. Distributions made pursuant to the Plan of Dissolution to a U.S. Holder will be treated as received by the U.S. Holder in exchange for the U.S. Holder’s shares of our common stock. The amount of any such distributions will reduce the U.S. Holder’s adjusted tax basis in such shares, but not below zero. Any excess will be treated as capital gain, while any adjusted tax basis remaining in such shares following the final distribution made pursuant to the Plan of Dissolution will be treated as a capital loss. Any such gain or loss generally will be long-term capital gain or loss, respectively, if such shares have been held for more than one year. The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be computed on a “per share” basis.

The IRS or a court could challenge our valuation of any non-cash asset distributed to a U.S. Holder pursuant to the Plan of Dissolution, which could change the amount of gain or loss recognized by the U.S. Holder. A U.S. Holder’s adjusted tax basis in any non-cash asset distributed to the U.S. Holder pursuant to the Plan of Dissolution immediately after such distribution will be the fair market value of such asset at the time of distribution. Distributions of non-cash assets pursuant to the Plan of Dissolution could result in a U.S. Holder having a tax liability in excess of the amount of cash distributed to the U.S. Holder pursuant to the Plan of Dissolution, which would require the U.S. Holder to satisfy such tax liability from other sources or by selling all or a portion of such non-cash assets.

U.S. Holders should consult their tax advisors regarding the tax consequences of the Dissolution in their particular circumstances.

Non-U.S. Holders. Distributions made pursuant to the Plan of Dissolution to a Non-U.S. Holder will be treated as received by the Non-U.S. Holder in exchange for the Non-U.S. Holder’s shares of our common stock. The amount of any such distributions will reduce the Non-U.S. Holder’s adjusted tax basis in such shares, but not below zero. Any excess will be treated as capital gain. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any such gain unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the applicable distribution and certain other requirements are met; or

•	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes during the shorter of the five-year period ending on the date of the applicable distribution or the Non-U.S. Holder’s holding period in the Non-U.S. Holder’s shares of our common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to United States persons. If the Non-U.S. Holder is a corporation, the Non-U.S. Holder also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the Non-U.S. Holder’s effectively connected earnings and profits.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the Non-U.S. Holder is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to gain described in the third bullet point above, the determination of whether we are a USRPHC depends on the fair market value of our “United States real property interests” for U.S. federal income tax purposes relative to the fair market value of our worldwide real property interests and our assets used or held for use in a trade or business. Although we believe we are not currently, and do not anticipate becoming, a USRPHC, there can be no assurance in this regard.

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the Dissolution in their particular circumstances, including the applicability of withholding and income tax treaties and our status as a USRPHC.

Alternative U.S. Federal Income Tax Treatment of the Dissolution

Notwithstanding our position that distributions made pursuant to the Plan of Dissolution are intended to be treated as a series of distributions in complete liquidation of the Company governed under Section 331 of the Code, it is possible that the IRS or a court could determine that any of such distributions is a current distribution. In addition, if the Dissolution is abandoned or revoked, such distributions would be treated as current distributions. A current distribution would be treated as a dividend for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits. Amounts not treated as dividends would constitute a return of capital and first be applied against and reduce a Holder’s adjusted tax basis in its shares of our common stock, but not below zero. Any excess would be treated as capital gain. Holders should consult their tax advisors regarding the proper tax treatment of the Dissolution and the resulting tax consequences in their particular circumstances, including the applicability of preferential tax rates, deductions, withholding, and income tax treaties.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. Holder might be eligible for refunds or credits of such taxes. FATCA applies to dividends paid on our common stock and, subject to the proposed Treasury Regulations described below, also applies to gross proceeds from sales or other dispositions of our common stock. Proposed Treasury Regulations, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to gross proceeds from sales or other dispositions of our common stock. Taxpayers (including applicable withholding agents) may generally rely on such proposed Treasury Regulations until final Treasury Regulations are issued. Holders should consult their tax advisors regarding the application of FATCA in their particular circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives a distribution made pursuant to the Plan of Dissolution. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily the individual’s social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

For Non-U.S. Holders, a distribution made pursuant to the Plan of Dissolution and received within the United States or through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent does not have actual knowledge or reason to know that such holder is a United States person and such holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI (or applicable successor forms), or otherwise establishes an exemption. Proceeds from a distribution made pursuant to the Plan of Dissolution and received through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding, the procedures for obtaining such an exemption, and any other information reporting requirements in connection with the Dissolution (e.g., certain Holders may be required to include certain information with their U.S. federal income tax returns).

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND NON-INCOME TAX CONSEQUENCES OF THE DISSOLUTION IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING ANY INFORMATION REPORTING REQUIREMENTS, THE APPLICABILITY OF ANY TAX TREATIES, AND THE IMPACT OF ANY CHANGE IN LAW.

U.S. Federal Income Tax Consequences of a Liquidating Trust

We may transfer our remaining assets and obligations to a liquidating trust if our Board of Directors or its delegate(s) determines that such a transfer is advisable. Under applicable Treasury Regulations, a trust will be treated as a “liquidating trust” if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is unreasonably prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, the trust will no longer be considered a liquidating trust and adverse tax consequences may apply to the trust or to Holders. Although neither the Code nor the Treasury Regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

If we transfer assets to a liquidating trust and distribute interests in the liquidating trust to Holders, we intend that such transfer and distribution would be treated for U.S. federal income tax purposes as if we distributed an interest in each of the assets so transferred directly to such Holders. Each Holder would be treated as receiving a liquidating distribution from us, which would be treated generally as described above.

Assuming that the liquidating trust is treated as a “liquidating trust” for U.S. federal income tax purposes, we intend that the liquidating trust would be treated as a “grantor trust” for U.S. federal income tax purposes. In that case, each unit or interest in the liquidating trust would represent ownership of an undivided proportionate interest in all of the assets and liabilities of the liquidating trust and a Holder would be treated for U.S. federal income tax purposes as receiving or paying, as applicable, directly a pro rata portion of all income, gain, loss, deduction, and credit of the liquidating trust. A Holder would be taxed each year on its share of income from the liquidating trust, net of such Holder’s share of expenses of the liquidating trust (including interest and depreciation) whether or not such Holder receives a distribution of cash from the liquidating trust that year. When the liquidating trust makes distributions to Holders, the Holders generally would recognize no additional gain or loss.

Assuming the liquidating trust is treated as a grantor trust for U.S. federal income tax purposes, a Holder’s adjusted tax basis in a unit of the liquidating trust (and indirectly in the pro rata portion of the net assets in the liquidating trust that are attributable to that unit) would be equal to the fair market value of a unit (and those net assets) on the date that it is treated as distributed to the Holder, which value would be determined by us and reported to the Holder. The long-term or short-term character of any capital gain or loss recognized in connection with the sale of the liquidating trust’s assets would be determined based upon a holding period commencing at the time of the acquisition by a Holder of such Holder’s beneficial interest in the liquidating trust.

The trustee or trustees of the liquidating trust would provide to each Holder of units in the liquidating trust after each year end a detailed itemized statement that reports on a per unit basis the Holder’s allocable share of all the various categories of income and expense of the liquidating trust for the year. Each Holder must report such items on its U.S. federal income tax return regardless of whether the liquidating trust makes current cash distributions.

If the liquidating trust fails to qualify as a liquidating trust that is a grantor trust for U.S. federal income tax purposes, the consequences to Holders would depend on the reason for the failure to qualify, and, under certain circumstances, the liquidating trust could be treated as an association taxable as a corporation for U.S. federal income tax purposes. If the liquidating trust is taxable as a corporation, the trust itself would be subject to U.S. federal income tax at the applicable corporate income tax rate, which is currently 21%. In that case, distributions made by the liquidating trust would be reduced by any such additional taxes imposed on the trust, and a Holder would be subject to tax upon the receipt of distributions that constitute dividends from the trust rather than taking into account its share of the trust’s taxable items on an annual basis.

Holders should consult their tax advisors regarding the tax consequences that would apply to them if we were to transfer assets to a liquidating trust.

Vote Required

The approval of the Dissolution and Plan of Dissolution requires the affirmative vote of a majority of the voting power of all of the outstanding shares of our capital stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the Dissolution Proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE DISSOLUTION PROPOSAL (PROPOSAL 2).

OTHER MATTERS

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Special Meeting.

Householding of Special Meeting Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single copy of the proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of proxy materials, please notify your broker, or notify us at Bellicum Pharmaceuticals, Inc., Attn: Corporate Secretary, 3730 Kirby Drive, Suite 1200, Houston, TX 77098. Street name stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their broker, bank or other nominee.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this information statement, by going to the investor relations page of our website at https://ir.bellicum.com/. Our website address is provided as an inactive textual reference only. The information provided on, or accessible through, our website is not part of this information statement, and therefore is not incorporated herein by reference.

The SEC allows us to “incorporate by reference” information into this information statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement, except for any information superseded by information in this information statement or incorporated by reference subsequent to the date of this information statement. This information statement incorporates by reference the documents set forth below that we have previously filed with the SEC.

•	Bellicum’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 31, 2023 (as amended on April 28, 2023).

•	Bellicum’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023, filed on May 11, 2023, August 10, 2023 and November 14, 2023 respectively.

•	Bellicum’s Current Reports on Form 8-K, filed with the SEC on April 11, 2023, May 30, 2023, June 2, 2023, August 21, 2023 and November 22, 2023.

We also incorporate by reference into this information statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this information statement and the earlier of the date of the Special Meeting or the termination of the Asset Purchase Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

Notwithstanding the foregoing, we will not incorporate by reference in this information statement any documents or portions thereof that are not deemed “filed” with the SEC, including information furnished under Item 2.02 or Item 7.01 or otherwise of any Current Report on Form 8-K, including related exhibits, after the date of this information statement unless, and except to the extent, specified in such Current Report.

Any person, including any beneficial owner of shares of Bellicum’s common stock, to whom this information statement is delivered may request copies of information statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to Bellicum’s address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Bellicum Pharmaceuticals, Inc.

Attention: Investor Relations

3730 Kirby Drive, Ste. 1200

Houston, TX 77098

(281) 454-3424

MISCELLANEOUS

You should rely only on the information contained in this information statement, the annexes to this information statement and the documents that we incorporate by reference in this information statement in voting on the proposals contained in this information statement. We have not authorized anyone to provide you with information that is different from what is contained in this information statement. This information statement is dated December 14, 2023. You should not assume that the information contained in this information statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this information statement), and the mailing of this information statement to stockholders does not create any implication to the contrary. This information statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A-1

Annex A-1

Asset Purchase Agreement

A-1-1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

ASSET PURCHASE AGREEMENT

by and between

Bellicum Pharmaceuticals, Inc.

and

The University of Texas M. D. Anderson Cancer Center

Dated as of November 21, 2023

-i-

(continued)

-ii-

SCHEDULES

Schedule 2.1.2(a)	Specified License Agreements
Schedule 2.1.2(b)-1	Assumed Contracts
Schedule 2.1.2(b)-2	Patents and Patent Applications
Schedule 2.1.2(c)	Seller IP
Schedule 2.1.2(d)	Books and Records
Schedule 2.1.2(e)	Specified Program Inventory
Schedule 2.1.2(f)	Governmental Authorizations
Schedule 2.1.2(g)	Regulatory Approvals
Schedule 4.7.1	Pre-Closing Period SLA Terms
Schedule 6.2.6	Required Consents

EXHIBITS

Exhibit A	Waiver Agreement
Exhibit B	Form of Assignment and Bill of Sale
Exhibit C	Form of Patent Assignment
Exhibit D	Form of Trademark Assignment
Exhibit E-1	Form of Consent to Assignment (Licenses)
Exhibit E-2	Form of Consent to Assignment (Vendor)
Exhibit E-3	Form of Consent to Assignment (ISCTA)

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is made and executed as of November 21, 2023 (the “Execution Date”), by and between Bellicum Pharmaceuticals, Inc., a Delaware corporation (“Seller”) and The University of Texas M. D. Anderson Cancer Center, an institution of higher education and an agency of the State of Texas (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Transferred Assets (as defined below), in each case, upon the terms and subject to the conditions of this Agreement (the “Acquisition”);
WHEREAS, in consideration of the Acquisition, Purchaser will assume the Assumed Liabilities (as defined below) and deliver to Seller the Purchase Price (as defined below), in each case, upon the terms and subject to the conditions of this Agreement;
WHEREAS, the Board has unanimously (i) determined that this Agreement, the Acquisition and the other transactions contemplated hereby are fair to, and in the best interests of Seller and its stockholders, and declared it advisable, to enter into this Agreement with Purchaser; (ii) adopted resolutions approving this Agreement, the Acquisition and the consummations of the other transactions contemplated hereby and recommending to the stockholders of Seller the adoption of a resolution approving the sale of substantially all of Seller’s assets pursuant to, and on the terms and conditions set forth in, this Agreement (such recommendation by the Board, the “Board Recommendation”) pursuant to the DGCL (as defined below); and
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, certain securityholders of Seller have entered into an agreement with Seller (the “Waiver Agreement”), a copy of which is attached as Exhibit A, pursuant to which such securityholders have, among other things, (i) consented to and approved this Agreement and the transactions contemplated hereby, including the Acquisition, and (ii) waived on behalf of Seller’s preferred stockholders certain rights in respect of the Acquisition and dissolution of Seller, including the right of Seller’s preferred stockholders to receive payment of any portion of the liquidation preference applicable to Seller’s Series 1 Redeemable Convertible Non-Voting Preferred Stock from the proceeds and other assets to be received by Seller pursuant to this Agreement.
NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1    DEFINITIONS
1.1    Certain Defined Terms. As used herein, the following terms shall have the following meanings:
“Acquisition” has the meaning set forth in the preamble hereto.
“Acquisition Proposal” means any proposal (other than a proposal or offer by Purchaser or any of its Affiliates or in respect of the BPX Programs or as permitted pursuant to Section 4.7) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (x) a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of Seller or (y) Seller issues securities representing more than 20% of the outstanding shares of any class of voting securities of Seller; (ii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any of the Transferred Assets (or any portion thereof); or (iii) any liquidation or dissolution of Seller.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this Agreement, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, each of (i) The University of Texas System and (ii) The UT Board of Regents is an Affiliate of Purchaser.
“Agreement” has the meaning set forth in the preamble hereto.
“Alternative Acquisition Agreement” has the meaning set forth in Section 5.6.3.
“Ancillary Agreements” means the Assignment and Bill of Sale, the Patent Assignment, the Trademark Assignment, and any other agreements, documents, or certificates to be executed and delivered by a Party in connection with this Agreement and the Acquisition.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 as amended (15 U.S.C. §§78dd-1, et seq.), the USA PATRIOT Act, the UK Bribery Act 2010, or any other applicable anti-corruption, anti-bribery, anti-kickback, anti-money laundering, anti-terrorist financing, or similar applicable Law.
“Assignment and Bill of Sale” means the assignment and bill of sale in substantially the form attached hereto as Exhibit B.
“Assumed Contracts” has the meaning set forth in Section 2.1.2(b).
“Assumed Liabilities” has the meaning set forth in Section 2.1.4(a).
“Audited Financial Statements” has the meaning set forth in Section 3.1.5.
“Board” means the Board of Directors of Seller.
“Board Recommendation” has the meaning set forth in the preamble hereto.
“Books and Records” means all books, records, files and documents related to any Specified Programs or any Transferred Assets (including research and development, data, supplier lists, consultant reports, physician databases and correspondence (excluding invoices), complaint files and adverse drug experience files, correspondence with, to or from Regulatory Authorities or research ethics committee, including all applications, supporting files, writings, data, studies and reports relating thereto or to any Regulatory Approvals, and, to the extent not originals, true and complete copies of all files relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any Intellectual Property Rights, including written Third Party correspondence, records and documents related to research and pre-clinical and clinical testing and studies for any Specified Program conducted by or on behalf of Seller, including laboratory and engineering notebooks, procedures, tests, dosage, criteria for patient selection,
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safety and efficacy and study protocols, investigators brochures and all vigilance and other safety records) in all forms, including electronic, in which they are stored or maintained, and all data and information included or referenced therein, in each case that are licensed, owned or controlled by or otherwise in the possession of Seller.
“BPX Programs” means each program of research and development on or prior to the Closing Date with respect to (a) BPX-601 GoCAR-T targeting prostate stem cell antigen (PSCA) and (b) BPX-603 dual-switch GoCAR-T targeting human epidermal growth factor receptor 2 (HER2).
“BPX Programs Agreement” means any agreement entered into with any Third Party related to the BPX Programs, other than any Pre-Closing Period SLA that includes a license of Specified Technology for use with BPX-601 GoCAR-T targeting prostate stem cell antigen (PSCA).
“Business Day” means any day other than Saturday, Sunday, public holiday, or a day on which banking institutions in New York, New York are authorized or required by Law to be closed.
“Change in Recommendation” has the meaning set forth in Section 5.6.3.
“Chapter 2260” has the meaning set forth in Section 8.1.4.
“Closing” has the meaning set forth in Section 2.4.1.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Confidentiality Agreement” means that certain Non-Disclosure and Confidentiality Agreement, dated March 23, 2023, by and between Seller and Purchaser.
“Consent to Assignments” has the meaning set forth in Section 4.8.
“Contract” means any written or oral agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
“Copyright” means all copyrights, including all rights to make copies, distribute, perform, make derivative works, or as otherwise set forth in applicable Laws, and any other rights in copyrightable works, copyright registrations, or any application therefor and all extensions, restorations, reversions and renewals of any of the foregoing.
“DGCL” means the Delaware General Corporation Law, as amended.
“Domain Names” means any and all internet or global computing network addresses or locations, including all generic top-level domains and country code top-level domains.
“Employee Plan” means any salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits,
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supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan or arrangement sponsored, maintained, contributed to or required to be contributed to by Seller for the benefit of any current or former employee of Seller or with respect to which Seller has any liability.
“Encumbrance” means any lien (statutory or otherwise), pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“End Date” has the meaning set forth in Section 7.2.1.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, including any academic universities and public health institutions.
“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“Errant Assets” has the meaning set forth in Section 5.1.3.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” has the meaning set forth in Section 2.1.3.
“Excluded Contracts” has the meaning set forth in Section 2.1.3(c).
“Excluded Liabilities” has the meaning set forth in Section 2.1.4(b).
“Execution Date” has the meaning set forth in the preamble hereto.
“Exploit” or “Exploiting” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including to research, develop, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold or otherwise dispose of.
“Exploitation” means the act of Exploiting a compound, product or process.
“FDA” means the United States Food and Drug Administration.
“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, and all related rules, regulations and guidance (including, without limitation, the regulations promulgated in title 21 of the Code of Federal Regulations).
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“Financial Statements” has the meaning set forth in Section 3.1.5.
“Form 8-K” has the meaning set forth in Section 5.7.2.
“Fundamental Representations” means Section 3.1.1, Section 3.1.2, Section 3.1.3 (but excluding subsection (c) thereof), Section 3.1.4(a) (but excluding clauses (2) and (3) thereof), and Section 3.1.18 (but excluding subsection (c) thereof).
“GAAP” means accounting principles and practices generally accepted in the United States, as in effect on the Execution Date.
“Government Official” means (a) any officer or employee of any Governmental Body, (b) any Person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (f) any candidate for political office.
“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, listing, approval or authorization (including any supplement or amendment thereto) issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any: (a) nation, supranational, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.
“Hazardous Materials” means any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.
“Information Statement” has the meaning set forth in Section 3.1.17.
“Insurance Policies” has the meaning set forth in Section 3.1.14.
“Intellectual Property Rights” means, collectively, all past, present and future rights of the following types, under the Laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, Copyrights, moral rights, firmware and software (including source code, executable code, protocols, application programming interfaces, user interfaces and related documentation), all websites and social media accounts (including login credentials), data, databases, and mask works; (b)  Trademarks, Domain Names and URLs and similar rights and any goodwill associated therewith; (c) trade secrets and confidential business information, know how, inventions (whether or not patentable), invention disclosures, methods, processes, compositions, technical data, research results, confidential ideas, protocols, specifications, techniques and other forms of technology, and
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improvements to any of the foregoing; (d) Patents and industrial property rights; (e) rights of privacy and publicity; (f) rights in or relating to administrative prosecution, registration, recordation or other administrative proceeding, renewals, extensions, combinations divisions, and reissues of, and applications for, any of the rights referred to in subsection (a) through (e); (g) all other proprietary and intellectual property rights; (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); (i) the exclusive right to display, reproduce, and create derivative works based on any of the foregoing; and (j) except for [***], all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.
“Intervening Event” means any material event, occurrence, fact, condition, change, development or effect that (i) was not known to, or reasonably foreseeable by, the Board prior to the execution of this Agreement, which material event, occurrence, fact, condition, change, development or effect becomes known to, or reasonably foreseeable by, the Board prior to the receipt of the Stockholder Approval, (ii) does not relate to (A) an Acquisition Proposal, (B) any actions taken pursuant to this Agreement, or (C) (1) any changes in the market price or trading volume of Seller or (2) Seller meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that with respect to each of clause (1) and clause (2) the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining an Intervening Event to the extent otherwise satisfying this definition), and (iii) relates to common law fraud as defined under the Laws of the State of Delaware by or on behalf of Purchaser.
“IRS” means the Internal Revenue Service.
“Later Discovered Contract” has the meaning set forth in Section 5.5.
“Latest Balance Sheet” has the meaning set forth in Section 3.1.5.
“Law” means any federal, state, local, municipal, foreign or other Law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding, mediation (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Liabilities” means any debts, liabilities, obligations, commitments, claims or complaints, whether accrued or fixed, known or unknown, fixed or contingent, determined or determinable (including all adverse reactions, recalls, product and packaging complaints and other liabilities) and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.
“Material Adverse Effect” means an event, fact, condition, occurrence, change or effect that is, or would reasonably be expected to, (a) be materially adverse to the Transferred Assets or the Assumed Liabilities, individually or in the aggregate, or (b) prevent or materially impede or delay the consummation by Seller of the transactions contemplated hereby; provided, however, that none of the following, and no events, facts, conditions, occurrences, changes or effects resulting from the following, shall be deemed (individually or in combination) to
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constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (i) political or economic conditions or conditions affecting the capital or financial markets generally; (ii) conditions generally affecting any industry sector in which the Specified Programs or the Transferred Assets primarily relate; (iii) any changes or proposed changes in applicable Law or GAAP (or any corresponding applicable accounting standards in any jurisdiction outside the United States); (iv) any hostility, act of war, sabotage, terrorism or military actions, or any escalation of any of the foregoing; (v) any hurricane, flood, tornado, earthquake, pandemic or other natural disaster or force majeure event; (vi) the public announcement of the execution of this Agreement or the pendency or consummation of the transactions contemplated hereby, including any disruption in (or loss of) supplier, distributor, partner or similar relationships resulting therefrom; (vii) the failure of Seller to achieve any financial projections, predictions or forecasts (provided, that the underlying causes of such failure shall not be excluded); (viii) any effect related to wind-down activities of Seller or its subsidiaries associated with the termination of its research and development activities (including the termination of ongoing contractual obligations relating to Seller’s or its subsidiaries’ current products or product candidates, including the BPX Programs, or the sale, assignment, transfer or any other disposition of the BPX Programs to a Third Party), in each case, to the extent such activities do not directly impact the Transferred Assets or the Assumed Liabilities; and (ix) the failure to take any action that Seller or any of its Affiliates have requested the consent of Purchaser to take pursuant to this Agreement and for which Purchaser did not grant such consent or the taking of any action by Seller or any of its Affiliates that is expressly contemplated by this Agreement.
“Omitted Assets” has the meaning set forth in Section 5.1.2.
“Ordinary Course of Business” means the ordinary course of business, including with regard to nature, frequency and magnitude, and otherwise consistent with past practice, and the Ordinary Course of Business of Seller shall also include actions required to effect the winding down of Seller’s prior research and development activities (including the termination of ongoing contractual obligations relating to Seller current products or product candidates, including the BPX Programs, or the sale, assignment, transfer or any other disposition of the BPX Programs to a Third Party), in each case, to the extent such activities do not directly impact the Transferred Assets or the Assumed Liabilities or in connection with the negotiation, execution and delivery of any Pre-Closing Period SLA described in Section 4.7.1.
“Party” and “Parties” have the meaning set forth in the preamble hereto.
“Patent Assignment” means that certain Assignment of Payments in substantially the form attached hereto as Exhibit C.
“Patents” means national, regional and international patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other action by a Governmental Body which provides rights beyond the original expiration date of any of the foregoing.
“Permitted Encumbrance” means (a) any Encumbrance that arises out of Taxes not yet due and delinquent or the validity of which is being contested in good faith by appropriate proceedings and reserved on the Financial Statements, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the Ordinary Course of Business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract Law (including mechanics’, materialmen’s,
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carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the Ordinary Course of Business) and (c) non-exclusive licenses of Intellectual Property Rights granted in the Ordinary Course of Business.
“Person” means any individual, Entity or Governmental Body.
“Post-Closing Tax Period” has the meaning set forth in Section 3.1.13.
“Pre-Closing Period” has the meaning set forth in Section 4.1.
“Pre-Closing Period SLA” has the meaning set forth in Section 4.7.1.
“Pre-Closing Straddle Period” has the meaning set forth in Section 5.3.1.
“Pre-Closing Tax Period” has the meaning set forth in Section 5.3.1.
“Proposed Tax Allocation” has the meaning set forth in Section 5.3.4.
“Purchase Price” has the meaning set forth in Section 2.3.
“Purchaser” has the meaning set forth in the preamble hereto.
“Purchaser Material Adverse Effect” means any event, fact, condition, occurrence, change or effect that prevents or materially impedes or delays the consummation by Purchaser of the transactions contemplated hereby.
“Regulatory Approvals” means all licenses, permits, certificates, clearances, exemptions, approvals, consents and other authorizations that Seller owns, holds or possesses, including those prepared for submission to or issued by any Regulatory Authority or research ethics committee (including pre-market notification clearances, pre-market approvals, investigational device exemptions, non-clinical and clinical study authorizations, product re-certifications, manufacturing approvals and authorizations, CE Mark certifications, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent), that are required for or relate to the Transferred Assets or the Exploitation of the Transferred Assets, including Rivogenlecleucel IND 15243, Rimiducid drug product DMF 27117 and Rimiducid drug substance DMF 27424.
“Regulatory Authority” means any Governmental Body that is concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceutical products, medical products, biologics or biopharmaceuticals, including the Specified Programs.
“Representatives” means, with respect to any Person, its officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.
“Rimiducid” means the small molecule activation compound covered by or within the scope of the Transferred Assets.
“SEC” means the Securities and Exchange Commission.
“Seller” has the meaning set forth in the preamble hereto.
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“Seller Disclosure Schedule” means the disclosure schedule that has been prepared by Seller in accordance with the requirements of this Agreement and that has been delivered by Seller to Purchaser on the Execution Date.
“Seller Healthcare Laws” has the meaning set forth in Section 3.1.11(a).
“Seller IP” means all Patents, Trademarks, Copyrights, and other Intellectual Property Rights, in each case, (a) that are owned by Seller that (i) are necessary or useful to any Specified Program or to the Transferred Assets, or for the Exploitation thereof or (ii) were acquired, conceived, reduced to practice or otherwise made or used in connection with any Specified Program or otherwise incorporated in any embodiment of any Specified Program.
“Sellers’ Knowledge” means the actual knowledge of [***], [***] and [***], and such knowledge such Person would have had after having made a reasonable investigation as to the relevant matter.
“Specified License Agreements” means the non-exclusive licenses granted by Seller to a Third Party with respect to the Specified Technology, including any Pre-Closing Period SLA described in Section 4.7.1.
“Specified Programs” means each program of research and development on or prior to the Closing Date with respect to (a) the Specified Technology or (b) the Exploitation thereof; but, for the avoidance of doubt, “Specified Programs” excludes the BPX Programs.
“Specified Programs Contract” has the meaning set forth in Section 5.5.
“Specified Program Inventory” means all inventories set forth on Schedule 2.1.2(e).
“Specified Technology” means (a) CaspaCIDe (inducible caspase-9), the Rimiducid-inducible safety switch designed to abrogate high-grade adverse events associated with genetically-modified cell therapies, (b) inducible MyD88/CD40 (iMC), the Rimiducid-inducible activation switch designed to enhance effector cell proliferation and persistence and to resist exhaustion and inhibitory signals, (c) dual-switch GoCAR-T, incorporating both iMC and a modified rapalog-inducible caspase-9 safety switch and (d) Rimiducid.
“Straddle Period” has the meaning set forth in Section 5.3.1.
“Stockholder Approval” has the meaning set forth in Section 3.1.2.
“Stockholders Meeting” has the meaning set forth in Section 5.7.1.
“Superior Proposal” means any bona fide, binding, written Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%) on terms which the Board determines in its good faith judgment, after consultation with outside counsel, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Seller’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account the time likely to be required to consummate such Acquisition Proposal).
“Tax” or “Taxes” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national
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health insurance tax, excise tax, transfer tax, ad valorem tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff or duty in the nature of a tax, including any interest, penalty or additional amounts related to any tax, imposed, assessed or collected by or under the authority of any Governmental Body.
“Tax Return” means any return (including any information return), report, statement or declaration filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.
“Third Party” means any Person other than Seller, Purchaser and their respective Affiliates and successors and permitted assigns.
“TPIA” means the Texas Public Information Act, Chapter 552, Texas Government Code.
“Trademark” means any word, name, symbol, color, product shape, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, product configuration, logo or business symbol, whether or not registered and all goodwill associated therewith.
“Trademark Assignment” means that certain Assignment of Trademarks in substantially the form attached hereto as Exhibit D.
“Transferred Assets” has the meaning set forth in Section 2.1.2.
“Unaudited Financial Statements” has the meaning set forth in Section 3.1.5
“Upfront Fee” [***].
“UT Board of Regents” means The Board of Regents of The University of Texas System.
“Waiver Agreement” has the meaning set forth in the preamble hereto.
1.2    Interpretation. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its successors and permitted assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if
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subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts are denominated in United States Dollars.
ARTICLE 2    SALE AND PURCHASE
2.1    Sale and Purchase; Transferred Assets; Assumed Liabilities.
2.1.1    Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, at and effective as of the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, free and clear of all Encumbrances, other than Permitted Encumbrances, and Purchaser shall purchase, acquire and accept from Seller all of Seller’s right, title and interest in, to and under all of the Transferred Assets.
2.1.2    Transferred Assets. The term “Transferred Assets” means all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located and whether now existing or hereafter acquired that relate to, or are used or held for use in connection with, the Specified Programs, including all of Seller’s right, title and interest in, to and under the following assets as of the Closing Date:
(a)    subject to Section 4.8, the Specified License Agreements and any other licenses with respect to the Specified Programs, including those set forth on Schedule 2.1.2(a) and all rights thereunder, except as described in Section 2.1.3(a) below;
(b)    subject to Section 4.8, the Contracts set forth on Schedule 2.1.2(b)-1, including all rights, including without limitation, all rights to the patents and patent applications listed in Schedule 2.1.2(b)-2, thereunder (together with the Specified License Agreements, the “Assumed Contracts”);
(c)    all Seller IP, including the registrations and applications set forth on Schedule 2.1.2(c);
(d)    all Books and Records, including as set forth on Schedule 2.1.2(d);
(e)    all Specified Program Inventory, including as set forth on Schedule 2.1.2(e);
(f)    all Governmental Authorizations necessary for or related to the Transferred Assets, including as set forth on Schedule 2.1.2(f);
(g)    all Regulatory Approvals, including as set forth on Schedule 2.1.2(g);
(h)    all claims, counterclaims, credits, causes of action, choses in action, rights of recovery, and rights of indemnification or setoff against Third Parties and other claims arising out of or relating to the Transferred Assets or the Assumed Liabilities, including under any Insurance Policies (other than claims, counterclaims, defenses, causes of action, rights of recovery, rights of set-off and rights of subrogation against any Third Parties relating to the Excluded Assets or Excluded Liabilities) and all other intangible property rights that relate to the Transferred Assets or the Assumed Liabilities; and
(i)    all goodwill and the going concern value of the Transferred Assets.
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2.1.3    Excluded Assets. Purchaser acknowledges that the Transferred Assets shall consist only of those assets described in Section 2.1.2 and all other assets of Seller are excluded (collectively, the “Excluded Assets”), including all of Seller’s right, title and interest to and under the following assets as of the Closing Date:
(a)    [***];
(b)    all cash and cash equivalents of Seller;
(c)    all Contracts other than, subject to Section 4.8, the Assumed Contracts (the “Excluded Contracts”);
(d)    all statements of work, proposals or similar documents executed pursuant to any Contract (including the Assumed Contracts) that are not related to any Specified Program or the Transferred Assets;
(e)    all rights, claims and credits of Seller to the extent relating to any Excluded Asset or any Excluded Liability;
(f)    all minute books and corporate seals, Tax Returns and similar records of Seller and any attorney work product, attorney-client communications and other items protected by attorney-client or similar privilege;
(g)    all rights of Seller relating to Tax prepayments, Tax deposits, Tax refunds, Tax credits, other Tax assets or any other rights relating to the recovery or recoupment of Taxes (including any refunds or rights or claims to refunds of Taxes, Tax deposits, Tax credits or other Tax assets for any Tax period (or portion thereof) ending on the Closing Date to the extent relating to the Transferred Assets);
(h)    except to the extent included in the Transferred Assets, all other properties, assets, goodwill and rights of Seller of whatever kind and nature, real, personal or mixed, tangible or intangible;
(i)    all Employee Plans; and
(j)    the BPX Programs, including the BPX Programs Agreements.
2.1.4    Assumed Liabilities; Excluded Liabilities.
(a)    The term “Assumed Liabilities” means all Liabilities arising after the Closing under or relating to the Assumed Contracts (other than those Liabilities that relate to any failure to perform, improper performance, warranty, or other breach, default or violation of any kind by Seller, any of Seller’s Affiliates or any other Person at any time prior to the Closing).
(b)    Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, other than the Assumed Liabilities, Purchaser shall not be the successor to Seller, and Purchaser expressly does not assume and shall not become liable to pay, perform or discharge, any Liability whatsoever of Seller, to the extent arising out of or otherwise relating in any way to the Transferred Assets. All such Liabilities are referred to herein as the “Excluded Liabilities”. Seller shall pay, perform and discharge when due all of the Excluded Liabilities, including:
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(i)    any Liabilities to the extent relating to or arising out of the Excluded Assets;
(ii)    any Liabilities to the extent relating to or arising out of the Excluded Contracts;
(iii)    any Liabilities to the extent relating to or arising out of accounts payable (other than the Assumed Liabilities);
(iv)    any Liabilities (including all Legal Proceedings relating to such Liabilities) of Seller to any Person and claims from any Person to the extent relating to or arising out of circumstances existing on or prior to the Closing, including those to the extent relating to or arising out of any product liability, patent infringement, breach of warranty or similar claim for injury to person or property that resulted from the use, operation, ownership or misuse of the Transferred Assets or the operation of the business of Seller to the extent such conduct occurred on or prior to the Closing;
(v)    any Liabilities related to any current or former employees or independent contractors of Seller; and
(vi)    any other Liabilities arising out of the Transferred Assets or the operation of the business of Seller on or prior to the Closing, whether or not any such Liabilities are claimed prior to or after the Closing.
2.2    Purchaser Designation. On or before Closing, Purchaser may designate one or more of its Affiliates to receive title to all or any portion of the Transferred Assets or to assume all or any portion of the Assumed Liabilities by providing written notice to Seller; provided, however, that (a) any such Affiliate remains an Affiliate of Purchaser through the Closing and (b) Purchaser shall continue to be entitled to all of its rights and remedies and shall not be released from any of its duties or obligations under this Agreement as a result of or in connection with any such designation or assignment.
2.3    Consideration. In consideration of the sale, transfer, conveyance, assignment and delivery of the Transferred Assets to Purchaser and Seller’s other covenants and obligations hereunder, at the Closing, upon the terms and subject to the conditions hereof, Purchaser shall (a) pay to Seller, by wire transfer of immediately available funds to an account designated by Seller by delivery of written notice thereof to Purchaser at least two (2) Business Days prior to the Closing, an aggregate amount equal to $8,100,000.00 (the “Purchase Price”) and (b) assume the Assumed Liabilities.
2.4    Closing.
2.4.1    Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall be conducted remotely via the electronic exchange of documents and signatures as soon as practicable following (but in any event no later than two (2) Business Days after) the satisfaction of all conditions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in ARTICLE 6 (or, to the extent permitted by applicable Law, waived by the Party entitled to the benefits thereof), or at such other time as Purchaser and Seller may agree to in writing.
2.4.2    Closing Deliveries.
(a)    At the Closing, Purchaser shall deliver the following to Seller:
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(i)    the Purchase Price pursuant to Section 2.3; and
(ii)    each of the Assignment and Bill of Sale, the Patent Assignment and the Trademark Assignment, in each case, duly executed by Purchaser.
(b)    At the Closing, Seller shall deliver the following to Purchaser:
(i)    each of the Assignment and Bill of Sale, the Patent Assignment and the Trademark Assignment, in each case, duly executed by Seller;
(ii)    an Internal Revenue Service Form W-9 duly executed by Seller;
(iii)    a certificate of an authorized officer of Seller, certifying that attached thereto are true and accurate copies of the Stockholder Approval and the resolutions adopted by the Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and
(iv)    a letter agreement between Seller and [***], in form and substance reasonably satisfactory to Purchaser, pursuant to which Seller directs [***] to transfer the assets subject to the Master Services Agreement, dated March 13, 2019, to the Agreement for Long-Term Off-Site Biological Specimen Storage Services between Purchaser and [***], dated July 1, 2016, as amended from time to time.
2.5    Third Party Consents. If the assignment or transfer of any asset included in the Transferred Assets or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Seller or, upon transfer, Purchaser, then Seller shall use its best efforts during the Pre-Closing Period to obtain such consent until such consent is obtained.
ARTICLE 3    REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as of the Execution Date and the Closing Date as follows except as set forth in the confidential Seller Disclosure Schedule (it being understood that each representation and warranty contained in this Section 3.1 is subject to (i) exceptions and disclosures set forth in the part or subpart of the Seller Disclosure Schedule corresponding to the particular Section or subsection in this Section 3.1; and (ii) any exception or disclosure set forth in any other part or subpart of the Seller Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty):
3.1.1    Due Organization. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted and (b) to own and use its assets in the manner in which its assets are currently owned and used. Seller is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good
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standing does not have, and would not reasonably be expected to have, a Material Adverse Effect.
3.1.2    Authority. Seller has the requisite corporate power and authority to enter into this Agreement and any Ancillary Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case, subject to the approval and adoption of this Agreement, any Ancillary Agreement to which Seller will be a party, the Acquisition, any other transactions contemplated hereby and thereby and the dissolution of Seller following Closing by the requisite number of stockholders of Seller required to approve the Acquisition pursuant to the DGCL (the “Stockholder Approval”). The execution and delivery of this Agreement and any Ancillary Agreement to which Seller will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions of Seller, in each case, subject to the Stockholder Approval. This Agreement constitutes, and at Closing, each Ancillary Agreement to which Seller will be a party will constitute, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at Law or in equity. The Board has unanimously approved this Agreement, each Ancillary Agreement to which Seller will be a party, the Acquisition and the other transactions contemplated hereby and thereby and the dissolution of Seller following Closing at meetings duly called and held (or by unanimous written consent).
3.1.3    Good Title; Sufficiency of Assets.
(a)    Other than the Intellectual Property Rights which are covered by Section 3.1.7, (i) Seller has good and marketable title to, or valid Contract rights to, as applicable, all of the Transferred Assets free and clear of all Encumbrances, and has complete and unrestricted power and unqualified right to sell, assign, transfer and deliver to Purchaser, as applicable, the Transferred Assets, (ii) there are no adverse claims of ownership to the Transferred Assets and, Seller has not received any written notice or to Seller’s Knowledge, oral notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Transferred Assets, and (iii) at the Closing, Purchaser will acquire from Seller good and marketable title to, or valid Contract rights to, as applicable, all of the Transferred Assets, free and clear of all Encumbrances (in each case of clauses (i) – (iii) above, other than Permitted Encumbrances).
(b)    Except for the [***] specifically described in Section 2.1.3(a), and any BPX Programs Agreement (if any), the Transferred Assets constitute (i) all of the interests, assets and rights of Seller acquired, conceived, collected, compiled, generated, reduced to practice or otherwise made, used, or required in connection with the Specified Programs as conducted immediately prior to the Closing and (ii) all of the interests, assets and rights of Seller used or held for use in connection with the Specified Programs as conducted immediately prior to the Closing.
(c)    Except for the [***] specifically described in Section 2.1.3(a), and any BPX Programs Agreement (if any), the Transferred Assets are sufficient for the continued conduct of the Specified Programs after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Specified Programs as conducted immediately prior to the Closing. None of the Excluded Assets are material to the Specified Programs. As of the Closing, items 1 through 4 of Specified Program Inventory set forth on Schedule 2.1.2(e) shall consist of at least 4,000 non-expired 3 mL vials of Rimiducid, which is a sufficient quantity of
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Specified Program Inventory necessary to conduct the executory obligations under the Investigator-Sponsored Clinical Trial Agreements set forth on Schedule 2.1.2(b)-1 for a period of one (1) year following the Closing.
3.1.4    Non-Contravention; Consents.
(a)    Except as set forth on Section 3.1.4(a) of the Seller Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by Seller or the consummation of the transactions contemplated hereunder or thereunder do not and will not: (i) result in any violation or breach of, or default under (with or without notice or lapse of time, or both), require the consent, notice or other action by any Person under, or give rise to a right of, or result in, termination, amendment, refusal to perform, cancellation, or acceleration of any obligation or to the loss of a benefit under or (ii) result in the creation of any Encumbrance in or upon the Transferred Assets under, (1) Seller’s organizational documents or the Waiver Agreement, (2) any Assumed Contract or any other Contract to which Seller is a party or to which any of the Transferred Assets are subject, (3) any Regulatory Approvals and Governmental Authorizations to which Seller is a party or to which any of the Transferred Assets are subject, or (4) any Law or Governmental Order applicable to Seller or the Transferred Assets, except in the cases of clause (4), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of an Encumbrance, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to the Transferred Assets or the Assumed Liabilities or that would not reasonably be expected to prevent, materially impede or materially delay the consummation by Seller of the Acquisition.
(b)    Except as set forth in Section 3.1.4(b) of the Seller Disclosure Schedule and as may be required by the Exchange Act, and the DGCL, Seller is not required to give notice to, make any filing with, or obtain any consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, except where the failure to make, obtain, or receive such filings, notifications, approvals, notices or consents would reasonably be expected to have, a Material Adverse Effect.
3.1.5    Financial Statements. Section 3.1.5 of the Seller Disclosure Schedule consists of: (i) Seller’s unaudited consolidated balance sheet as of June 30, 2023 (the “Latest Balance Sheet”) and the related unaudited consolidated statement of income and cash flows for the six-month period then ended (together with the Latest Balance Sheet, the “Unaudited Financial Statements”) and (ii) Seller’s audited consolidated balance sheet as of December 31, 2022, and the related audited consolidated statements of income, cash flows and members’ equity for the twelve-month period then ended (the “Audited Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”). Except as set forth in Section 3.1.5 of the Seller Disclosure Schedule, the Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition of Seller at the dates therein indicated and the results of operations of Seller for the periods therein specified in accordance with GAAP, except (i) as may be indicated in the footnotes to such Financial Statements and (ii) that the Unaudited Financial Statements do not contain footnotes and are subject to normal year-end adjustments.
3.1.6    No Undisclosed Liabilities. Except for liabilities and obligations incurred (a) in connection with this Agreement or the transactions contemplated hereby or (b) reflected or reserved against in the Latest Balance Sheet, including the notes thereto, or (c) in the Ordinary Course of Business since the date of the Latest Balance Sheet, Seller has no Liabilities of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.
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3.1.7    Intellectual Property.
(a)    Seller exclusively owns, subject to a license listed in Schedule 2.1.2(a), all Seller IP, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances). The Seller IP listed in Schedule 2.1.2(c) is all of the Intellectual Property Rights owned by Seller that (i) are necessary or useful to the Specified Programs, the Transferred Assets, or for the Exploitation thereof or (ii) were acquired, conceived, reduced to practice or otherwise made or used in connection with any Specified Program or otherwise incorporated in any embodiment of any Specified Program. Each such Intellectual Property Right will, immediately subsequent to the Closing, be transferred to and exclusively owned by Purchaser. For the avoidance of doubt, this Section 3.1.7 does not constitute a representation or warranty of Seller relating to infringement, misappropriation or other violation of the Intellectual Property Rights of any Person.
(b)    Except as set forth in Section 3.1.7(b) of the Seller Disclosure Schedule, (i) Seller has not infringed, misappropriated or otherwise violated and is not infringing, misappropriating or otherwise violating the rights of any other Person with regard to Seller’s possession or use of any Seller IP or by the discovery, development, clinical testing, manufacture, distribution, advertising, use, Exploitation or sale by Seller of any Specified Program or Specified Technology, and (ii) to Seller’s Knowledge, no other Person or Persons has infringed, misappropriated or otherwise violated or is or are infringing, misappropriating or otherwise violating the Seller IP.
(c)    Except as set forth in Section 3.1.7(c) of the Seller Disclosure Schedule, no claims against Seller are pending or, to Seller’s Knowledge, threatened with regard to (i) the control or use of any Seller IP; (ii) any actual or potential infringement, misappropriation or unauthorized use of Seller IP; (iii) any actual or potential infringement, misappropriation or unauthorized use of any Third Party’s Intellectual Property Rights with respect to any Seller IP or the Specified Programs; or (iv) the validity or enforceability of any Seller IP.
(d)    All of the Seller IP is in good standing and, to the Seller’s Knowledge, is enforceable and valid. The Patent applications listed in Schedule 2.1.2(c) that are owned by Seller are (and such applications that are otherwise controlled by Seller are, to Seller’s Knowledge) pending and have not been abandoned and have been and continue to be timely prosecuted. All Patents, registered Trademarks and applications therefor owned by Seller that are related to the Specified Programs have been (and all such Patents, registered Trademarks and applications otherwise controlled by Seller have been, to Seller’s Knowledge) duly registered or filed with or issued by each appropriate Governmental Body in the jurisdiction indicated in Schedule 2.1.2(c), all necessary filings, including related necessary affidavits of continuing use have been (or, with respect to licenses, to Seller’s Knowledge have been) timely filed, and all related necessary maintenance fees have been (or, with respect to licenses, to Seller’s Knowledge have been) timely paid to continue all such rights in effect. None of the Patents listed in Schedule 2.1.2(c) that are owned by Seller are unenforceable or, to Seller’s Knowledge, are unpatentable, invalid, or have (and no such Patents that are otherwise controlled by Seller are unpatentable, invalid, unenforceable, or have, to Seller’s Knowledge) expired, been disclaimed, in whole or in part, been declared invalid, in whole or in part, or held to be unenforceable by any Governmental Body. None of the Trademarks or Trademark applications listed in Schedule 2.1.2(c) that are owned by Seller are (and no such Trademarks or Trademark applications that are otherwise controlled by Seller are, to Seller’s Knowledge) involved in or the subject of any ongoing oppositions, cancellations or other proceedings. None of the Patents or Patent applications listed in Schedule 2.1.2(c) that are owned by Seller are (and no such Patents or Patent applications that are otherwise controlled by Seller are, to Seller’s Knowledge) involved in or the subject of any material ongoing interferences, oppositions, reissues,
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reexaminations or other proceedings, including ex parte (other than ex parte proceedings in connection with such Patent applications) and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency. Each of the Patents and Patent applications listed in Schedule 2.1.2(c) that are owned by Seller properly identifies (and, to Seller’s Knowledge, such Patents and applications otherwise controlled by Seller properly identify) each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent is issued or such Patent application is pending. Each inventor named on the Patents and Patent applications listed in Schedule 2.1.2(c) that are owned by Seller has executed (and, to Seller’s Knowledge, such inventors named on such Patents and applications that are otherwise controlled by Seller and material to the Specified Programs have executed) an agreement assigning his, her or its entire right, title and interest in and to such Patent or Patent application, and the inventions embodied and claimed therein, to Seller, or in the case of licensed Patents, to the appropriate owners. To Seller’s Knowledge, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to Seller under such agreement with Seller.
(e)    No current or former director, officer, employee, contractor or consultant of Seller owns any rights in or to any Seller IP. All current and former directors, officers, employees, contractors and consultants of Seller who contributed to the discovery, creation or development of any Seller IP did so (i) within the scope of his or her employment such that it constituted a work made for hire and all Seller IP arising therefrom became the exclusive property of Seller or (ii) pursuant to a written agreement, assigned all of his or her rights in Seller IP to Seller. No current or former directors, officers, employees, contractors or consultants of Seller has made or, to Sellers’ Knowledge, threatened to make any claim or challenge against Seller or any of its Affiliates in connection with their contribution to the discovery, creation or development of any Seller IP.
(f)    Section 3.1.7(f) of the Seller Disclosure Schedule sets forth a complete and accurate list as of the Execution Date of all options, rights, licenses or interests of any kind (i) granted to Seller by any other Person (other than software licenses for commercially available off the shelf software and except pursuant to employee proprietary inventions agreements (or similar employee agreements)) relating to any Seller IP or Intellectual Property Rights licensed to Seller under any Assumed Contract or (ii) granted by Seller to any other Person (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments) relating to any Transferred Asset. All material obligations for payment of monies currently due and payable by Seller and other material obligations in connection with such options, rights, licenses or interests have been satisfied in a timely manner.
(g)    Seller has used its best efforts to make such filings with Governmental Bodies and obtain grants and registrations as may be reasonably necessary to preserve and protect the Seller IP within the U.S.
(h)    Seller has used its best efforts and taken commercially reasonable steps designed to maintain in confidence its trade secrets and other confidential information acquired, conceived, developed, collected, compiled, generated, reduced to practice or otherwise made or used in connection with the Specified Programs or otherwise included in the Seller IP, including requiring all employees or other persons to whom such trade secrets and other confidential information is disclosed to execute written agreements requiring the confidential treatment and non-disclosure of such trade secrets and other confidential information.
(i)    The execution and delivery of this Agreement and the Ancillary Agreements by Seller do not and will not, and the consummation of the Acquisition and
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compliance by Seller with the provisions of this Agreement and any Ancillary Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any right or obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon or the transfer of, any Seller IP.
3.1.8    Assumed Contracts.
(a)    Except as set forth in Section 3.1.8 of the Seller Disclosure Schedule or any Specified License Agreement or any BPX Programs Agreement, as of the Execution Date, there are no Contracts, other than the Assumed Contracts, (i) to which Seller is bound that were entered into in connection with the Specified Programs or (ii) to which any of the Transferred Assets are subject.
(b)    The Assumed Contracts are legal, valid and binding agreements of Seller and are in full force and effect and are enforceable against Seller and, to Seller’s Knowledge, each other party thereto, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at Law or in equity. Seller has performed all material obligations required to be performed by it to date under the Assumed Contracts, and Seller is not and will not be (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to Seller’s Knowledge, no other party to any Assumed Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. Seller has not received any written notice, or to Seller’s Knowledge, any oral notice, of intention to terminate any Assumed Contract or of any claim of material breach with respect to the performance obligations under any Assumed Contract. Seller has delivered to, or made available for inspection by, Purchaser a complete and accurate copy of each Assumed Contract (including all executed signature pages, exhibits thereto, and all amendments, waivers or other changes thereto).
3.1.9    Compliance with Laws. The operations of Seller related to the Specified Programs and the Transferred Assets are in material compliance with, and for the past three (3) years, have been in material compliance with, applicable Laws, and during the past three (3) years, Seller has not received any written notices, or to Seller’s Knowledge, any oral notices, of any violation with respect to such Laws, except for failures to be in compliance that individually or in the aggregate has not had or would not reasonably be expected to have a Material Adverse Effect.
3.1.10    Governmental Authorizations. Section 3.1.10 of the Seller Disclosure Schedule sets forth all Governmental Authorizations held by Seller that are necessary or required to enable Seller to conduct the Specified Programs or operate the Transferred Assets as currently being conducted, each such Governmental Authorization is valid and in full force and effect, and Seller is in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect.
3.1.11    Regulatory Matters.
(a)    (i) Section 3.1.11(a) of the Seller Disclosure Schedule sets forth all Regulatory Approvals held by Seller that are necessary or required to enable Seller to conduct the Specified Programs or operate the Transferred Assets in each jurisdiction in which Seller currently operates; (ii) all fees and charges with respect to such Regulatory Approvals have been paid in full and such Regulatory Approvals are valid and in full force and effect; (iii) Seller has
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made available complete and correct copies of (1) all Regulatory Approvals, (2) all written communications from the FDA or any other Governmental Body relating to Regulatory Approvals or Specified Program Inventory, (3) all information about adverse drug experiences obtained or otherwise received by Seller from any source pertaining to any of the Specified Programs or Transferred Assets, in the United States or outside the United States, and (iv) Seller is in compliance with the terms of all such Regulatory Approvals.
(b)    The business of Seller (including the operation of the Specified Programs) and the Transferred Assets (i) have appropriate internal controls that are reasonably designed to ensure compliance with, the FDCA, Controlled Substance Act and Public Health Service Act. Seller, the Specified Programs, and the Transferred Assets have been and are presently in compliance with and the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time, and (ii) are being conducted in compliance with Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended, or “Stark Law,” 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Physician Payments Sunshine Act, 42 U.S.C. §1320a-7g; HIPAA and all applicable implementing regulations, rules, ordinances and Governmental Orders; and any similar state and local statutes, regulations, rules, ordinances and Governmental Orders, and any corresponding State of Texas statutes and applicable implementing regulations that address the subject matter of the foregoing (Sections 3.1.11(b)(i) and (ii) collectively, the “Seller Healthcare Laws”). During the past three (3) years, Seller has not received any written notification or communication from any Regulatory Authority, including the FDA and the Department of Health and Human Services, of noncompliance by, or Liabilities of Seller under, any Seller Healthcare Laws, except where such noncompliance or liability has not had and would not reasonably be expected to have, a Material Adverse Effect, and a copy of each of which has been provided to Purchaser. Seller has timely filed all material reports, data, and other information required to be filed with such Regulatory Authority, commissions, boards, bureaus, and agencies, pursuant to Seller Healthcare Laws, regarding Seller, Specified Programs, and the Transferred Assets.
(c)    All nonclinical and clinical investigations conducted or sponsored by Seller are being conducted in compliance with all applicable Laws administered or issued by the applicable Regulatory Authority, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials and the protection of human subjects, including without limitation, 21 C.F.R. Parts 11, 50, 54, 56 and 312, (ii) 45 C.F.R. Part 46; (iii) any comparable foreign Laws for any of the foregoing or other Laws (including state, provincial and local requirements) regulating the conduct of nonclinical and clinical investigations and the protection of human subjects, (iv) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, (iv) the Declaration of the Helsinki on Ethical Principles for Medical Research Involving Human Subjects, adopted by the General Assembly of the World Medical Association and the “ICH Harmonised Tripartite Guideline, Guideline for Good Clinical Practice (CPMP/ICH/135/95)”, and (v) all directions, notices, approvals, and restrictions issued by the relevant institutional review board or ethics board, except, in each case, for such noncompliance that, has not had and would not reasonably be expected to have a Material Adverse Effect.
(d)    During the past three (3) years, (i) Seller has not been the subject of any FDA Form 483 observations, notices of violation, warning letters, untitled letters, clinical holds, civil or criminal proceeding notices, inspection or audit reports from any Regulatory Authority identifying any major non-compliances, subpoenas, investigations, actions, demands
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or notices relating to any alleged non-compliance, which has had or would reasonably be expected to have, a Material Adverse Effect; (ii) as of the date of this Agreement, Seller has not been aware of any studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of the Seller, and (iii) as of the date of this Agreement, Seller has not received any notices or correspondence from the FDA or any other Regulatory Authority or any institutional review board or comparable authority requiring the termination, suspension, material modification, or other restriction of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Seller.
(e)    For the past three (3) years, for any filing, submission, notice, or report to the FDA or any other Regulatory Authority, Seller has reported, filed, or submitted a required filing, submission, notice or report in a timely manner. All such filings, submissions, notices and reports were complete and accurate in all material respects on the date filed and, to the extent any material new or additional information was learned or obtained after filing, were corrected in or supplemented by a timely subsequent filing, to the extent required by applicable Laws. Seller has maintained all necessary and appropriate Books and Records required by the FDA or other Regulatory Authority in connection with the Specified Programs or Transferred Assets, which will be delivered to the Buyer at Closing.
(f)    Neither Seller, nor, to Seller’s Knowledge, any officer, employee, or agent of Seller, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement, or committed an act in contravention to the policies of FDA or any other Governmental Authority, in each such case, related to the business of Seller, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Regulatory Authority to invoke any similar policies. Neither Seller, nor, to Seller’s Knowledge, any officer, director, employee, or agent of Seller, has been debarred, suspended, convicted of any crime, or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. § 335a or any similar Law; or (b) exclusion from participation in any federal health care program under 42 U.S.C. § 1320a-7 or any similar Law. Seller further represents that none of its officers, directors or employees been convicted of a felony under federal law for conduct relating to the development or approval of any drug product, new drug application (NDA), abbreviated new drug application (ANDA), Product License Application (PLA), Establishment License Application (ELA), or Biologics License Application (BLA). Neither Seller, nor, to Seller’s Knowledge, any officer, employee, or agent of Seller has violated the United States Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.
(g)    As of the date of this Agreement, Seller has not received any communication from any Governmental Body, including, but not limited to, the FDA, commercial payor or patient that alleges Seller, Specified Programs or the Transferred Assets are not in compliance with any applicable Law thereto, other than statements of deficiencies from a Governmental Body received in the Ordinary Course of Business.
(h)    With respect to the Transferred Assets and the Specified Programs, Seller is in material compliance with, and at all times has materially complied with, all U.S. export control laws and regulations.
3.1.12    Certain Business Practices. Each of Seller, and to Sellers’ Knowledge, Seller’s employees or other Representatives has not in connection with the Specified Programs (a) used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful
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entertainment or other unlawful expenses; (b) made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) violated and is not violating any Anti-Corruption Laws; (d) established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) made, and is not making, any false or fictitious entries on its accounting books and records; (f) made, and is not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (g) otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.
3.1.13    Tax Matters.
(a)    (i) Seller has timely and properly filed all Tax Returns required to be filed by it with respect to the Transferred Assets and the Specified Programs, taking into account any extension of time to file granted or obtained on behalf of Seller, (ii) all such Tax Returns are accurate and complete in all material respects, and (iii) Seller has paid all Taxes required to be paid by Seller, with respect to the Transferred Assets and the Specified Programs, whether or not shown on such Tax Returns.
(b)    There are no actual or proposed Tax deficiencies, assessments or adjustments with respect to Seller relating to the Transferred Assets or the Specified Programs, which have not been finally resolved.
(c)    There are no liens for Taxes upon any of the Transferred Assets other than Permitted Encumbrances.
(d)    Notwithstanding any other representation or warranty in this Agreement, (i) the representations and warranties contained in this Section 3.1.13 constitute the sole and exclusive representations and warranties of Seller relating to Taxes, and (ii) no representation or warranty is made regarding any Taxes that may accrue in any taxable period beginning immediately after, but not including, the Closing Date (the “Post-Closing Tax Period”) or any Tax position that Purchaser or its Affiliates may take in respect of any Post-Closing Tax Period.
3.1.14    Insurance. Seller has the insurance of the types and in the amounts set forth in Section 3.1.14 of the Seller Disclosure Schedule (the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. As of the Execution Date, there is no material claim relating to the Transferred Assets or the Specified Programs pending under Seller’s Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Seller is in compliance in all material respects with the terms of such policies. To Sellers’ Knowledge as of the Execution Date, there is no threatened termination of, or material premium increase with respect to, any of such policies.
3.1.15    Legal Proceedings; Governmental Orders. There is no pending Legal Proceeding or Governmental Order arising out of or related to the Transferred Assets or the Specified Programs and to Sellers’ Knowledge, no Person has threatened to commence any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.
3.1.16    Financial Advisor. No broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission,
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or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.
3.1.17    Accuracy of Information Statement. None of the information included in the information statement (such information statement and any amendments thereof or supplement thereto, the “Information Statement”), to be mailed to Seller’s stockholders will, at the date it is first mailed to Seller’s stockholders or at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Seller with respect to statements made therein based on information supplied by Purchaser expressly for inclusion in the Information Statement. The Information Statement will comply as to form in all material respects with the requirements of applicable Law. As of the Execution Date, none of the capital stock of Seller is, and at all times following the Execution Date and prior to the conclusion of the Stockholders Meeting, Seller’s capital stock will not be, registered under Section 12 of the Exchange Act.
3.1.18    No Liquidation, Winding-Up; Creditors.
(a)    In the three (3) years immediately prior to the Execution Date, no Governmental Order has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller, and there is not outstanding (i) any petition or Governmental Order for the winding-up or administration of Seller, (ii) any appointment of a receiver over the whole or part of the undertaking of assets of Seller, (iii) any assignment by Seller for the benefit of its creditors, (iv) any distress or execution or other process levied in respect of Seller which remains undischarged or (v) any unfulfilled or unsatisfied order against Seller. Seller has not been deemed unable to pay its debts within the meaning of applicable Law. The operations of Seller have not been terminated. There are no current or past creditors of Seller to whom any applicable Law requires the delivery of notice or from whom any form of consent is required in conjunction with this Agreement, any Ancillary Agreements to which Seller will be a party or any of the transactions contemplated hereby or thereby to which Seller is a party.
(b)    Seller is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors, nor would the consummation of the transactions contemplated by this Agreement be reasonably expected to give rise to a claim of “fraudulent conveyance” or similar creditors’ claims.
(c)    As of the Closing Date, Seller will pay or make adequate provision for the satisfaction in full of any Excluded Liabilities of Seller under this Agreement. After giving effect to the transactions contemplated by this Agreement, Seller shall not have, as of such time, an unreasonably small amount of capital for the operation of the businesses in which it is proposed to be engaged following such time, shall be able to pay its Liabilities as they mature, and Seller will have assets (calculated at fair market value) that exceed its Liabilities.
3.1.19    Texas Specific Certifications.
(a)    Certification Regarding Boycotting Israel. Pursuant to Chapter 2271, Texas Government Code, Seller represents and warrants that it (i) does not currently boycott Israel and (ii) will not during the Pre-Closing Period boycott Israel.
(b)    Certification Regarding Business with Certain Countries and Organizations. Pursuant to Subchapter F, Chapter 2252, Texas Government Code, Seller represents and warrants that it is not engaged in business with Iran, Sudan, or a foreign terrorist
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organization. Seller acknowledges that this Agreement may be terminated if this certification is inaccurate.
(c)    Verification Regarding Discrimination Against Firearm Entities or Trade Associations.  Pursuant to Chapter 2274, Texas Government Code (enacted by SB 19, 87th Texas Legislature, Regular Session (2021)), Seller verifies that (i) it does not have a practice, policy, guidance, or directive that discriminates against a firearm entity or firearm trade association and (ii) it will not discriminate during the Pre-Closing Period against a firearm entity or firearm trade association. Seller acknowledges that this Agreement may be terminated if this certification is inaccurate.
(d)    Verification Regarding Boycotting Energy Companies.  Pursuant to Chapter 2274, Texas Government Code (enacted by SB 13, 87th Texas Legislature, Regular Session (2021)), Seller verifies that it (i) does not boycott energy companies and (ii) will not boycott energy companies during the Pre-Closing Period. Seller acknowledges that this Agreement may be terminated if this verification is inaccurate.
(e)    Certification Regarding COVID-19 Vaccination.  Seller represents and warrants that it complies with and is not ineligible to enter into this Agreement under Section 161.0085(c), Texas Health and Safety Code (enacted by SB 968, 87th Texas Legislature, Regular Session (2021)). Seller acknowledges that this Agreement may be terminated if this certification is inaccurate.
(f)    Texas Family Code Child Support Certification. Pursuant to Section 231.006, Texas Family Code, Seller represents and warrants that it is not ineligible to receive the award of or payments under this Agreement. Seller acknowledges that this Agreement may be terminated if this certification is inaccurate.
3.1.20    No Other Representations. Except for the representations and warranties contained in this Section 3.1, neither Seller nor any other Person acting on behalf of Seller has made, makes, or shall be deemed to have made any other express or implied representation or warranty, either written or oral, with respect to Seller or the Acquisition.
3.2    Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the Execution Date and the Closing Date as follows:
3.2.1    Status. The University of Texas was established by the Texas Constitution in 1876 and currently consists of nine academic universities and five health institutions, including Purchaser. The UT Board of Regents is the governing body for The University of Texas System.
3.2.2    Authority. Purchaser has full power and authority to enter into this Agreement, each Ancillary Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which Purchaser will be a party, the performance by Purchaser of its covenants and the consummation of the transactions contemplated hereby and thereby have been duly authorized no additional action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and any Ancillary Agreement to which it will be a party, the performance by Purchaser of its covenants and obligations hereunder or the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement, and each Ancillary Agreement when executed, constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating
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to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.
3.2.3    Non-Contravention; Consents. The execution and delivery of this Agreement and each Ancillary Agreement to which Purchaser will be a party and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not cause a violation by Purchaser of any Law or Governmental Order applicable to Purchaser, except for violations and defaults that would not reasonably be expected to materially and adversely impact Purchaser’s ability to consummate the transactions contemplated by this Agreement. Except for approval by the UT Board of Regents, no notice to, filing with, permit of, authorization of, exemption by, or consent of, Governmental Body or other Person is required for Purchaser to consummate the transactions contemplated hereby.
3.2.4    Legal Proceeding. There is no Legal Proceeding pending (or, to the actual knowledge of Purchaser, being threatened) against Purchaser challenging the transactions contemplated hereby.
3.2.5    Financial Capacity. At the Closing, Purchaser will have sufficient funds on hand or other sources of immediately available funds to consummate the transactions contemplated hereby.
3.2.6    Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.
3.2.7    No Other Representations. Except for the representations and warranties contained in this Section 3.2, neither Purchaser nor any other Person acting on behalf of Purchaser has made, makes, or shall be deemed to have made any other express or implied representation or warranty, either written or oral, with respect to Purchaser or the Acquisition.
ARTICLE 4    PRE-CLOSING COVENANTS
4.1    Access and Information. During the period commencing on the Execution Date and ending on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with ARTICLE 7 (the “Pre-Closing Period”), Seller shall afford Purchaser and its Representatives reasonable access to the Books and Records, and during such period, shall use its best efforts to provide to Purchaser and its Representatives such other information, to the extent that they relate to the Specified Programs or any Transferred Assets or Assumed Liabilities, as Purchaser may reasonably request; provided, however, that Seller may restrict the foregoing access to the extent that in the reasonable judgment of Seller, any Law applicable to Seller, the Specified Programs or any other Transferred Assets requires Seller to so restrict such access; and provided, further, that such access shall not unreasonably disrupt Seller’s operations in the Ordinary Course of Business. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to disclose any information or provide any such access if such disclosure or access could, after Seller determines in good faith after consultation with its outside legal counsel, (i) violate (A) applicable Law (provided, that the Seller shall use its best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not contravene applicable Law), (B) the fiduciary duty of the Board (provided, that the Board uses its best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not contravene its fiduciary duties) or (C) any binding agreement entered into prior to the Closing Date (including any confidentiality agreement to which Seller is a party), (ii) jeopardize any attorney/client privilege or other established legal privilege (provided, that Seller shall use its best efforts to allow the disclosure
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of such document or information (or as much of it as possible) in a manner that does not abrogate such privilege) or (iii) disclose any trade secrets not otherwise related to the Specified Programs or any Transferred Assets.
4.2    Ordinary Course of Business.
4.2.1    During the Pre-Closing Period, except (a) as set forth in Section 4.2 of the Seller Disclosure Schedule or as expressly contemplated by this Agreement, (b) as required by applicable Law, or (c) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall cause its business and operations related to the Specified Programs and the Transferred Assets to operate in the Ordinary Course of Business.
4.2.2    During the Pre-Closing Period, Seller shall give prompt written notice to Purchaser of (a) the occurrence, or failure to occur, of any event that causes any representation or warranty of Seller contained in this Agreement to be untrue in any material respect and (b) any failure of Seller to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case of the foregoing clauses (a) and (b) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or materially less likely. Without limiting the generality of the foregoing, during the Pre-Closing Period, except (a) as set forth in Section 4.2 of the Seller Disclosure Schedule or as expressly contemplated by this Agreement (including pursuant to Section 4.2.1), (b) as required by applicable Law, or (c) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall, in the Ordinary Course of Business:
(a)    comply in all material respects with the terms and conditions of the Assumed Contracts;
(b)    maintain the Transferred Assets in good working order and repair (ordinary wear and tear excepted) consistent with past practice, and pay all Taxes related to the Transferred Assets as and when they become due and payable, except where the validity of any such Tax is being contested in good faith by appropriate proceedings and is reserved on the Financial Statements;
(c)    maintain and safeguard Specified Program Inventory in the Ordinary Course of Business;
(d)     take all actions that will be necessary and appropriate to vest in and render to Purchaser at Closing good and marketable title to all of the Transferred Assets free and clear of all Encumbrances, except Permitted Encumbrances;
(e)    maintain in effect and good standing all Governmental Authorizations and Regulatory Approvals relating to the Transferred Assets;
(f)    comply with all Laws applicable to the Transferred Assets;
(g)    not sell, assign or otherwise transfer or dispose of any Transferred Assets, other than any Pre-Closing Period SLA pursuant to Section 4.7;
(h)    not (i) by action or inaction, abandon, terminate, cancel, forfeit, waive or release any material rights of Seller, in whole or in part, with respect to the Transferred Assets, ordinary wear and tear excepted, or encumber any of the Transferred Assets, other than a
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Permitted Encumbrance, or (ii) settle any dispute or threatened dispute with any Governmental Body regarding, arising from or relating to any of the Transferred Assets;
(i)    not amend or terminate any Assumed Contract, other than renewals or extensions of such Assumed Contracts in the Ordinary Course of Business;
(j)    not create, assume or permit to exist any Encumbrance, other than a Permitted Encumbrance, upon any of the Transferred Assets; and
(k)    not terminate its operations or file a certificate of dissolution with the Secretary of State of the State of Delaware or take any action that would prevent or materially impede or delay the consummation by Seller of the transactions contemplated hereby.
4.3    Obligation to Consummate the Transaction
. Each of the Parties agrees that it shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the transactions contemplated by this Agreement and to ensure that the conditions set forth in ARTICLE 6 are satisfied, insofar as such matters are within the control of either of them.
4.4    Approvals. During the Pre-Closing Period, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use their respective best efforts to obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any Governmental Body or any third party, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Body. Without limiting the generality of the foregoing, during the Pre-Closing Period, Seller, at its sole cost and expense, shall take all commercially reasonable steps to obtain as promptly as practicable all consents, approvals, orders, waivers and authorizations as necessary for Seller to transfer the Governmental Authorizations and Regulatory Approvals included in the Transferred Assets to Purchaser. Notwithstanding the foregoing, to the extent permitted by Law, the Parties agree to cooperate with each other and to provide such information and communications to each other as may be reasonably requested or to any Governmental Body as may be requested or required in order to facilitate the transfer contemplated above or otherwise necessary to consummate the transactions contemplated hereby. Upon written request, each Party will supply, to the extent permitted by Law, to the other Party copies of all material correspondence, filings or written communications by such Party or its Representatives with any Governmental Body or staff members thereof, with respect to the transactions contemplated by this Agreement.
4.5    Notice of Certain Events.
4.5.1    During the Pre-Closing Period, Seller shall give prompt written notice to Purchaser, but in no event later than two (2) Business Days, following the occurrence of any of the following events: (a) any written notice or other written communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement or that an Assumed Contract has been breached by Seller or Seller is otherwise in default or may not be renewed; (b) any written notice or other written communication from any Governmental Body in connection with the transactions contemplated by this Agreement or with respect to any Governmental Authorization or Regulatory Approvals; (c) any material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (d) the commencement or written threat of any Legal Proceeding that concerns or would reasonably be expected to affect the Specified Programs, the Transferred Assets, or Seller’s rights in the same.
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4.5.2    During the Pre-Closing Period, each Party shall give prompt written notice to the other Party of any Legal Proceeding in which such Party is involved as a party that concerns and would reasonably be expected to have a Material Adverse Effect or Purchaser Material Adverse Effect, as applicable.
4.6    Stockholder Litigation. During the Pre-Closing Period, Seller shall give Purchaser prompt written notice after Seller or the Board becomes aware of any Legal Proceeding commenced against Seller or the Board (including any director thereof) by any stockholder of Seller (on their own behalf or on behalf of Seller) relating to this Agreement, the Acquisition or the transactions contemplated hereby. Seller shall give Purchaser and its Representatives the right to review and comment on all material filings or responses to be made by Seller in connection with such Legal Proceeding, and the right to consult on the settlement with respect to such Legal Proceeding, and Seller shall in good faith take such comments into account. No such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement would not result in the imposition of any restriction on the business or operations of the Transferred Assets or the consummation of the Acquisition. Seller will keep Purchaser reasonably informed with respect to the status of any such Legal Proceeding.
4.7    Pre-Closing Period SLA.
4.7.1    During the Pre-Closing Period, Seller shall have the right to consummate, subject to Purchaser’s approval, such approval not to be unreasonably withheld, conditioned or delayed (a) up to four (4) Specified License Agreements (each, a “Pre-Closing Period SLA”); provided that each such Pre-Closing Period SLA includes at a minimum the terms and conditions described on Schedule 4.7.1.
4.7.2    In connection with the negotiation, execution and delivery of any Pre-Closing Period SLA described in Section 4.7.1, Seller shall (i) keep the Purchaser reasonably informed of the status of any proposal or discussions or negotiations that would reasonably be expected to lead to a Pre-Closing Period SLA, (ii) provide prompt written notice to Purchaser subsequent to agreeing to any written proposal with respect to or that could reasonably be expected to lead to a Pre-Closing Period SLA, which notice shall state the material terms and conditions of such proposal or include an unredacted copy thereof, (iii) provide Purchaser with reasonable time and an opportunity to comment on such written proposal and give reasonable consideration to Purchaser’s comments thereon, and (iv) consult with Purchaser in advance of any discussions, negotiations or material communications in respect of such written proposal.
4.8    Consent to Assignment4.8.1    s. Seller is responsible for obtaining, and shall use its best efforts to obtain, prior to the Closing, any and all consents to assign any of the Contracts set forth on Schedule 2.1.2(b)-1 and all of the Specified License Agreements; provided, however, that notwithstanding anything contained in this Agreement to the contrary (including, if applicable, the waiver by Purchaser at or prior to the Closing of the condition described in Section 6.2.6), none of the Contracts set forth on Schedule 2.1.2(b)-1 and none of the Specified License Agreements shall be deemed to be an Assumed Contract or a Transferred Asset for purposes of this Agreement unless and until the counterparty to such Contract has executed a consent to assignment, substantially in the forms attached hereto as Exhibit E-1 (if a Specified License Agreement), Exhibit E-2 (if a Vendor Contract), and Exhibit E-3 (if an Investigator-Initiated Clinical Trial Agreement) (collectively, the “Consent to Assignments”) pursuant to which such counterparty agrees to the assignment of the Assumed Contract to Purchaser and to amend, modify, and supersede the provisions of such Contract with the terms and conditions set forth in the applicable Consent to Assignment.
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ARTICLE 5    ADDITIONAL COVENANTS
5.1    Further Assurances. Each of Seller and Purchaser shall, at any time or from time to time after the Closing, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to vest in Purchaser all of Seller’s right, title and interest in, to and under the Transferred Assets as contemplated hereby; provided, however, that after the Closing, apart from such customary further assurances, neither Seller nor Purchaser shall have any other obligations except as specifically set forth and described herein.
5.1.1    Following the Closing, if either Purchaser or Seller becomes aware that any of the Transferred Assets have not been transferred to Purchaser or that any of the Excluded Assets have been transferred to Purchaser, the applicable Party shall promptly notify the other Party and the Parties shall, as soon as reasonably practicable, ensure that such assets are transferred, and with any necessary prior Third Party consent or approval, to: (a) Purchaser, in the case of any Transferred Asset which was not transferred at the Closing or (b) Seller, in the case of any Excluded Asset which was transferred at the Closing.
5.1.2    Following the Closing, in the event that any assets, including mail, payment of receivables or other communications, exclusively used in or relating to the Transferred Assets, have not, but should have, been included in the Transferred Assets or conveyed at the Closing (“Omitted Assets”), Seller shall transfer, or cause to be transferred, such Omitted Assets to Purchaser or its designated assignee. Pending such transfer, Seller shall hold such Omitted Assets and provide to Purchaser or its designated assignee all of the benefits (including any amounts paid to Seller or its Affiliates in respect thereof) associated with the ownership thereof, and Seller shall cause such Omitted Assets to be used or retained as may be reasonably instructed by Purchaser.
5.1.3    Following the Closing, in the event that any assets, including mail, payment of receivables or other communications, previously used in or relating to the Excluded Assets, have, but should not have, been included in the Transferred Assets or conveyed at Closing (“Errant Assets”), Purchaser shall transfer, or cause to be transferred, such Errant Assets to Seller or its designated assignee. Pending such transfer, Purchaser shall hold such Errant Assets and provide to Seller or its designated assignee all of the benefits (including any amounts paid to Purchaser or its Affiliates in respect thereof) associated with the ownership thereof, and Purchaser shall cause such Errant Assets to be used or retained as may be reasonably instructed by Seller.
5.2    Publicity. No Party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or any of the transactions contemplated herein or the existence of any arrangement between the Parties, without the prior written consent of the other Party (whether such other Party is named in such publicity, news release or other public announcement or not), except (i) where such publicity, news release or other public announcement is required by applicable Law, including any securities regulation, or any listing or trading agreement concerning its publicly traded securities, or (ii) such publicity, news release or other public announcement is consistent, in all material respects, with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); provided, that, in such events, the Party issuing the same shall be required to consult with the other Party (whether such other Party is named in such publicity, news release or public announcement or not) at a reasonable time prior to its release to allow the other Party to comment thereon and, after its release, shall provide the other Party with a copy thereof. Notwithstanding anything contained in this Section 5.2 to the contrary, Seller acknowledges that Purchaser and its Affiliates strictly adhere to all statutes, court decisions and the opinions of the Texas Attorney General with respect to disclosure of public
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information under TPIA and the compliance by either Purchaser or its Affiliates of any such statute, court decision or opinions shall not be deemed a breach of this Section 5.2.
5.3    Certain Tax Matters.
5.3.1    Tax Allocation. Seller shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns relating to the Transferred Assets with respect any taxable period ending on or before the Closing Date (the “Pre-Closing Tax Period”). Seller shall be responsible for all Taxes with respect to any Pre-Closing Tax Period and Pre-Closing Straddle Period (as defined below) and remit any such Taxes to the applicable Governmental Body. To determine the Taxes with respect to any period or taxable year beginning before and ending after the Closing (“Straddle Period”) that are allocable to the portion of such Straddle Period ending on and including the Closing (“Pre-Closing Straddle Period”), the Parties shall use a “closing of the books” method with the Pre-Closing Straddle Period ending at the time of the Closing and the other beginning immediately after the Closing, provided that Taxes imposed on a periodic basis (including without limitation personal property Taxes, and similar ad valorem Taxes imposed with respect to the Transferred Assets) shall be allocated on a daily basis.
5.3.2    Sales and Use Tax. The Parties acknowledge that Purchaser is exempt from Texas sales and use Tax pursuant to Section 151.309 of the Texas Tax Code. Seller shall be responsible for property taxes on the Transferred Assets imposed with respect to the period from January 1, 2023, through Closing, as prorated for 2023 in accordance with Section 26.11 of the Texas Tax Code. If the 2023 tax bills associated with the Harris County Appraisal District account for the period prior to Closing are delivered to Purchaser after Closing, Purchaser will timely provide such bills to Seller to allow for timely payment thereof.
5.3.3    Cooperation and Exchange of Information. Following the Closing, Seller and Purchaser shall cooperate with the other Party and shall make available to the other Party and its Representatives, as reasonably requested, in connection with or related to filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or in conducting or responding to any audit or other proceeding in respect of Taxes, such information, records or documents in such Party’s possession relating to Tax liabilities or potential Tax liabilities with respect to the Transferred Assets for all periods, and shall preserve all information, records and documents (to the extent not a part of the Transferred Assets delivered by Seller at Closing) until the earlier of (a) the expiration of any applicable statute of limitations or extensions thereof or (b) the Dissolution Filing Date. Seller and Purchaser will retain all returns, schedules and work papers and all material records or other documents relating thereto, until the earlier of (a) the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered to the other Party, until the final determination of any payments which may be required in respect of such years under this Agreement or (b) the Dissolution Filing Date. Each Party further agrees, upon request of the other, to use its best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed on either Party or the Transferred Assets (including, without limitation, with respect to the transactions contemplated hereby), including, without limitations, any document that may be required in connection with or related to filing by Seller of any Tax Return or amendment thereto with respect to the Transferred Assets.
5.3.4    Purchase Price Allocation. Within 60 days following the Closing Date, Seller shall prepare, or cause to be prepared, a draft allocation of the portion of the Purchase Price (including, for the avoidance of doubt, any Assumed Liabilities to the extent treated as additional purchase price for Tax purposes) and all other relevant items paid for the assets of the Seller in accordance with Section 1060 of the Code (the “Proposed Tax Allocation”). Seller
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will (a) timely provide the Proposed Tax Allocation to Purchaser for its review and comment and (b) consider in good faith any changes to such Proposed Tax Allocation that Purchaser reasonably requests. Purchaser and Seller agree that the allocation of the fair market value of the Purchase Price and other relevant items as finally determined pursuant to this Section 5.3.4, shall be binding on Purchaser and Seller (and their respective Affiliates) for applicable Tax purposes, except as otherwise required by a “determination” as set forth in Section 1313 of the Code (or similar provision of non-U.S. Tax Law). If any taxing authority or other Governmental Body disputes the allocation determined in accordance with this Section 5.3.4, Seller or Purchaser, as the case may be, shall promptly notify the other Parties of the nature of such dispute.
5.4    Control of the Transferred Assets. Purchaser will have no right to control the Specified Programs or any other Transferred Assets prior to the Closing, including that Purchaser will have no right to (a) bind or commit, or to act as an agent, employee or legal representative of Seller or (b) have the power to control the activities and operations of Seller.
5.5    Later Discovered Contracts. Until the Dissolution Filing Date, (i) in the event that there are any Contracts (other than Excluded Contracts) that are exclusively related to the Specified Programs (each, a “Specified Programs Contract”) and were not set forth on Schedule 2.1.2(b)-1 (each, a “Later Discovered Contract”), Seller shall assign to Purchaser such Later Discovered Contract or the applicable rights or obligations under such Later Discovered Contract; provided, that, in each case, Purchaser agrees in writing (in its sole and absolute discretion) to assume such Later Discovered Contract (in whole or in part) and prior to the assignment of such Later Discovered Contract, the counterparty thereto has executed the applicable Consent to Assignment, and (ii) in the event there are any Contracts to which Seller is a party but are not Specified Programs Contracts or relate solely to assets retained by Seller that transferred to Purchaser on the Closing Date, Purchaser agrees to cooperate in assigning to Seller such Contracts or the applicable rights or obligations under such Contracts at the reasonable request of Seller.
5.6    Exclusivity.
5.6.1    No Solicitation or Negotiation. During the Pre-Closing Period, Seller shall not, and Seller shall cause the Board and each of their respective Affiliates and Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations or cooperate in any way not permitted by this Section 5.6 with any Person regarding any proposal the consummation of which would constitute an Acquisition Proposal; (iii) provide any information or data concerning Seller to any Person in connection with any proposal the consummation of which would constitute an Acquisition Proposal; or (iv) approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Seller shall, and Seller shall cause the Board, and each of their respective Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal, and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Acquisition Proposal.
5.6.2    Notice. Seller shall promptly (and, in any event, within one (1) calendar day) notify Purchaser if (i) any written or other inquiries, proposals or offers with respect to an Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to an Acquisition Proposal are received by Seller, the
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Board, or any of their respective Representatives, (ii) any non-public information is requested in connection with any Acquisition Proposal from Seller, the Board, or any of their respective Representatives, or (iii) any discussions or negotiation with respect to or that could reasonably be expected to lead to an Acquisition Proposal are sought to be initiated or continued with Seller, the Board, or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and a summary of the material terms and conditions of any proposals or offers (including of any written requests, proposals or offers, including proposed agreements and other material written communications), and thereafter shall keep Purchaser reasonably informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and amendments thereto.
5.6.3    No Change in Recommendation. During the Pre-Closing Period and except as provided in Section 5.6.5, Seller shall not permit the Board and each committee of the Board to (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), the Board Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, a “Change in Recommendation”) or (ii) cause or permit the entering into of any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement entered into in compliance with Section 5.6.5(a)) relating to any Acquisition Proposal or requiring Seller (or that would require Seller) to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement (an “Alternative Acquisition Agreement”).
5.6.4    Certain Permitted Disclosure. Nothing contained in this Section 5.6 shall be deemed to prohibit Seller from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the Board Recommendation is affirmed or remains unchanged; provided, further, that this Section 5.6.4 shall not be deemed to permit Seller or the Board (including any committee thereof) to effect a Change in Recommendation, except in accordance with Section 5.6.5.
5.6.5    Fiduciary Exception.
(a)    Notwithstanding anything to the contrary in Section 5.6, prior to the time, but not after, the Stockholder Approval is obtained, Seller may, in response to an unsolicited, written Acquisition Proposal (which Acquisition Proposal was made after the Execution Date) which did not result from a material breach of this Section 5.6, (i) contact the Person or group of Persons making such Acquisition Proposal to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of Section 5.6, (ii) provide access to non-public information regarding Seller to the Person who made such Acquisition Proposal; provided that such information has previously been made available to Purchaser or is provided to Purchaser substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such material non-public information, Seller receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are on Purchaser (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal) and (iii) engage or participate in any discussions or negotiations with any such Person regarding
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such Acquisition Proposal if, and only if, prior to taking any action described in clause (ii) or (iii) above, Seller has provided prior written notice to Purchaser and the Board determines in good faith after consultation with outside legal counsel that (A) based on the information then available that such Acquisition Proposal constitutes a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.
(b)    Notwithstanding anything to the contrary set forth in Section 5.6.3, following receipt of an unsolicited, written Acquisition Proposal by Seller after the Execution Date that does not otherwise violate the terms of this Section 5.6 and with respect to which Seller has received a written, definitive form of Alternative Acquisition Agreement, and the Board determining in good faith, after consultation with outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, the Board may, at any time prior to the time the Stockholder Approval is obtained, make a Change in Recommendation with respect to such Superior Proposal, if all of the following conditions are met:
(i)    Seller shall have complied in all material respects with the provisions of this Agreement and shall have (A) provided to Purchaser three (3) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal), and (3) that, subject to clause (b) below, the Board has determined to hold a meeting at which it intends to effect a Change in Recommendation, and (B) prior to making such a Change in Recommendation, (x) engaged in good faith negotiations with Purchaser (to the extent Purchaser wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by Purchaser such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal, and (y) in determining whether to make a Change in Recommendation, the Board shall take into account any changes to the terms of this Agreement proposed in writing by Purchaser; and
(ii)    the Board shall have determined, in good faith, after consultation with outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed in writing by Purchaser, such Superior Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.
(c)    Furthermore, upon the occurrence of any Intervening Event; provided, that such Intervening Event occurs prior to the time the Stockholder Approval is obtained, the Board may make a Change in Recommendation if all of the following conditions are met:
(i)    the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Board under Delaware Law;
(ii)    Seller shall have (A) provided to Purchaser five (5) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Change in Recommendation, and (2) state expressly that, subject to clause (B) below, the Board has determined to hold a meeting at which it intends to effect a Change in Recommendation and (B) prior to making such a Change in Recommendation, engaged in good faith negotiations with Purchaser (to the extent Purchaser wishes to engage) during such five (5) Business Day period to consider adjustments to the terms
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and conditions of this Agreement which may be proposed in writing by Purchaser in such a manner that the failure of the Board to make a Change in Recommendation in response to the Intervening Event in accordance with clause (iii) below would no longer be reasonably expected to be a breach of the directors’ fiduciary duties under Delaware Law; and
(iii)    the Board shall have determined in good faith, after consultation with outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed in writing by Purchaser, the failure to make a Change in Recommendation, would be breach the directors’ fiduciary duties under Delaware Law.
5.7    Information Statement; Form 8-K.
5.7.1    Seller will, as soon as practicable following the Execution Date, prepare the Information Statement in connection with the Stockholders Meeting. If at any time prior to receipt of the Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Information Statement, including correcting any information that has become false or misleading in any material respect, Seller will promptly prepare and deliver to its stockholders such an amendment or supplement. Purchaser and its counsel shall be given a reasonable opportunity to review the Information Statement before it is mailed to Seller’s stockholders and Seller shall give due consideration to all reasonable additions, deletions, or changes thereto suggested by Purchaser and its counsel. Subject to the terms and conditions of this Agreement, the Information Statement will include the Board Recommendation.
5.7.2    In connection with the filing of any form 8-K (including any amendments thereof or supplement thereto) with the SEC in connection with this Agreement (a “Form 8-K”), Purchaser and its counsel shall be given a reasonable opportunity to review any Form 8-K before it is filed with the SEC and Seller shall give due consideration to all reasonable additions, deletions, or changes thereto suggested by Purchaser and its counsel. Seller will notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to any Form 8-K or for additional information and will supply Purchaser with copies of all correspondence between Seller or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such Form 8-K.
5.8    Stockholders Meeting. Seller will, as soon as practicable following the Execution Date, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of seeking the Stockholder Approval and, will use its best efforts to solicit approval of this Agreement. Seller will schedule the Stockholders Meeting to be held within 30 Business Days of completion of the initial mailing of the Information Statement; provided that Seller may, with the prior consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed, and shall if requested by Purchaser, adjourn or postpone the Stockholders Meeting if Seller or Purchaser, as applicable, believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (x) solicit additional proxies necessary to achieve quorum or obtain the Stockholder Approval at the Stockholders Meeting (including any adjournment or postponement thereof), or (y) distribute any supplement or amendment to the Information Statement that the Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplement or amendment to be reviewed by Seller’s stockholders prior to the Stockholders Meeting (including any adjournment or postponement thereof).
5.9    Bulk Sales. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Purchaser, it being understood that any Liabilities imposed on Purchaser and arising solely out of the failure of Seller to comply
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with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
5.10    Confidentiality. The Parties acknowledges that the information provided or otherwise made available to it in connection with this Agreement, the Acquisition and the other transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing, the Parties further acknowledge and agree that any discussion of this Agreement or the transactions contemplated hereby within and during a meeting of the UT Board of Regents, whether before or after the Execution Date, shall not constitute a breach of this Section 5.10 or the Confidentiality Agreement. Effective upon the Closing Date, the Confidentiality Agreement will terminate with respect to information to the extent relating to the Transferred Assets or the Assumed Liabilities; provided, however, that the Confidentiality Agreement will survive any termination of this Agreement except to the extent terminated as provided above. The foregoing notwithstanding, Seller will hold, and will direct each of its Affiliates and Representatives to hold, in strict confidence from any other Person all confidential and proprietary information and documents relating to the Transferred Assets and the Specified Programs except to the extent that such information is generally available to and known by the public other than as a result of a breach by Seller or its Affiliates or Representatives of the terms of this Agreement or the Confidentiality Agreement. Furthermore, Seller, its Affiliates and Representatives may disclose such confidential and proprietary information to the extent required pursuant to any applicable Law or Governmental Order or by any Governmental Body.
5.11    Regulatory Matters.
5.11.1    Transfer of Regulatory Approvals. At the Closing, Seller shall transfer the exclusive benefit of the Regulatory Approvals to Purchaser free of all Encumbrances on the terms and conditions set forth in this Section 5.11. As soon as practicable following the Closing Date but in any event no later than 20 days after the Closing Date, Seller shall make such notifications, filings, and updates to registrations with applicable Regulatory Authorities as may be necessary to effect the transfer of each of the Regulatory Approvals to Purchaser.
5.11.2    Purchaser Responsibilities. Subject to the provisions of Section 5.11.1, after the Closing Date, Purchaser (on behalf of Seller to the extent required under applicable Law), at its cost, shall be solely responsible (subject to Seller’s obligations set forth in Section 5.11.3 below) and liable for (a) taking all actions, paying all fees and conducting all communication with the appropriate Regulatory Authority required by Law in respect of the Regulatory Approvals including preparing and filing all reports (including adverse drug experience reports) with the appropriate Regulatory Authority; (b) investigating all complaints and reports of adverse drug experiences with respect to the Specified Programs pursuant to such Regulatory Approvals (whether Exploited before or after transfer of such Regulatory Approvals); and (c) fulfilling all other applicable legal and regulatory obligations of a holder of each Regulatory Approval.
5.11.3    Complaints. After the Closing Date, Seller shall notify Purchaser within 24 hours (or such shorter period required by Law) if Seller receives a complaint or a report of an adverse drug experience with respect to the Specified Programs. In addition, Seller shall use its best efforts to assist Purchaser (and Purchaser shall reimburse Seller its reasonable expenses incurred in connection therewith) in connection with the investigation of and response to any complaint or adverse drug experience report related to the Specified Programs to the extent attributable to the period prior to the Closing.
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5.11.4    Cooperation. Seller shall cooperate with Purchaser in supplying information or assistance in Purchaser’s fulfillment of its obligations under this Section 5.11.4.
5.12    Texas State Auditor’s Office Audit. Seller shall comply with any audit request or investigation conducted by the Texas State Auditor’s Office pursuant to Section 8.14.
5.13    TPIA. The requirements of Subchapter J of the TPIA may apply to this Agreement and Seller acknowledges that this Agreement may be terminated to the extent permitted by the TPIA if Seller knowingly or intentionally fails to comply with a requirement of Subchapter J of TPIA. Purchaser strictly adheres to all statutes, court decisions and the opinions of the Texas Attorney General with respect to disclosure of public information under and pursuant to TPIA. As required by §§552.002 and 2252.907, Texas Government Code, and at no additional charge to Purchaser, Seller will make any information created or exchanged with Purchaser pursuant to this Agreement (and not otherwise exempt from disclosure under TPIA) available in a format reasonably requested by Purchaser that is accessible by the public. Upon receipt by Purchaser of a request from a Third Party made in accordance with TPIA for any non-public information, Purchaser or the Texas Attorney General shall, to the fullest extent permitted by applicable Law, promptly notify Seller of the request.
5.14    Ethics Matters; No Financial Interest. Seller has read and understands the following: MD Anderson’s Ethics Policy, Conflicts of Interest Policy and Standards of Conduct Guide available at http://www.mdanderson.org/about-us/doing-business/vendors-and-suppliers/index.html and at https://www.mdanderson.org/about-md-anderson/business-legal/conflict-of-interest.html, and applicable state ethics laws and rules at http://www.utsystem.edu/offices/general-counsel/ethics. Seller will not assist or cause Purchaser’s employees to violate its Conflicts of Interest Policy, Standards of Conduct Guide, or applicable state ethics laws or rules. Seller represents and warrants that no member of the UT Board of Regents has a Substantial Interest (as defined in Section 51.923(e) Texas Education Code) in the transaction that is the subject of this Agreement.
ARTICLE 6    CONDITIONS PRECEDENT
6.1    Conditions to Obligations of Purchaser and Seller. The obligations of Purchaser and Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:
6.1.1    No Adverse Law; No Injunction. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Body that prohibits the consummation of all of the transactions contemplated by this Agreement, and no Governmental Order restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall be in effect;
6.1.2    Governmental Approvals. All required consents of, notifications to and filings with any Governmental Body shall have been made and any waiting periods applicable to the transactions contemplated hereby pursuant to any applicable Law shall have expired or been terminated; and
6.1.3    Stockholder Approval. The Stockholder Approval shall have been obtained.
6.2    Conditions to Obligations of Purchaser. The obligation of Purchaser to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Purchaser at or prior to the Closing of the following additional conditions:
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6.2.1    Representations and Warranties. The representations and warranties of Seller contained in Section 3.1 and in any document, instrument or certificate delivered hereunder shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (except for each of the Fundamental Representations of Seller which shall all be true and correct in all respects on and as of the Closing Date);
6.2.2    Covenants. Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date;
6.2.3    No Material Adverse Effect. Since the Execution Date, no Material Adverse Effect shall have occurred that is continuing;
6.2.4    Certificate. Seller shall have delivered to Purchaser a certificate from an authorized officer of Seller certifying that the conditions set forth in Sections 6.2.1 through 6.2.3 have been satisfied; and
6.2.5    Closing Deliveries. Seller shall have delivered to Purchaser, each of the items listed in Section 2.4.2(b).
6.2.6    Required Consents. Seller shall have received a Consent to Assignment for each Contract set forth on Schedule 6.2.6.
6.3    Conditions to Obligations of Seller. The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Closing of the following additional conditions:
6.3.1    Representations and Warranties. The representations and warranties of Purchaser contained in Section 3.2 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect;
6.3.2    Covenants. Purchaser shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date; and
6.3.3    Closing Deliveries. Purchaser shall have delivered to Seller each of the items listed in Section 2.4.2(a).
6.4    Frustration of Closing Conditions. With respect to the conditions to Purchaser’s and Seller’s respective obligations to consummate the transactions contemplated by this Agreement as provided hereunder and each such Party’s right to terminate this Agreement as provided in ARTICLE 7, neither Purchaser nor Seller may rely on the failure of any condition set forth in this ARTICLE 6 to be satisfied if such failure results from or was caused by such Party’s failure to use best efforts to cause such condition to be satisfied.
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ARTICLE 7    TERMINATION
7.1    Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after the date of the Stockholder Approval, by mutual written consent of Purchaser and Seller.
7.2    Termination by Either Purchaser or Seller. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by either Purchaser or Seller if:
7.2.1    the Closing shall not have occurred on or prior to the six (6) month anniversary of the Execution Date (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.2.1 shall not be available to any Party whose material breach of any provision in this Agreement has been the primary cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by the End Date.
7.2.2    any Law or Governmental Order restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.2.2 shall not be available to any Party whose material breach of any provision in this Agreement has been the primary cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated.
7.3    Termination by Seller. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing by Seller if:
7.3.1    whether before or after the Stockholder Approval is obtained, there has been a material breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that any condition set forth in Section 6.3.1 or Section 6.3.2 would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (a) 30 days following notice to Purchaser from Seller of such breach or failure and (b) the date that is three (3) Business Days prior to the End Date; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.3.1 if Seller is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or
7.3.2    at any time prior to the Stockholder Approval being obtained, (a) if the Board authorizes Seller, to the extent permitted by and subject to complying with the terms of Section 5.6.5(b), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of this Agreement and (b) concurrently with the termination of this Agreement, Seller, subject to complying with the terms of Section 5.6.5(b), enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a material breach of this Agreement.
7.4    Termination by Purchaser. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing by Purchaser if:
7.4.1    at any time prior to the Stockholder Approval having been obtained, (a) the Board shall have made a Change in Recommendation, (b) Seller shall have failed to include the Board Recommendation in the Information Statement or (c) Seller shall have
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materially breached or shall have failed to perform in any material respect its obligations set forth in Section 5.6;
7.4.2    there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that any condition set forth in Section 6.2.1 or Section 6.2.2 would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (a) 30 days following notice to Seller from Purchaser of such breach or failure and (b) the date that is three (3) Business Days prior to the End Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.4.1 if Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; provided, however, that if there has been a breach of the representations and warranties contained in Section 3.1.19 (but excluding subsection (a) thereof), such breach shall not be curable and Purchaser shall have the right to terminate this Agreement; or
7.4.3    the Texas State Legislature fails to appropriate or allot the necessary funds, or the UT Board of Regents fails to allocate the necessary funds to Purchaser in an amount equal to the Purchase Price.
7.5    Notice of Termination. Termination of this Agreement by either Purchaser or Seller shall be by delivery of a written notice to the other. Such notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement.
7.6    Effect of Termination7.6.1    . In the event of the termination of this Agreement, this Agreement shall be terminated and have no further effect, and there shall be no Liability hereunder on the part of Seller, Purchaser or any of their respective Affiliates, except that Section 5.2, Section 5.10, Section 7.6, Section 7.7 and ARTICLE 8 shall survive any termination of this Agreement. Nothing in this Section 7.6 shall relieve either Party of Liability for common law fraud, willful misconduct, intentional misrepresentation or any breach of this Agreement prior to the termination hereof.
7.7    Withdrawal of Certain Filings. As soon as practicable following a termination of this Agreement for any reason, but in no event less than 30 days after such termination, Purchaser or Seller shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of such Party, any Governmental Body or other Person.
ARTICLE 8    MISCELLANEOUS
8.1    Governing Law, Jurisdiction, Service, Dispute Resolution.
8.1.1    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any conflicts or choice of Law rule or principle (whether of the State of Texas or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction and all obligations of the Parties created under the Agreement are performable in Harris County, Texas.
8.1.2    Jurisdiction. Subject to the sovereign immunity of the State of Texas, any lawsuit brought against Purchaser under the Agreement may only be filed in the State District Court in Harris County, Texas. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding
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(other than appeals therefrom) arising out of or relating to this Agreement in the State District Court in Harris County, Texas, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
8.1.3    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 8.4 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
8.1.4    Dispute Resolution. To the extent that Chapter 2260, Texas Government Code, as it may be amended from time to time (“Chapter 2260”), is applicable to the Agreement and is not preempted by other applicable law, the dispute resolution process provided for in Chapter 2260 and the related rules adopted by the Texas Attorney General pursuant to Chapter 2260 will be used by Purchaser and Seller to attempt to resolve any claim for breach of contract that cannot be resolved in the Ordinary Course of Business. The chief business officer of Purchaser will examine Seller’s claim and any counterclaim and negotiate in an effort to resolve the claims. The Parties specifically agree (a) neither execution of this Agreement by Purchaser nor any other conduct, action or inaction of any representative of Purchaser relating to the Agreement constitutes or is intended to constitute a waiver of Purchaser’s or the state’s sovereign immunity to suit and (b) Purchaser has not waived its right to seek redress in the courts. Any periods set forth in the Agreement for notice and cure of defaults are not waived.
8.2    Survival. Subject to Section 7.6, the representations, warranties and agreements in this Agreement and in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and continue in full force and effect until the date upon which Seller files a certificate of dissolution with the Secretary of State of the State of Delaware (the “Dissolution Filing Date”). The covenants in this Agreement shall survive the Closing Date and continue in full force and effect until the Dissolution Filing Date, except that the covenants of the Parties which by their terms explicitly contemplate performance at or after the Closing Date shall survive the Closing Date until the earlier of (x) the date upon which such convent is expired, terminated or fully performed, in each case, in accordance with their terms and (y) the Dissolution Filing Date.
8.3    Reliance. Purchaser is not relying, and Purchaser has not relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in Section 3.1 of this Agreement. Such representations and warranties by Seller constitute the sole and exclusive representations and warranties of Seller in connection with the transactions contemplated hereby and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Seller. In connection with the due diligence investigation of the Transferred Assets by Purchaser and its Affiliates and Representatives, Purchaser and its Affiliates and Representatives have received and may continue to receive after the Execution Date from Seller and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Transferred Assets and the Specified Programs. Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that, except in the case of Seller for fraud, Purchaser will have no claim against any of Seller, or any of its Affiliates or Representatives, or any other Person, with respect thereto. Accordingly, Purchaser hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.1 of this Agreement, neither Seller, nor any of its Affiliates and Representatives has made or is making any express or
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implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.
8.4    Notices.
8.4.1    Notice Requirements. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth in Section 8.4.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least ten (10) days’ prior to such address taking effect in accordance with this Section 8.4.
8.4.2    Address for Notice.
If to Seller, to:

Bellicum Pharmaceuticals, Inc.
3730 Kirby Drive, Ste. 1200
Houston, Texas 77098
Attention:     Rick Fair
Email:        [***]
with a copy (which shall not constitute notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, California 92121
Attention:    Matthew Browne; Rowook Park; and
            Matthew Silverman

Email:     [***]

If to Purchaser, to:

The University of Texas M.D. Anderson Cancer Center
1400 Pressler Street
Houston, Texas 77030
        Attn: Chief Financial Officer
Email: [***]

The University of Texas M.D. Anderson Cancer Center
7007 Bertner Avenue
Houston, Texas 77030
    Attn: Chief Legal Officer
Email: [***]

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
50 Rockefeller Plaza
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New York, NY 10020-1605
Attention: Roger J. Griesmeyer
Email: [***]

8.5    No Benefit to Third Parties. Subject to Section 2.2, the covenants and agreements set forth in this Agreement and any Ancillary Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, they shall not be construed as conferring any rights or remedies of any nature whatsoever under or by reason of this Agreement or any Ancillary Agreement on any other Persons.
8.6    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available, and the exercise by a Party of any one right or remedy will not preclude the exercise of any other right or remedy, except as expressly set forth herein.
8.7    Expenses. Except as otherwise specified herein, and whether or not the Closing takes place, each Party shall bear any costs and expenses incurred by it with respect to the transactions contemplated herein.
8.8    Assignment. Neither this Agreement nor either Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by either Party without the prior written consent of the other Party shall be void and of no effect; provided, however, that Purchaser may assign or delegate any or all of its rights or obligations hereunder to an Affiliate without the prior written consent of Seller. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
8.9    Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.
8.10    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.
8.11    Equitable Relief. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for any such damages. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches, or to
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enforce compliance with, the covenants and obligations of this Agreement or applicable Law and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction.
8.12    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by portable document format (“pdf”, “tif” or “jpg”) or other electronic transmission (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law.
8.13    Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Seller Disclosure Schedule, the Confidentiality Agreement, the Ancillary Agreements and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.
8.14    Nature of Purchaser’s Obligations. The Parties agree that any liability or pecuniary obligation of Purchaser arising pursuant to the terms of this Agreement is and shall be subject and subordinate to the timely payment of all debt incurred pursuant to the First Amended and Restated Master Resolution establishing The University of Texas System Revenue Financing System, as amended.
8.15    Payments By Electronic Funds Transfer. §51.012, Texas Education Code, authorizes Purchaser to make payments through electronic funds transfer methods. Seller agrees to accept payments from Purchaser through those methods, including the automated clearing house system (ACH). Seller agrees to provide its banking information to Purchaser in writing on its letterhead signed by an authorized representative of Seller prior to the Closing, and Purchaser will confirm Seller’s banking information. Changes to Seller’s bank information must be communicated to Purchaser in writing at least thirty (30) days before the effective date of the change and must include an IRS Form W-9 signed by an authorized representative of Seller.
8.16    No Binding Arbitration. Pursuant to Texas Government Code §2009.005(c), no provision of this Agreement or any Ancillary Agreement providing for the arbitration of disputes concerning this Agreement or any Ancillary Agreement by the parties hereto or thereto shall be of force and effect.
8.17    Texas State Auditor’s Office. The Texas State Auditor’s Office may conduct an audit or investigation in connection with procurements made by Purchaser as set out in Sections 51.9335(c), 73.115(c) and 74.008(c) of the Texas Education Code. This provision is included in contracts to (a) notify Seller that the State Auditor may require Seller to provide records related to the procurement and (b) to be sure Seller notifies any subcontractors about this information.
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8.18    Texas State Agency. PURCHASER IS AN AGENCY OF THE STATE OF TEXAS AND UNDER THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS POSSESSES CERTAIN RIGHTS AND PRIVILEGES, IS SUBJECT TO CERTAIN LIMITATIONS AND RESTRICTIONS, AND ONLY HAS SUCH AUTHORITY AS IS GRANTED TO IT UNDER THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS. NOTHING IN THE AGREEMENT IS INTENDED TO BE, OR WILL BE CONSTRUED AS, A WAIVER OF THE SOVEREIGN IMMUNITY OF THE STATE OF TEXAS OR A PROSPECTIVE WAIVER OR RESTRICTION OF ANY OF THE RIGHTS, REMEDIES, CLAIMS, AND PRIVILEGES OF THE STATE OF TEXAS. MOREOVER, NOTWITHSTANDING THE GENERALITY OR SPECIFICITY OF ANY PROVISION OF THE AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY PROVISION PERTAINING TO INDEMNIFICATION, A CAP ON LIABILITY, A LIMITATION OF DAMAGES, OR A WAIVER OR LIMITATION OF RIGHTS, REMEDIES, REPRESENTATIONS, OR WARRANTIES), THE PROVISIONS OF THE AGREEMENT AS THEY PERTAIN TO PURCHASER ARE ENFORCEABLE ONLY TO THE EXTENT AUTHORIZED BY THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS. ANY PROVISION OF ANY APPLICABLE LAW OR OBLIGATION THAT INVALIDATES OR CONTRAVENES ANY PROVISION OF THE AGREEMENT OR WOULD CAUSE ONE OR BOTH OF THE PARTIES HERETO TO BE IN VIOLATION OF LAW OR OBLIGATION WILL BE DEEMED TO HAVE SUPERSEDED THE TERMS OF THE AGREEMENT. THE PARTIES, HOWEVER, WILL USE REASONABLE EFFORTS TO ACCOMMODATE THE TERMS AND INTENT OF THE AGREEMENT TO THE GREATEST EXTENT POSSIBLE CONSISTENT WITH THE REQUIREMENTS OF THE LAW AND NEGOTIATE IN GOOD FAITH TOWARD AMENDMENT OF THE AGREEMENT IN SUCH RESPECT.
[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.
Bellicum Pharmaceuticals, Inc.

By: /s/ Richard A. Fair
Name: Richard A. Fair
Title: Principal Executive and Financial Officer

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

The University of Texas M. D. Anderson Cancer Center

By: /s/ Omer Sultan
Name: Omer Sultan
Title: Senior Vice President and Chief Financial Officer

READ AND APPROVED:

By: /s/ Ferran Prat
Name: Ferran Prat, Ph.D., J.D.
Title: Senior Vice President, Research Administration and Industry Relations

Reviewed and Approved by
UTMDACC Legal Services for
UTMDACC Signature:

By: /s/ Jackie Kelso

By: /s/ Robert Abdon

Annex A-2

Annex A-2

Amendment to Asset Purchase Agreement

A-2-1

Amendment No. 1

to Asset Purchase Agreement

This Amendment No. 1 to Asset Purchase Agreement (“Amendment No. 1”) is effective as of December 8, 2023 and is made by and between Bellicum Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and The University of Texas M. D. Anderson Cancer Center, an institution of higher education and an agency of the State of Texas (“Purchaser”). Capitalized terms used in this Amendment No. 1 and not otherwise defined herein shall have the meanings set forth in the Original Agreement (as defined below).

Recitals

A.	Seller and Purchaser entered into that certain Asset Purchase Agreement dated November 21, 2023 (the “Original Agreement”).

B.	Seller and Purchaser desire to amend Section 4.8 of the Original Agreement to address certain aspects of obtaining the Consents to Assignments required by the Original Agreement.

C.	Section 8.9 of the Original Agreement provides that the Original Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.

Accordingly, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree to the following:

1.                   Amendment

1.	Pursuant to Section 8.9 of the Original Agreement, Section 4.8 of the Original Agreement is hereby deleted and replaced with new Section 4.8 as follows:

“4.8 Consent to Assignments. Seller is responsible for obtaining, and shall use its best efforts to obtain, prior to the Closing, any and all consents to assign any of the Contracts set forth on Schedule 2.1.2(b)-1 and all of the Specified License Agreements; provided, however, that notwithstanding anything contained in this Agreement to the contrary (including, if applicable, the waiver by Purchaser at or prior to the Closing of the condition described in Section 6.2.6), none of the Contracts set forth on Schedule 2.1.2(b)-1 and none of the Specified License Agreements shall be deemed to be an Assumed Contract or a Transferred Asset for purposes of this Agreement unless and until the counterparty to such Contract has executed a consent to assignment, as mutually agreed by the Parties in writing or substantially in the forms attached hereto as Exhibit E-1 (if a Specified License Agreement), Exhibit E-2 (if a Vendor Contract), and Exhibit E-3 (if an Investigator-Initiated Clinical Trial Agreement) (collectively, the “Consent to Assignments”) pursuant to which such counterparty agrees to the assignment of the Assumed Contract to Purchaser and to amend, modify, and supersede the provisions of such Contract with the terms and conditions set forth in the applicable Consent to Assignment.”

2.                   General

1.	Except as expressly set forth in this Amendment No. 1, the terms and conditions of the Original Agreement shall remain in full force and effect. The provisions contained in Sections 8.1, 8.4, 8.9, 8.10, and 8.18 of the Original Agreement are hereby incorporated by reference and shall be applied mutatis mutandis to this Amendment No. 1.

A-2-2

2.	This Amendment No. 1 may be executed in any number of counterparts, each of which will for all purposes be deemed an original of this Amendment, but all of which together will constitute one and the same document. This Amendment No. 1 also may be evidenced by facsimile signature or by email delivery of a “.pdf” format data file, and such facsimile or “.pdf” signature page will be deemed to be an original signature, or may be signed by electronic means, including, but not limited to, manually executed signatures transmitted by portable document format (“pdf”, “tif” or “jpg”) or other electronic transmission (including, DocuSign and AdobeSign), and shall be valid and binding on the Parties. The use of electronic signatures and electronic records shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law.

[Remainder of page intentionally left blank; Signature page follows]

A-2-3

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Amendment No. 1.

THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER:		Bellicum Pharmaceuticals, Inc.:
By:	/s/ Omer Sultan	By:	/s/ Richard A. Fair
Name:	Omer Sultan	Name:	Richard A. Fair
Its:	Senior Vice President and Chief Financial Officer	Its:	Principal Executive and Financial Officer

READ AND APPROVED:
By:	/s/ Ferran Prat, Ph.D., J.D.
Name:	Ferran Prat, Ph.D., J.D.
Its:	Senior Vice President, Research Administration and Industry Relations

Reviewed and Approved by
UTMDACC Legal Services for
UTMDACC Signature:

By: /s/ Jackie Kelso

By: /s/ Robert Abdon

A-2-4

Annex B

Annex B

Plan of Dissolution

Bellicum Pharmaceuticals, Inc.

Plan of Dissolution

This Plan of Dissolution (the “Preliminary Plan”) is being adopted in connection with the proposed dissolution and winding up of Bellicum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to Sections 275 and 281(b) and other applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the complete liquidation of the Company pursuant to the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

1.	Approval and Adoption of the Dissolution. The following actions shall be taken to authorize the dissolution of the Company pursuant to Section 275 of the DGCL (the “Dissolution”):

a.	Resolutions of the Company’s Board of Directors: The Company’s Board of Directors (the “Board”) shall adopt a resolution or resolutions with respect to the following:

i.	the Board shall deem and declare it advisable for the Company to be dissolved and liquidated completely;

ii.	the Board shall authorize, approve and adopt the Dissolution and the complete liquidation of the Company; and

iii.	the Board shall approve this Preliminary Plan, and the acts and transaction contemplated hereby, as the appropriate means for carrying out the Dissolution and the complete liquidation of the Company.

b.	Approval by the Company’s Stockholders: The Dissolution and this Preliminary Plan, and the acts and transactions contemplated hereby, shall be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of the Company entitled to vote thereon at a special or annual meeting of the stockholders of the Company called for such purpose (and any other lawful purpose) by the Board pursuant to Section 275(a) and (b) of the DGCL ( the “Stockholder Approval”).

2.	Notifications and Filings Following Stockholder Approval. Following receipt of the Stockholder Approval, an authorized officer of the Company shall, unless the Board abandons the Dissolution:

a.	provide notification to the Financial Industry Regulatory Authority (“FINRA”) of the Effective Date (as defined below) at least 10 calendar days prior thereto pursuant to the FINRA Uniform Practice Code; and

b.	execute and cause to be filed with the Secretary of State of the State of Delaware a certificate of dissolution of the Company (the “Certificate of Dissolution”) pursuant to Section 275 of the DGCL specifying the date (no later than ninety (90) days after such filing) upon which the Certificate of Dissolution shall become effective (the “Effective Date”).

3	Plan of Distribution. Within 30 days following the Effective Date, and in accordance with Section 281(b) of the DGCL, the Board shall approve and adopt a plan of distribution of the Company (the “Plan”).

4.	Claims and Calculations. Pursuant to the Plan, the Company (i) shall pay or make reasonable provision to pay all claims and obligations (“Current Claims”), including all contingent, conditional or unmatured contractual claims known to the Company (“Contingent Claims”), (ii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party (“Pending Action Claims”) and (iii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the Effective Date (“Potential Claims”, together with the Current Claims, Contingent Claims and Pending Action Claims, the “Claims”). In adopting the Plan, the Board will approve and adopt calculations of the amounts to paid to or set aside for current and potential creditors of the Company with respect to the Claims.

5.	Contingency Reserve. The Plan shall require the Company to establish and maintain a reserve to ensure the adequacy of the amount of cash or property (the “Contingency Reserve”) necessary to satisfy the Claims of current and potential creditors of the Company, including a reservation for, without limitation, (1) tax obligations, (2) all expenses of the sale of the Company’s property and assets, if any, (3) the salary, fees and expenses of members of the Board, management, employees, independent contractors and advisors, as applicable, (4) expenses for the collection and defense of the Company’s property and assets, and (5) all other expenses related to the Dissolution and liquidation of the Company and the winding-up of its affairs, including any professional fees and expenses. The amount of the Contingency Reserve shall be fixed by the Board and set forth in the Plan.

6.	Dissolution and Liquidation Period. Once the Plan is adopted, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable:

a.	the Board may determine that, as part of the Plan (but not as a separate matter arising under Section 271 of the DGCL), it is deemed expedient and in the best interests of the Company to, in accordance with the rights and preferences of the outstanding classes and series of the Company’s capital stock with respect to any distribution of the Company’s assets following the Dissolution, transfer any of the Company’s assets remaining (collectively, the “Remaining Assets”) after satisfaction of all liabilities and obligations of the Company remaining on the Effective Date, to the Company’s Final Equity Holders (as defined below);

b.	from and after the Effective Date, the cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its assets and for the proper winding up of the Company pursuant to Sections 278 through 281 of the DGCL;

c.	the negotiation and consummation of sales and conversion of all of the Remaining Assets of the Company into cash and/or other property which can be distributed pursuant to the Plan, including where appropriate the assumption by the purchaser or purchasers of any or all liabilities of the Company, or if any Remaining Asset shall be deemed to have insignificant commercial value, to take such actions as may be necessary to properly abandon such Remaining Asset under applicable law;

d.	causing the dissolution and liquidation of any subsidiary entities wholly owned by the Company remaining after the actions taken pursuant to foregoing subparagraph (b), including the cessation of all of the business activities of any such entities and the withdrawal of any such entities from any jurisdiction in which it is qualified to do business, together with such filings as are required under applicable law; and

e.	the taking of all actions required or permitted under the dissolution procedures of Sections 278, 279 and 281(b) of the DGCL.

7.	Authority of Officers and Directors.

a.	After the Effective Date, the Board may appoint additional or replacement directors or officers, hire employees and retain independent contractors and advisors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors and employees, or any of them, out of the Contingency Reserve, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, shall be required to undertake, or actually undertake, in connection with the successful implementation of the Plan. The approval and adoption of this Preliminary Plan by the stockholders of the Company shall constitute the approval by the Company’s stockholders of the Board’s authorization of the payment of any such compensation.

b.	The approval and adoption of the Dissolution and this Preliminary Plan by the stockholders of the Company shall constitute the approval by the Company’s stockholder’s for the Board and the officers of the Company, without further stockholder action, in accordance with Section 278 of the DGCL, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable: (1) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (2) to negotiate and consummate sales and conversion of all the Remaining Assets of the Company into cash and for other property which can be distributed pursuant to the Plan; (3) to satisfy or provide for the satisfaction of the Claims in accordance with the applicable provisions of the DGCL; and (4) for the Board to authorize, following the payment of, or provision to pay, the Claims, the distribution of any properties and assets of the Company and all remaining funds, subject to the Waivers (as defined below) to holders of the Common Stock of the Company, the Preferred Stock of the Company, and/or any outstanding warrant of the Company, the terms of which entitle the holder thereof to payments in connection with the Dissolution, liquidation or winding up of the Company, subject to any waiver of such rights by such holder (“Warrants”), then held by such holders as of the Effective Date (“Final Equity Holders”), according to the relevant provisions of the Amended and Restated Certificate of Incorporation of the Company (as amended, the “Charter”) and the Certificate of Designations, Preferences and Rights of Series 1 Redeemable Convertible Non-Voting Preferred Stock, Series 2 Redeemable Convertible Non-Voting Preferred Stock and Series 3 Redeemable Convertible Non-Voting Preferred Stock (the “Series 1/2/3 Preferred Stock”) filed by the Company with the Secretary of State of the State of Delaware on August 19, 2019 (the “Certificate of Designations”), including with respect to the payment of the liquidation preference applicable to the Company’s Series 1 Redeemable Convertible Non-Voting Preferred Stock after taking into account the Waivers.

c.	Pursuant to that certain Waiver Agreement, dated as of November 21, 2023, by and among the Company and the other parties thereto, the Securityholders (as defined therein), including acting in their capacity as the Requisite Holders (as defined in the Certificate of Designations) on behalf of all holders of Series 1/2/3 Preferred Stock, irrevocably waived, among other things, the right of the holders of Series 1/2/3 Preferred Stock to receive any portion of the proceeds from the sale of certain of the Company’s assets pursuant to that certain Asset Purchase Agreement, dated as of the date of such Waiver Agreement, by and between the Company and The University of Texas M. D. Anderson Cancer Center (the “Asset Sale Proceeds”), an institution of higher education and an agency of the State of Texas, as payment for all or any portion of the holders’ rights to preferential payment upon a Liquidation or Deemed Liquidation (each as defined in the Certificate of Designation, and such right preferential payment the “Liquidation Preference”), and any payment of the Liquidation Preference generally with respect to the Asset Sale Proceeds, regardless of how and when such Asset Sale Proceeds are distributed to the holders of the Company’s Common Stock or holders of any outstanding Warrants, and whether that be by distribution, liquidating distribution or otherwise, and whether that be in a single transaction or multiple transactions (the waivers approved pursuant to Waiver Agreement, the “Waivers”).

8.	Conversion of Assets into Cash and/or Other Distributable Form. After the Effective Date, subject to approval by the Board, the officers, employees and agents of the Company shall as promptly as feasible, proceed to (1) collect all sums due or owing to the Company, (2) sell and convert into cash and/or other property, which can be distributed pursuant to the Plan, all of the Remaining Assets, and (3) out of the Remaining Assets, pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all Claims, including all expenses of the sales of assets and of the Dissolution and winding up of the Company.

9.	Professional Fees and Expenses.

a.	It is specifically contemplated that the Board may authorize the payment, out of the Contingency Reserve, of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company.

b.	In addition, in connection with and for the purpose of implementing and assuring completion of the Plan, the Company may, in the sole and absolute discretion of the Board, pay out of the Contingency Reserve any brokerage, agency and other fees and expenses of persons rendering services, including accountants, tax advisors and valuation experts, to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of the Plan.

10.	Indemnification. Following the Effective Date, and until completion of the period contemplated by Section 278 of the DGCL, the Company shall continue to indemnify and advance expenses to the persons entitled thereto under, and in accordance with the provisions of, the Charter and the Company’s bylaws (as amended to date) and any contractual arrangements between the Company and such persons. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s obligations hereunder, including without limitation directors’ and officers’ liability coverage for acts and omissions in connection with the Dissolution and the implementation of the Plan.

11.	Liquidating Distributions.

a.	All payments or reserves for creditors or potential creditors described in Sections 4 and 5 hereof shall be paid or provided for in full before payments are made to the Final Equity Holders; provided that, at or before the completion of the period contemplated by Section 278 of the DGCL, the amount of the Contingency Reserve may be reduced to the extent the Board determines that the full amount of the Contingency Reserve will not be necessary to satisfy actual or potential creditors of the Company.

b.	Subject to Section 11.a. hereof, following the Board’s approval and adoption of the Plan after the Effective Date, liquidating distributions, if any, may be paid from time to time to the Final Equity Holders, subject to the Waivers, according to the relevant provisions of the Charter, the Certificate of Designations, and the terms of any Warrant. Liquidating distributions shall be made out of the Remaining Assets, and may be paid in cash or in kind, including, without limitation, in stock of, or ownership interests in, subsidiaries of the Company and property and assets of the Company, if any. Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board in its absolute discretion, and in accordance with Sections 278 and 281 of the DGCL, may determine; provided, however, that the Company shall complete the distribution of all its Remaining Assets as provided in this Section in any event on or prior to the tenth anniversary of the Effective Date (the “Final Distribution Date”).

c.	As provided in Section 16 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of the Company within the meaning of the Code and the regulations promulgated thereunder. Subject to Stockholder Approval, the adoption of this Preliminary Plan by the stockholders of the Company shall constitute the approval for the Board to make all distributions contemplated in this Section 11, without further stockholder action.

12.	Liquidating Trusts. The Board may, but is not required to, establish a Liquidating Trust (the “Liquidating Trust”) and distribute assets of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. Subject to the terms of the Plan, the trustees shall in general be authorized to take charge of the Company’s property, and to sell and convert into cash any and all corporate non-cash assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

13.	Unallocated Final Equity Holders. Any cash or other property held for distribution to the Final Equity Holders who have not, at the time of the final liquidating distribution, been located shall be transferred to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. Such cash or other property shall thereafter be held by such person(s) solely for the benefit of and ultimate distribution, but without interest thereon, to such Final Equity Holder(s) entitled to receive such assets, who shall constitute the sole equitable owners thereof, subject only to such escheat or other laws as may be applicable to unclaimed funds or property, and thereupon all responsibilities and liabilities of the Company with respect thereto shall be satisfied and exhausted. In no event shall any of such assets revert to or become the property of the Company.

14.	Amendment, Modification or Abandonment. If for any reason the Board determines that such action would be in the best interests of the Company, it may abandon the Dissolution and/or amend, modify or abandon the Preliminary Plan and all actions contemplated thereunder, notwithstanding Stockholder Approval thereof. After the Board’s approval and adoption of the Plan following the Effective Date, the Board may amend, modify or abandon the Plan to the extent permitted by the DGCL.

15.	Cancellation of Stock and Stock Certificates.

a.	After known liabilities of the Company have been paid to the full extent possible, and the Remaining Assets of the Company, if any, have been distributed to the Final Equity Holders, the stockholders shall surrender for cancellation any and all certificates representing the stock of the Company and shall have no further rights against the Company, whether arising out of each stockholder’s status as a stockholder or as a creditor of the Company.

b.	Following the filing of a Certificate of Dissolution of the Company, the Company’s share transfer books shall be closed and the Company’s capital stock and stock certificates evidencing the Company’s capital stock will be treated as no longer being outstanding.

16.	Liquidation under Code Sections 331 and 336. It is intended that the Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code. The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder.

17.	Delegation. To the fullest extent permitted by applicable law, following the Effective Date, the Board may delegate, to one or more persons or entities, any of the rights, powers and duties of the Board in connection with the dissolution and winding up of the Company contemplated or imposed by applicable law or by this Preliminary Plan.

18.	Severability. To the extent that any provision of this Preliminary Plan (including without limitation any provision of this paragraph) is found to be invalid or unenforceable: (i) such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Preliminary Plan, (ii) such provision found to be invalid shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent manifested by such provision and (iii) to the fullest extent possible, the provisions of this Preliminary Plan shall be construed so as to give effect to the intent manifested thereby.

Annex C

Annex C

Proxy Card

C-1

PROXY BELLICUM PHARMACEUTICALS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2024 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 24, 2024 The stockholder(s) hereby appoint(s) Richard A. Fair and Charles Grass, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Bellicum Pharmaceuticals, Inc. that the stockholders are entitled to vote at the Special Meeting of Stockholders to be held at 8:00 a.m. PT on January 24, 2024 and any adjournment or postponement thereof. The Special Meeting of Stockholders will be held virtually. In order to attend the meeting, you must register at http://www.viewproxy.com/BLCM/2024 by 11:59 p.m. ET on January 22, 2024. On the day of the Special Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the Special Meeting of Stockholders are contained in the Information Statement in the section titled “Important information about the Special Meeting and Voting.” UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 SPECIFICALLY DESCRIBED IN THE INFORMATION STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. (Continued and to be marked, dated, and signed on the other side) • PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. • Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on January 24, 2024: The Information Statement is available at: http://www.viewproxy.com/BLCM/2024 Please mark your votes like this . The Board of Directors unanimously recommends a vote “FOR” the approval of the Asset Sale Proposal; and (2) “FOR” the approval of the Dissolution Proposal.Proposal 1. To adopt and approve the Asset Purchase Agreement, dated November 21, 2023, as amended on December 8, 2023 (such agreement, as it may be further amended, modified, or supplemented from time to time, the “Asset Purchase Agreement”), by and among the Company and The University of Texas M. D. Anderson Cancer Center, an institution of higher education and an agency of the State of Texas (“MDACC”), providing for the sale to MDACC of certain assets, including all rights to each program of research and development related to (a) CaspaCIDe (inducible caspase-9), the Rimiducid-inducible safety switch designed to abrogate high-grade adverse events associated with genetically-modified cell therapies, (b) inducible MyD88/CD40 (iMC), the Rimiducid-inducible activation switch designed to enhance effector cell proliferation and persistence and to resist exhaustion and inhibitory signals, (c) dual-switch GoCAR-T, incorporating both iMC and a modified rapalog-inducible caspase-9 safety switch, and (d) Rimiducid, which may be deemed under Delaware law to be a sale of substantially all of our assets and the consummation of the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal” or “Proposal 1”). DO NOT PRINT IN THIS AREA (Stockholder Name & Address Data) Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) . VIRTUAL CONTROL NUMBER FOR . AGAINST . ABSTAIN . Proposal 2. To approve, subject to approval of Proposal 1, the liquidation and dissolution of Bellicum in accordance with Section 275 of the Delaware General Corporation Law and pursuant to the Plan of Dissolution (the “Plan of Dissolution”) which, if approved, will authorize Bellicum to liquidate and dissolve in accordance with the Plan of Dissolution (the “Dissolution Proposal” or “Proposal 2”). FOR . AGAINST . ABSTAIN . Note: To transact such other business as may properly come before the meeting as determined in the discretion of the proxies. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date Signature Signature (Joint Owners) • PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. • VIRTUAL CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone. INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/BLCM Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone:Call 1-866-804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.